Exhibit 10.1
THEKEN SPINE UNIT PURCHASE AGREEMENT
THIS THEKEN SPINE UNIT PURCHASE AGREEMENT, dated as of July 23, 2008 (this “Agreement”), by and among Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Buyer”), Theken Spine, LLC, an Ohio limited liability company (the “Company”), Randall R. Theken, a resident of the state of Ohio and a Member of the Company (“RRT”), and the other Members of the Company signatory hereto (such Members together with RRT, each a “Seller”, collectively, the “Sellers”). Each of the Buyer, the Company and the Sellers is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.
WHEREAS, the Buyer wishes to purchase and acquire from the Sellers, and the Sellers wish to transfer and sell to the Buyer, 100% of the Company’s issued and outstanding Units (as defined below) of the Company according to the terms and conditions set forth herein;
WHEREAS, as a condition to the closing of the transactions contemplated hereby, RRT and the Company shall cause each Appreciation Rights Holder (as defined below) to enter into an Appreciation Rights Closure Agreement (as defined below), and each Ex-Appreciation Rights Holder (as defined below) to enter into an Appreciation Rights Termination Agreement (as defined below), in either case with the Company, whereby all Appreciation Rights (as defined below) held by such Appreciation Rights Holder or Ex-Appreciation Rights Holder shall be cancelled and extinguished upon the terms and conditions set forth in the Appreciation Rights Closure Agreement and Appreciation Rights Termination Agreement respectively;
WHEREAS, the board of directors of the Buyer, and the Manager and Members of the Company have approved this Agreement and the transactions contemplated hereby;
WHEREAS, concurrently herewith, the Buyer, RRT, Theken Disc, LLC, an Ohio limited liability company (“Theken Disc”), and the other members of Theken Disc shall enter into that certain Theken Disc Unit Purchase Agreement, pursuant to which the Buyer shall purchase and acquire 100% of the outstanding membership units of Theken Disc according to the terms set forth therein (the “Theken Disc Purchase Agreement”); and
WHEREAS, concurrently herewith, the Buyer, RRT, Therics, LLC, an Ohio limited liability company (“Therics”), and AFBS, Inc., a Virginia corporation, shall enter into that certain Therics Unit Purchase Agreement, pursuant to which the Buyer shall purchase and acquire 100% of the outstanding membership units of Therics according to the terms set forth therein (the “Therics Purchase Agreement”, and together with this Agreement and the Theken Disc Purchase Agreement, collectively, the “Purchase Agreements”) (the transactions referred to in the Purchase Agreements referred to herein, collectively as the “Transactions”).
NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Certain Defined Terms. As used in this Agreement the following terms shall have the following meanings:
“Adjusted LIBOR” means a rate of interest equal to the sum of (i) the rate published in The Wall Street Journal from time to time as the one year “London interbank offered rate, or Libor”, plus (ii) two percent (2%).

“Affiliate” as applied to any specified Person means (a) any director, officer or employee of such Person, (b) any direct or indirect holder of ten percent (10%) or more of any class of stock (or other equity interest) of such Person, (c) any spouse, parent, sibling, or descendant (by blood or adoption) of such Person, (d) any corporation, company, trust, partnership (limited or general), or limited liability company that is, in whole or in part, for the benefit of or owned by such Person or any Person specified in clauses (a), (b) or (c) hereof, and (e) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For the avoidance of doubt, each of the Theken Companies shall be considered to be an Affiliate of the Buyer, and vice versa, after the Closing.
“Allocation Schedule” means the schedule attached hereto as Exhibit A; provided, however, that the Parties agree that the Allocation Schedule and Schedule 5.2.2 of the Company Disclosure Schedule shall be updated by Sellers immediately prior to the Closing to reflect any changes permitted under Section 7.1.4 between the date hereof and the Closing Date.
“Ancillary Agreements” means the RRT Employment Agreement, the Non-Competition Agreements, Appreciation Rights Closure Agreements, Appreciation Rights Termination Agreements, Real Estate Leases, Equipment Lease, and the Aircraft Usage Agreement.
“Appreciation Right(s)” means those appreciation rights granted by the Company to any Person under any Appreciation Rights Plan, including, without limitation, any ancillary documents and agreements related thereto or entered into in connection therewith. For the avoidance of any doubt, specifically excluded from the definition of “Appreciation Rights” are any and all Units.
“Appreciation Rights Closure Agreements” means the agreements, in the form attached hereto as Exhibit B, to be entered into between the Company and each of the applicable Appreciation Rights Holders identified on Schedule 5.2.2 of the Company Disclosure Schedule prior to the Closing Date; provided, however, that the Parties may agree to modify the form of the Appreciation Rights Closure Agreement which terminates the Appreciation Rights granted pursuant to the Theken Spine, LLC Appreciation Rights Plan for Employees and Distributors dated January 1, 2005.

“Appreciation Rights Holder” means the holder of any Appreciation Rights immediately prior to the Closing, and specifically does not mean any Ex-Appreciation Rights Holder. A schedule of the holders of Appreciation Rights as of the date of this Agreement is attached hereto as Schedule 5.2.2 of the Company Disclosure Schedule, which Schedule 5.2.2 of the Company Disclosure Schedule indicates which holders of Appreciation Rights the Parties contemplate will be, immediately prior to Closing, Appreciation Rights Holders and Ex-Appreciation Rights Holders respectively; provided, further, that the Parties agree that Schedule 5.2.2 of the Company Disclosure Schedule shall be updated by Sellers immediately prior to the Closing to reflect any change between the date hereof and the Closing Date and thereby reflect on said schedule the actual Appreciation Rights Holders and actual Ex-Appreciation Rights Holders as of the Closing Date.
“Appreciation Rights Plans” means the following: (i) the Theken Surgical, LLC Appreciation Rights Plan dated December 31, 2003, (ii) the Theken Spine, LLC Appreciation Rights Plan for Executive Presidents dated January 1, 2005, (iii) the Theken Spine, LLC Appreciation Rights Plan for Employees and Distributors dated January 1, 2005, and (iv) the Theken Spine, LLC Appreciation Rights Plan for Consultants dated January 1, 2005, amended as of March 11, 2005, including any ancillary documents and agreements related thereto or entered into in connection therewith (e.g., unit appreciation agreements, non-competition agreements, etc.), and any other similar plan, agreement or arrangement maintained by the Company at any time prior to Closing pursuant to which Appreciation Rights or other deferred compensation incentives have been or may be granted. For the avoidance of any doubt, there is no “Theken Spine, LLC Appreciation Rights Plans for Employees, Distributors and Medical Advisors dated January 1, 2006”, and as such, any unit appreciation agreement or non-competition agreement referencing the same was actually issued pursuant to the Theken Spine, LLC Appreciation Rights Plan for Employees and Distributors dated January 1, 2005.
“Appreciation Rights Termination Agreements” means the agreements to be entered into between the Company and each of the applicable Ex-Appreciation Rights Holders identified on Schedule 5.2.2 of the Company Disclosure Schedule prior to the Closing Date, which shall be in form and substance reasonably satisfactory to Buyer.
“Appreciation Unit” means a measure of an Appreciation Rights Holder’s Appreciation Rights.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
“Buyer Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, prospects, cash flows or results of operations of the Buyer, or on the ability of the Buyer to complete the Closing pursuant to the terms hereof or comply with its obligations hereunder taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) factors generally affecting the industry or markets, in which the Buyer operates; or (d) any act or omission of any Seller, any Appreciation Rights Holder or, prior to the Closing, the Company.

“Change of Control Event” means: (i) the sale or other disposition of all or substantially all of the consolidated assets of Buyer (or any successor thereto) and its Subsidiaries, taken as a whole, in one transaction or series of related transactions to a Person (who is not an Affiliate of the Buyer) (irrespective of the structure or form that such asset sale or disposition takes – e.g., asset sale, stock sale, merger or consolidation involving Subsidiaries of the Buyer); (ii) a merger, consolidation, refinancing or recapitalization as a result of which the holders of the Buyer’s issued and outstanding voting securities immediately before such transaction own or control less than fifty percent (50%) of the total voting power of all classes of securities entitled to vote generally in the election of the board of directors or similar governing body of the continuing or surviving entity immediately after such transaction; (iii) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act (other than Dr. Richard E. Caruso and/or any of his Affiliates), together with any Affiliates thereof of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), of securities representing more than fifty percent (50%) of the total voting power of all classes of securities entitled to vote generally in the election of the Buyer’s board of directors or similar governing body, excluding any acquisition of such securities by the Buyer or any Person owned, directly or indirectly, by the stockholders of Buyer in substantially the same proportions as such stockholders’ ownership of the Buyer; or (iv) a merger, consolidation, sale, refinancing or recapitalization or other transaction, pursuant to which a Person (who is not an Affiliate of the Buyer) acquires, directly or indirectly (including, without limitation, through the acquisition of a direct or indirect parent of the Company (other than Buyer)), all or substantially all of the equity interests or assets of the Company; provided, however, none of the transactions described under clause (ii) shall constitute a Change of Control Event if, immediately following such transaction, no Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act (other than Dr. Richard E. Caruso and/or any of his Affiliates) beneficially own, directly or indirectly, more than thirty percent (30%) of the total voting power of all classes of securities entitled to vote generally in the election of the Buyer’s board of directors or similar governing body; provided, further, that none of the transactions described under clauses (ii) and (iii), shall constitute a Change of Control Event if, at all times following such transaction and prior to the end of the Second Earn-Out Period, at least a majority of the board of directors of the Buyer (or the equivalent governing body of any surviving entity from such transaction) are individuals who were members of the board of directors of Buyer immediately prior to such transaction, or individuals whose appointment or election was endorsed by a majority of the individuals who were members of the board of directors of Buyer immediately prior to such transaction.
“Closing Cash Amount” means the actual cash and cash equivalents of the Company at the Closing, as determined pursuant to the terms of Section 2.4.
“Closing Funds Flow Memo” means the instructions, substantially in the form of Exhibit C, attached hereto, which shall be executed by the Member Representative and the Buyer prior to Closing and pursuant to which the Member Representative shall provide to the Buyer, consistent with the Allocation Schedule and the terms and conditions of this Agreement and the Ancillary Agreements, instructions for payments to be made by the Buyer hereunder at Closing.
“Closing Payment Holdback Amount” means Two Hundred Thousand Dollars ($200,000).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Closing Payment Amount” means Seventy-Five Million Dollars ($75,000,000), as the applicable portion of such amount may be adjusted pursuant to: (i) Section 2.4 of this Agreement, (ii) Section 2.4 of the Theken Disc Purchase Agreement, and/or (iii) Section 2.4 of the Therics Purchase Agreement, as the case may be.
“Company Business” means the business and operations of the Company in the manner in which the same have been conducted on or prior to the date hereof.
“Company Disclosure Schedule” means the disclosure schedules delivered by the Company and Sellers to the Buyer in connection with this Agreement.
“Company Expenses” means all fees and expenses incurred by the Company prior to Closing, including but not limited to Transfer Taxes, in connection with this Agreement and the other Transactions, including all fees and expenses of agents and/or representatives of the Company, professionals and third-party service providers, but excluding any trade payables incurred in the ordinary course of the Company Business and consistent with past practice of the Company Business, all of which shall be set forth in reasonable detail on the Company Expense/Indebtedness Certificate.
“Company Guarantees” means that certain (i) Corporate Guaranty, dated October 24, 2005, made by the Company in favor of Avfuel Corporation of Overland Park, Kansas, and (ii) Guaranty, dated October 31, 2005, made by the Company in favor of Cessna Finance Corporation.
“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, prospects, cash flows or results of operations of the Company, or on the ability of the Company or any Sellers to complete the Closing pursuant to the terms hereof or comply with their obligations hereunder or that has a material adverse effect on the Buyer’s ability to conduct and operate the Company Business after the Closing taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) any changes in the national, regional or world economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (c) factors generally affecting the industry or markets, in which the Company operates; (d) any act or omission of the Buyer; (e) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement; (f) any action taken (or omitted to be taken) by the Company, the Sellers or any of their Affiliates at the written request or with the written consent of the Buyer; (g) changes in Law, GAAP or applicable regulatory accounting requirements, or changes in interpretations thereof by any Governmental Authority, except, in each case, as may have a material disproportionate effect on the Company or any of its Affiliates relative to other comparable companies operating in the industry in which the Company operates; or (h) any proposed Law, or any proposed amendment to any existing Law, except, in each case, as may have a material disproportionate effect on the Company or any of its Affiliates relative to other comparable companies operating in the industry in which the Company operates, and not enacted into Law prior to the Closing Date.

“Company Products” means those products developed and sold by the Company.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 13, 2006, between RRT, the Buyer, the Company and the other parties thereto.
“Contract(s)” means any and all written or oral contracts, agreements, evidences of Indebtedness, loans, letters of credit, guarantees, leases (whether of real or personal property), mortgage, notes, indentures, security or pledge agreements, franchise agreements, purchase orders, licenses, easements, permits, instruments, commitments, arrangements, undertakings, options, powers of attorney, covenants not to compete, covenants not to sue, employment agreements, settlement agreements or executory commitments to which the Company is a party or by which any of the Company’s properties or assets are bound.
“Copyrights” means copyrights, copyright registrations, or any applications therefor, in the United States or any foreign country, or any other right corresponding thereto throughout the world, including, without limitation, moral rights.
“Damages” means any and all losses, liabilities, claims, deficiency, actions, causes of action, awards, Judgments, payments, costs, expenses, interest, penalties, fines and other damages, whether direct or indirect, all costs and expenses of investigating and defending any Proceeding and any appeal therefrom (including reasonable attorneys’ fees) and all amounts paid incident to any compromise or settlement of any such Proceeding, in each case, whether or not involving a third-party claim.
“Earn-Out Acceleration Event” means the occurrence of either (a) a Change of Control Event or (b) an Insolvency Event.
“Earn-Out Deductions” means any amounts deducted from, offset against or held back from the First Earn-Out Amount and/or Second Earn-Out Amount by the Buyer pursuant to: (i) Section 2.4.4(d) with respect to any Working Capital Deficiency Payment; (ii) Section 11.6.1 (with respect to any Resolved Claim Amounts); and/or (iii) Section 11.6.2 with respect to any Unresolved Claims/Unresolved Claim Amounts.
“Earn-Out Payments” means the sum of (i) the First Earn-Out Payment, if any, plus (ii) the First Earn-Out Adjustment Payment, if any, plus (iii) the Second Earn-Out Payment, if any, plus (iv) the Second Earn-Out Adjustment Payment, if any, plus (v) the Earn-Out Acceleration Payment, if any, plus (vi) any Excess Holdback Payments, if any, less (vii) any interest paid on any amounts listed in items (i)-(vi) of this definition.
“Earn-Out Period” means the twenty-four (24) month period commencing on the first day of the fiscal quarter of the Buyer that immediately follows the fiscal quarter of the Buyer during which the Closing occurs (e.g., if the Closing occurs during the third quarter of 2008, the Earn-Out Period shall mean the 24-month period from October 1, 2008, through September 30, 2010); provided, that if the Closing Date is on the first day of Buyer’s fiscal quarter, the Earn-Out Period shall commence on the Closing Date.

“Encumbrance” means any lien (statutory or otherwise), pledge, option, mortgage, security interest, claim, charge, easement, limitation, restrictive license, commitment, community property interest, condition, equitable interest, right of first refusal, encroachment, restriction (other than a restriction on transferability imposed solely by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).
“Environmental Laws” means all applicable federal, state, and local laws, and all rules or regulations promulgated thereunder, relating to pollution, protection of the environment (including without limitation ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants, or other natural resources), and/or protection of the health and safety of persons from exposures to pollutants, contaminants, or hazardous substances in the environment, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), (ii) the Toxic Substances Control Act, (iii) the Hazardous Materials Transportation Act, (iv) the Resource Conservation and Recovery Act, (v) the Clean Water Act, (vi) the Safe Drinking Water Act, (vii) the Clean Air Act, (viii) the Occupational Safety and Health Act, (ix) the Federal Insecticide, Fungicide, Rodenticide Act, (x) the Atomic Energy Act, and (xi) the Emergency Planning and Community Right-to-Know Act.
“Environmental Permit” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
“Ex-Appreciation Rights Holder” means any former holder of Appreciation Rights who enters into an Appreciation Rights Termination Agreement prior to the Closing Date thereby terminating such holder’s Appreciation Rights, and specifically does not mean any Appreciation Rights Holder. A schedule of the holders of Appreciation Rights with respect to whom it is contemplated shall, immediately prior to Closing, be Appreciation Rights Holders and Ex-Appreciation Rights Holders respectively is attached hereto as Schedule 5.2.2 of the Company Disclosure Schedule; provided, further, that the Parties agree that Schedule 5.2.2 of the Company Disclosure Schedule shall be updated by Sellers immediately prior to the Closing to reflect any change between the date hereof and the Closing Date and thereby reflect on said schedule the actual Appreciation Rights Holders and actual Ex-Appreciation Rights Holders as of the Closing Date.
“Excess or Obsolete Inventory” means any Inventory which, as of the date hereof: (i) cannot be sold at current prices in the ordinary course of the Company Business, (ii) is not usable in the production of current Company Products, or (iii) consists of on hand quantities in excess of two (2) year’s projected sales or usage.
“Exchange” means the NASDAQ Global Select Market and/or any other stock exchange or trading system on which the Buyer’s securities are listed or approved for trading, or otherwise applicable to the Buyer.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Earn-Out Adjustment Payment Date” means the date that is five (5) Business Days following the date on which the final determination of the matters in dispute set forth in the First Earn-Out Dispute Notice occurs in accordance with Section 2.5.1.
“First Earn-Out Amount” means an amount equal to the lesser of:
(i) Two Hundred Million Dollars ($200,000,000), less the Combined Closing Payment Amount; and
(ii) an amount equal to two and one-half (2.5) times the First Earn-Out Period Trade Sales, less the Combined Closing Payment Amount; provided, that if such amount is a negative number the First Earn-Out Amount shall be zero.
“First Earn-Out Payment Date” means the date on which the First Earn-Out Payment is to be made by Buyer, and specifically, is the date on which the First Earn-Out Statement is delivered by Buyer to the Member Representative in accordance with Section 2.5.1.
“First Earn-Out Period” means the first twelve (12) months of the Earn-Out Period.
“First Earn-Out Period Trade Sales” means the Trade Sales during the First Earn-Out Period.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Authority” means any United States or foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, the IRS or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Hazardous Materials” means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
“Health Care Laws” means (i) any and all federal and state fraud and abuse laws, anti-bribery and anti-kickback laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the regulations promulgated pursuant to such statutes and any and all other manual provisions, policies or administrative guidance issued with respect to such fraud and abuse laws and which are applicable to and binding upon the Company; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder and which are applicable to and binding upon the Company; (iii) Medicare (Title XVIII of the Social Security Act), the regulations promulgated thereunder and any and all other manual provisions, policies or administrative guidance issued by the Center for Medicare and Medicaid Services and which are applicable to and binding upon the Company; (iv) Medicaid (Title XIX of the Social Security Act), the regulations promulgated thereunder and any and all other manual provisions, policies or administrative guidance issued by the Center for Medicare and Medicaid Services and which are applicable to and binding upon the Company; and (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder and which are applicable to and binding upon the Company; each of (i) though (v) as were in effect at the time of Closing.

“Health Care Professionals” refers to the various individuals or entities (e.g., hospitals and hospital purchase managers, physicians, medical practice groups and managers, group purchasing organizations, third-party payors, etc.) that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe the Company’s products in the United States.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs and any other pension obligations); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (vi) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; (vii) all guaranty obligations of such Person; (viii) except for those items set forth on Schedule 1.1 — Retained Leases, all capital lease obligations of such Person; (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured. Notwithstanding the above, Indebtedness does not include any trade payables incurred in the ordinary course of the Company Business and consistent with past practice of the Company Business.
“Insolvency Event” shall occur when either the Buyer or LifeSciences, or their respective successors: (i) institutes, commences or consents to the institution of (or otherwise has instituted or commenced against either of them) any Proceeding related to its or their liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; (ii) is unable to, or admits in writing its inability to, pay its debts when they become due; (iii) dissolves or otherwise ceases its business operations.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: all United States, international or foreign (i) Patents; (ii) trade secrets and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, databases, inventions for which patent applications have not yet been filed and other technical information, and other rights in know-how and confidential or proprietary information; (iii) Copyrights; (iv) rights in world wide web addresses and domain names and sites and applications and registrations therefor; (v) Trademarks; and (vi) similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.
“Inventory” means inventories used in the Company Business, including the Company Products, finished goods (including packaging material and promotional materials such as samples, demos, loaners and prototypes), work-in-progress, raw materials, supplies, manufactured and purchased parts and other materials, and any Excess or Obsolete Inventory.
“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto.
“Judgment” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority or arbitrator that is binding on any Person or its property under Applicable Law.
“Knowledge” means, with reference to the Company, the actual knowledge of any of the following individuals after reasonable inquiry, and shall include all similar uses of the concept, including “aware,” “known to” and “knowledge of”: RRT, Ronald Clough, Jolene Maurer, Richard Navarro or John Winge.
“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, by-law, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any Judgments or agreements issued or entered into by any Governmental Authority and the common law of any jurisdiction.
“Liability” means direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost, or expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“LifeSciences” means Integra LifeSciences Corporation, a Delaware corporation, and the sole direct subsidiary of Buyer.
“Line of Credit” means that certain Commercial Note: Demand Line of Credit, dated September 22, 2003, as modified by that certain Note Modification Agreement, dated as of May 2, 2005, by and between National City Bank N.A., a national banking association organized under the laws of the United States, and the Company, as set forth on Schedule 5.7.1, items 294-296 of the Company Disclosure Schedule, as the same may be amended or modified prior to the Closing.

“Management Agreement” means that certain Management Agreement, dated as of October 1, 2005, by and between the Company and the Manager.
“Manager” means Foxtrot-Papa Management Company, LLC, an Ohio limited liability company and the manager of the Company.
“Members” means the members of the Company (i.e., the holders and owners of the Units of the Company as of the date of this Agreement) it being understood that said members are also defined at times herein as the “Sellers”.
“Minor Modification” shall mean a modification in the packaging, labeling, design, formulation, configuration or manufacturing methods of any product that does not require 510(k) clearance or an approved PMA for such modified product to be placed on the market.
“Ohio LLC Act” means the Ohio Revised Code Title 17, Chapter 1705 et seq., as amended from time to time.
“Operating Agreement” means the Company’s Amended and Restated Operating Agreement, dated as of December 20, 2004, as amended by the following: (i) a certain Addendum to Certain Agreements for Theken Spine, LLC effective as of December 20, 2004, (ii) a certain Addendum #2 to Certain Agreements for Theken Spine, LLC effective as of December 20, 2004, (iii) a certain Amendment to Addendum #2 to Certain Agreements for Theken Spine, LLC effective as of December 20, 2004, and (iv) a certain Amendment to the Theken Spine, LLC Amended and Restated Operating Agreement effective April 1, 2005.
“Patents” means (i)  patents, utility models, design registrations, certificates of invention, patents of addition or substitution, or other governmental grants for the protection of inventions or industrial designs anywhere in the world, including, any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.
“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable; and (b) mechanics’, carriers’, workers’, repairs’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, in each case which liens do not materially impair the ownership or operation of any assets of the Company or which do not have, or could not reasonably be expected to have, a Company Material Adverse Effect.
“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Proprietary Rights” means any and all Technology and any and all Intellectual Property Rights that is or are owned or otherwise controlled (in whole or in part) by or licensed to the Company.
“SEC” means the United States Securities and Exchange Commission, and any successor thereto.
“Second Earn-Out Adjustment Payment Date” means the date that is five (5) Business Days following the date on which the final determination of the matters in dispute set forth in the Second Earn-Out Dispute Notice occurs in accordance with Section 2.5.2.
“Second Earn-Out Amount” means an amount equal to the lesser of:
(i) Two Hundred Million Dollars ($200,000,000), less the Combined Closing Payment Amount, less the First Earn-Out Amount; and
(ii) an amount equal to two and one-half (2.5) times the Second Earn-Out Period Trade Sales, less the Combined Closing Payment Amount, less the First Earn-Out Amount; provided, that if such amount is a negative number the Second Earn-Out Amount shall be zero.
“Second Earn-Out Payment Date” means the date on which the Second Earn-Out Payment is to be made by Buyer, and specifically, is the date on which the Second Earn-Out Statement is delivered by Buyer to the Member Representative in accordance with Section 2.5.2.
“Second Earn-Out Period” means the second twelve (12) months of the Earn-Out Period.
“Second Earn-Out Period Trade Sales” means the Trade Sales during the Second Earn-Out Period.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled, directly or indirectly, by such Person.

“Substitute Product” shall mean any Integra Product (other than an Existing Integra Product) that the Buyer and RRT agree, after good faith negotiation:
(a) has the same composition as a then-existing Theken Company Product, it being agreed, by way of example but not by way of limitation:
(1) for products comprised of metal and other non-orthobiologic materials, the parties agree that (A) a product comprised of metal shall, for the purposes of this Agreement, be considered as having the same composition as a product comprised of the same metal, another metal or other non-orthobiologic substances or any combination thereof (e.g., a product comprised of titanium shall, for the purposes of this Agreement, be considered as having the same composition as a product comprised of stainless steel, of polyetheretherketone (“PEEK”), or of PEEK in combination with carbon fiber), and (B) such products shall not, for the purposes of this Agreement, be considered having the same composition as products comprised of orthobiologic materials; or
(2) for products comprised of orthobiologic materials (i.e., natural or synthetic materials used to repair or regenerate tissue, including, without limitation, bone, tendon, cartilage, ligament, muscle, and dermis), the parties agree that (A) a product comprised of an orthobiologic substance shall not, for the purposes of this Agreement, be considered as having the same composition as a product comprised of a different orthobiologic substance, or a different combination of orthobiologic substances (e.g., (i) a product comprised of human bone/demineralized bone does not have the same composition as a product comprised of collagen, tri-calcium phosphate (“TCP”), or any combination thereof, (ii) a product comprised of collagen does not have the same composition as a product comprised of TCP, and (iii) a product comprised of collagen and TCP does not have the same composition as a product comprised of TCP), and (B) such products shall not, for the purposes of this Agreement, be considered having the same composition as products comprised of metal or other non-orthobiologic materials;
and
(b) has the same indication for use as such Theken Company Product; and
(c) for products comprised of orthobiologic materials, has the same configuration (e.g., putty, strip, morsels) as such Theken Company Product; and
(d) is a substitute for such Theken Company Product (i.e., a reasonable spine surgeon would view such product as interchangeable with the applicable Theken Company Product);
provided, however, that, notwithstanding the foregoing, Minor Modifications of Integra Products shall not be considered Substitute Products; provided, further, that, for the avoidance of doubt, the Parties agree that notwithstanding the exclusion of certain Integra Products (specifically, those defined in clauses (ii) and (iii) of the definition thereof) from the definition of Theken Company Products, such Integra Products may nonetheless constitute Substitute Products and, therefore, be taken into account for the purposes of determining Trade Sales hereunder; provided, further, Schedule 1.1 – Substitute Products sets forth a list of existing products on the date hereof which the Parties agree are in fact Substitute Products.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.
“Target Working Capital Amount” means Three Million Eight Hundred Twenty-Nine Thousand Eight Hundred Fifty-Seven Dollars ($3,829,857).
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, sales, use, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, escheat, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), or as a transferee or successor, by contract, or otherwise.
“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other filing required to be supplied to any Governmental Authority with respect to Taxes, including all attachments thereto and amendments thereof.
“Technology” means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary or confidential information, including technical data and customer and supplier lists, trade secrets, discoveries, processes, formulas, and know how; (iv) databases, data compilations and collections and technical data; (v) tools, methods and processes; and (vi) all instantiations of the foregoing in any form and embodied in any media.
“Theken Companies” means, collectively, the Company, Theken Disc and Therics.
“Theken Company Products” means all:
(a) products of the Theken Companies which are currently marketed by any Theken Company as of the date hereof (a true and complete list of which is set forth on Exhibit E-1), in addition to, all improvements, modifications (including Minor Modifications), alterations, revisions, enhancements, variations, adaptations, redesigns and new generations of the same;

(b) products of the Theken Companies which are currently under development by any Theken Company as of the date hereof (a true and complete list of which is set forth on Exhibit E-2), in addition to, all improvements, modifications (including Minor Modifications), alterations, revisions, enhancements, variations, adaptations, redesigns and new generations of the same;
(c) products of the Theken Companies that:
(i) a Theken Company (or one or more employees or representatives of, or consultants to, a Theken Company) substantially conceives, discovers, develops, designs or manufactures (including products that incorporate Intellectual Property Rights or Proprietary Rights that a Theken Company purchases or in-licenses from third parties to enable the further development of products by a Theken Company), and
(ii) are placed into the market by or on behalf of a Theken Company pursuant to a newly-obtained 510(k) clearance, approved PMA or any other applicable regulatory approval or notice at any time prior to the end of the Earn-Out Period, including, without limitation, all improvements, modifications (including Minor Modifications), alterations, revisions, enhancements, variations, adaptations, redesigns and new generations of the same; or
(d) Integra Products (as defined below) to which the Therics three-dimensional printing process is applied (notwithstanding the definition of the term “Minor Modification”, such application shall not be deemed a Minor Modification to such Integra Product (which would otherwise cause it to be excluded from the definition of Theken Company Products)).
Notwithstanding the foregoing, but subject to the definition of “Substitute Product” above, “Theken Company Products” shall not include, without limitation, any of the following (collectively, “Integra Products”):
(i) any products of the Buyer or its Affiliates (other than the Theken Companies or their Subsidiaries) existing on the Closing Date, including any products that are in-licensed or marketed by the Buyer or its Affiliates (other than the Theken Companies or their Subsidiaries) as of such date (collectively, the “Existing Integra Products”), including Minor Modifications thereof by any Theken Company (or one or more employees of or consultants to any Theken Company) following the Closing Date;
(ii) any products that the Buyer or its Affiliates (other than the Theken Companies or their Subsidiaries) or one or more employees of or consultants to the Buyer or its Affiliates (other than the Theken Companies or their Subsidiaries) (A) substantially conceives, discovers, develops, designs, manufactures, or in-licenses for sale or license, and (B) are placed into the market by or on behalf of Buyer or its Affiliates pursuant to a newly-obtained 510(k) clearance, approved PMA or any other applicable regulatory approval or notice at any time after the Closing Date, including those that incorporate Minor Modifications by any Theken Company (or one or more employees or representatives of, or consultants to, any Theken Company); or
(iii) any products that the Buyer or its Affiliates (including, following the Closing, any of the Theken Companies) acquire or in-license for sale or license after the Closing Date and that at the time of such acquisition or licensing already have 510(k) clearance, approved PMA or other applicable regulatory approval or notice to be placed on the market, including Minor Modifications thereof by any Theken Company (or one or more employees or representatives of, or consultants to, any Theken Company).

“Theken Disc Adjusted Purchase Price” means Twenty Million Dollars ($20,000,000) as such amount may be adjusted pursuant to Section 2.4 of the Theken Disc Purchase Agreement.
“Therics Adjusted Purchase Price” means Eight Million Dollars ($8,000,000) as such amount may be adjusted pursuant to Section 2.4 of the Therics Purchase Agreement.
“Trade Sales” means, without duplication, during the First Earn-Out Period or Second Earn-Out Period, as applicable, and as determined in accordance with GAAP, the aggregate amount of: (a) the worldwide gross sales actually invoiced by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies) for any and all sales of Theken Company Products to third parties/unaffiliated Persons, plus (b) any Transferred Trade Sales, less, (c) the sum of the following deductions with respect to the sales referenced in item (a) of this definition: (i) actual transportation charges to the extent separately invoiced; (ii) normal and customary trade, quantity or cash discounts or rebates to the extent taken; (iii) normal credits, adjustments or allowances, if any, given or made on account of price adjustments or returns; (iv) any and all governmental rebates, whether in existence now or enacted later; (v) any Tax upon or measured by the sale or use of such products (except Taxes based on income from such products); (vi) any actual freight, duty or transportation insurance; (vii) fees paid to group purchasing organizations; and (viii) specific write-offs for uncollectible accounts (provided that no write-off for an uncollectible account shall count against the definition of Trade Sales for purposes of this agreement until RRT is given at least one hundred twenty (120) days prior notice of such uncollectible account and after such one hundred twenty (120) day period the account remains uncollected and Buyer offers to assign such uncollectible account to the Member Representative so that the Member Representative is provided with the opportunity to collect on such account); plus, (d) any amounts actually received by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies) in respect of revenues from the licensing by Buyer or any of its Affiliates or Subsidiaries (including, without limitation any of the Theken Companies) of any Theken Company Products, devices, concepts, manufacturing methods, Intellectual Property Rights or Proprietary Rights of any of the Theken Companies to a third party (net of any related licensing expenses paid to third parties). In the event that the Buyer, prior to a Change of Control Event, directly or through one or more if its Affiliates and/or Subsidiaries, acquires or develops a Substitute Product, then the definition of “Trade Sales” shall also include the worldwide gross sales actually invoiced by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies after the Closing), or otherwise paid to any such parties, for any and all sales of such Substitute Product, less, the worldwide gross sales of such Substitute Product actually invoiced in the twelve (12) months prior to the acquisition or development of such Substitute Product, if any, less each of the deductions referred to in clauses (c)(i) through (c)(viii) above as relates to sales of such Substitute Product, but in no event less than zero. Notwithstanding any provision in this Agreement to the contrary (including, without limitation, this definition of “Trade Sales” and the definitions of “Substitute Product”, “Theken Company Product”, “Integra Products”, “Existing Integra Products” and “Transferred Trade Sales”), Trade Sales shall not include any sales of any products by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies) that are comprised of bone (including demineralized bone) and/or collagen, and no Earn-Out Payment shall be due or payable to Sellers in respect thereof; provided, however, that this exclusion shall not apply to any Integra Products that constitute Theken Company Products under clause (d) of the definition thereof, sales of which shall be taken into account for the purposes of determining Trade Sales and the Earn-Out Payments.

“Trademarks” means trade names, trade dress, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.
“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes (including interest and penalties thereon) incurred in connection with the Sellers’ sale of their Units as contemplated by this Agreement. For the avoidance of doubt, only Taxes are intended to be included within the definition of “Transfer Taxes” and fees and other associated costs which are not in the nature of a tax are intended to be excluded from such definition (e.g., filing fees required to be paid by the “acquiring person” under the HSR Act).
“Transferred Trade Sales” means, regarding any Theken Company Product with respect to which Buyer (or its Affiliates) sells or otherwise transfers, prior to the end of the Earn-Out Period, the rights to market and sell such Theken Company Product (a “Transferred Theken Company Product”) to a Person who is not an Affiliate of the Buyer (a “Transfer Event”), the estimated sales of such Transferred Theken Company Product to be calculated as follows:
(i) in the calendar month during which such Transfer Event occurs and each of the eleven (11) calendar months thereafter, the product of: (x) the worldwide gross sales actually invoiced by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies) for any and all sales of such Transferred Theken Company Product to third parties/unaffiliated Persons, as determined in accordance with GAAP, during the twelve (12) full calendar months prior to such Transfer Event, net of all deductions listed in subsection “(c)” of the definition of Trade Sales as said deductions relate to the sales referenced in item (x) of this paragraph, multiplied by (y) 0.10; and
(ii) for each calendar month thereafter, the product of: (x) the worldwide gross sales actually invoiced by the Buyer or any of its Affiliates or Subsidiaries (including, without limitation, any of the Theken Companies) for any and all sales of such Transferred Theken Company Product to third parties/unaffiliated Persons, as determined in accordance with GAAP, during the twelve (12) full calendar months prior to such Transfer Event, net of all deductions listed in subsection “(c)” of the definition of Trade Sales as said deductions relate to the sales referenced in item (x) of this paragraph, multiplied by (y) 0.12.
For Transfer Events which occur during the First Earn-Out Period, the calculation of Transferred Trade Sales with respect to the First Earn-Out Period shall include the estimated sales for the month of such Transfer Event and for each month through the end of the First Earn-Out Period, and the calculation of Transferred Trade Sales with respect to the Second Earn-Out Period shall include the estimated sales for all twelve (12) months of the Second Earn-Out Period. For Transfer Events which occur during the Second Earn-Out Period, the calculation of Transferred Trade Sales with respect to the Second Earn-Out Period shall include the estimated sales for the month of such Transfer Event and for each month through the end of the Second Earn-Out Period.

By way of example, if a Transfer Event occurs on the 5th day of the 7th month of the First Earn-Out Period and is with respect to a Transferred Theken Company Product that achieved sales of $1,200,000 over the twelve (12) full calendar month period prior to the Transfer Event, then the Transferred Trade Sales of such product for each of the remaining six (6) months of the First Earn-Out Period would be $720,000 (equal to $1,200,000 multiplied by 0.10 multiplied by 6). Transferred Trade Sales during the Second Earn-Out Period would be $1,584,000 (equal to the sum of (i) $1,200,000 multiplied by 0.10 multiplied by 6, plus (ii) $1,200,000 multiplied by 0.12 multiplied by 6).
“Treasury Regulation” means the regulations promulgated under the Code.
“Unit” means the measure of a Member’s equity interest and membership interest in the Company. The Units of the Company are comprised of two (2) separate classes, class A units and class B units, which classes are identical in all respects except as set forth in Section 7 of the Operating Agreement (pertaining to Allocations and Distributions as defined therein). For the avoidance of any doubt, specifically excluded from the definition of “Unit” are any and all Appreciation Rights.
“Unit Appreciation Agreement” means an agreement evidencing the award of Appreciation Rights under an Appreciation Rights Plan.
“Working Capital” means, with respect to the Company as of the Closing Date and after giving effect to the payment of Indebtedness and Company Expenses and excluding all intercompany transactions involving the Company and any of its Affiliates:
(i) the sum of:
(a) trade accounts receivable, net of allowances for bad debts and other customer allowances, (b) current and non-current inventories, less reserves for excess or obsolete inventory, and (c) prepaid expenses and other current assets;
less
(ii) the sum of:
(a) trade accounts payable, (b) accrued commissions, and (c) other accrued expenses and liabilities (including accrued Taxes), in each case calculated based on the amounts therefor as reflected on the Closing Date Balance Sheet, as well as the format set forth on Exhibit D, and consistent with Section 2.4. For the avoidance of doubt, “accrued Taxes” shall include the employer portion of all federal, state, and local employment and payroll Taxes, including the Federal Insurance Contributions Act, as amended (Sections 3101-3128 of the Code), and the Federal Unemployment Tax Act, as amended (Sections 3301-3311 of the Code), related to payments made to each Appreciation Rights Holder pursuant to Section 2.3.2(c).

“Working Capital Adjustment Payment Date” means the date that is five (5) Business Days after the determination of the Final Working Capital Amount.
Section 1.2 Other Defined Terms. Each of the following terms have the meaning assigned to such term in the Section indicated:

Term	Section

401(k) Plan	7.9.2
510(k)	5.8.3
Accounts Receivable	5.5.3
Acquisition Proposal	7.6
Agreement	Preamble
Aircraft Usage Agreement	3.2.1(v)
Allowable Activities	7.10.1
Appreciation Rights Closing Payment	2.3.2(c)
Audited Balance Sheet	5.5.1
Audited Financial Statements	5.5.1
Buyer	Preamble
Buyer Indemnified Party	11.2.1
Cap	11.4.1(b)
Claim Notice	11.3.2
Closing	3.1
Closing Date	3.1
Closing Date Balance Sheet	2.4.2
Company	Preamble
Company Assets	5.18
Company Benefit Plan	5.9.1
Company Expense/Indebtedness Certificate	3.2.1(n)
Company Insurance Policies	5.15
Competing Activity	7.10.1
Confidential Information	5.16.6
Consolidated Audited Balance Sheet	5.5.1
Consolidated Audited Financial Statements	5.5.1
Consolidated Interim Balance Sheet	5.5.1
Consolidated Interim Financial Statements	5.5.1
Continuing Employees	7.9.1
Deductible	11.4.1(a)
Delivered Opinions	3.2.1(u)
Earn-Out Acceleration Net Amount	2.5.4(a)(ii)
Earn-Out Acceleration Payment	2.5.4(a)
EBITIA	7.14.2(a)
Equipment Lease	3.2.1(i)
ERISA	5.9.1
ERISA Affiliate	5.9.1
Excess Holdback Payment	11.6.2
Excess Working Capital Amount	2.4.4(a)
Existing Integra Products	1.1 (See Definition of “Theken Company Products”)

Term	Section

Extended Duration Representations	11.1.1
Final Working Capital Amount	2.4.3(c)
Financing Proposal	7.6
First Earn-Out Adjustment Payment	2.5.1(b)
First Earn-Out Dispute Notice	2.5.1(b)
First Earn-Out Payment	2.5.1(a)
First Earn-Out Review Period	2.5.1(b)
First Earn-Out Statement	2.5.1(a)
IDE	5.8.4
Indemnification Escrow Amount	2.5.6(c)
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
Indemnity Dispute Notice	11.3.3
Intellectual Property Rights Agreements	5.16.9
Integra Products	1.1 (See Definition of “Theken Company Products”)
Interim Balance Sheet	5.5.1
Interim Financial Statements	5.5.1
Interim Monthly Financial Statements	5.5.2
Member Representative	12.1
Multiemployer Plan	5.9.6
Non-Assumable Third Party Claims	11.3.3
Non-Competition Agreements	3.2.1(g)
Orthobiologic	1.1 (See Definition of “Substitute Product”)
Partnership Income Tax Returns	8.1
Party(ies)	Preamble
PEEK	1.1 (See Definition of “Substitute Product”)
Per Diem Taxes	11.5.2
Permits	5.12.1
PMA	5.8.3
Post-Closing Buyer Payment	2.5.6
Preliminary Closing Cash Amount	2.4.2
Preliminary Working Capital Amount	2.4.2
Proceedings	5.11.1
PTO	5.16.1
Purchase Agreements	Recitals
Purchase Price	2.3.1
Real Estate Leases	3.2.1(h)
Released Claims	13.1
Released Parties	13.1
Releasing Parties	13.1
Releasor	13.1
Resolved Claim Amount	11.6.1
Restricted Parties	7.10.1
Restricted Period	7.10.1
Review Period	2.4.3(a)
RRT	Preamble
RRT Employment Agreement	3.2.1(f)
Scheduled Contracts	5.7.1
Second Earn-Out Adjustment Payment	2.5.2(b)
Second Earn-Out Dispute Notice	2.5.2(b)
Second Earn-Out Payment	2.5.2(a)

Term	Section

Second Earn-Out Review Period	2.5.2(b)
Second Earn-Out Statement	2.5.2(a)
Seller(s)	Preamble
Sellers’ Closing Payment	2.3.2(d)
Seller Indemnified Party	11.2.4
Settlement Accountant	2.4.3(b)
Statement of Objections	2.4.3(a)
Successor Representative	12.3
Tax Claim	11.5.4
TCP	1.1 (See Definition of “Substitute Product”)
Theken Disc	Preamble
Theken Disc Purchase Agreement	Preamble
Therics	Preamble
Therics Purchase Agreement	Preamble
Third-Party Claim	11.3.2
Threshold Amount	11.4.1(a)
Trade Laws	5.24.1
Transactions	Preamble
Transfer Event	1.1 (See Definition of “Transferred Trade Sales”)
Transferred Theken Company Product	1.1 (See Definition of “Transferred Trade Sales”)
Unresolved Claim	11.6.2
Unresolved Claim Amount	11.6.2
Working Capital Deficiency	2.4.4(b)
Working Capital Deficiency Amount	2.4.4(d)
Section 1.3 Other Definitional Provisions.
Section 1.3.1 When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
Section 1.3.2 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
Section 1.3.3 Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
Section 1.3.4 The gender of any pronouns shall include the other gender.
Section 1.3.5 References to a Person are also to its predecessors, successors and permitted assigns.
Section 1.3.6 The term “Dollars” and “$” means United States Dollars.
Section 1.3.7 The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP UNITS
Section 2.1 Purchase and Sale of the Units. Subject to the terms and conditions contained herein, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase and accept from the Sellers, one hundred percent (100%) of the issued and outstanding Units of the Company with the number of issued and outstanding Units owned and being sold by such Seller set forth beside such Seller’s name on the Allocation Schedule.
Section 2.2 Appreciation Rights Closing Payments. The Appreciation Rights Closing Payments shall be made pursuant to Section 2.3.2(c) and the Appreciation Rights Closure Agreements.
Section 2.3 Purchase Price; Payment of Purchase Price.
Section 2.3.1 Purchase Price. The aggregate purchase price for the Units and the non-competition and non-solicitation covenants provided for in Section 7.10 shall consist of (a) Forty-Seven Million Dollars ($47,000,000) payable under Sections 2.3.2 and 2.4 and subject to adjustment post-Closing pursuant to Section 2.4, plus (b) the Earn-Out Payments, if any, payable under Sections 2.5 and 11.6.2, plus (c) the aggregate amount of all Resolved Claim Amounts offset and deducted pursuant to Section 11.6.1 (collectively, the “Purchase Price”).
Section 2.3.2 Closing Payments. The Buyer shall pay at Closing, Forty-Six Million Eight Hundred Thousand Dollars ($46,800,000) of the Purchase Price as follows, and in accordance with the payment instructions for such payments as set forth in the Closing Funds Flow Memo:
(a) the Company Expenses as listed on the Company Expense/Indebtedness Certificate shall be paid to the Persons entitled thereto;
(b) the Indebtedness of the Company as listed on the Company Expense/Indebtedness Certificate shall be paid to the Persons entitled thereto;
(c) an amount equal to the aggregate gross amount payable to the Appreciation Rights Holders at Closing under the Appreciation Rights Closure Agreements, in connection with the cancellation of all Appreciation Rights held by the Appreciation Rights Holders, as indicated on the Closing Funds Flow Memo (such aggregate amount, the “Appreciation Rights Closing Payment”) shall be paid to the Company (it being agreed that as soon as practicable thereafter, the Member Representative and Buyer shall cause the Company to pay to each Appreciation Rights Holder an amount in accordance with each such Appreciation Rights Holder’s allocable share of the Appreciation Rights Closing Payment as set forth in the Closing Funds Flow Memo (for payments made to any Appreciation Rights Holder, the allocable share owed to such Appreciation Rights Holder shall be determined using the percentage set forth beside such Appreciation Rights Holder’s name in the column of the Allocation Schedule titled “Percentage”), less any amounts required to be withheld therefrom as contemplated by Section 2.6); and
(d) an amount equal to Forty-Six Million Eight Hundred Thousand Dollars ($46,800,000), less the sum of the amounts provided for in the preceding clauses of this Section 2.3.2 (the “Sellers’ Closing Payment”) shall be paid to Sellers as set forth in the Closing Funds Flow Memo.

Section 2.4 Closing Payment Adjustment.
Section 2.4.1 Closing Payment Holdback Amount. At the Closing, the Closing Payment Holdback Amount shall be withheld by the Buyer and shall not be due and payable to the Sellers or Appreciation Rights Holders, or released to the Sellers or Appreciation Rights Holders, except pursuant to and in accordance with this Section 2.4.
Section 2.4.2 Closing Date Balance Sheet. Within ninety (90) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Member Representative an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with the Buyer’s calculation of: (i) the Working Capital derived therefrom and prepared in accordance with the definitions and procedures set forth herein (the “Preliminary Working Capital Amount”), and (ii) the cash and cash equivalents of the Company at the Closing (the “Preliminary Closing Cash Amount”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the accounting policies, methods and practices used to prepare the Audited Balance Sheet.
Section 2.4.3 Closing Date Balance Sheet Review, Dispute Resolution.
(a) Upon receipt of the Closing Date Balance Sheet, the Member Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Date Balance Sheet and related computations of the Preliminary Working Capital Amount and the Preliminary Closing Cash Amount. Upon reasonable advance written request by the Member Representative, the Member Representative, and/or his representatives, shall be given reasonable access to the Buyer’s books and records to the extent necessary to enable the Member Representative to verify, within the Review Period, the information and computations in the Closing Date Balance Sheet and related computations of the Preliminary Working Capital Amount and the Preliminary Closing Cash Amount. If the Member Representative accepts such Closing Date Balance Sheet and related computations of the Preliminary Working Capital Amount and Preliminary Closing Cash Amount by the delivery of a written acceptance of the same to the Buyer prior to the expiration of the Review Period, or alternatively, if the Member Representative does not give written notice to the Buyer setting forth in reasonable detail each of the objections of the Member Representative to such Closing Date Balance Sheet and related computations of the Preliminary Working Capital Amount and Preliminary Closing Cash Amount (a “Statement of Objections”) prior to the expiration of the Review Period, then in either case such Closing Date Balance Sheet shall be final and binding upon the Parties, and the Preliminary Working Capital Amount shall be deemed the final, definitive Working Capital amount and the Preliminary Closing Cash Amount shall be deemed the final, definitive Closing Cash Amount. In the event that the Member Representative delivers a Statement of Objections to the Buyer during the Review Period, the Member Representative and the Buyer shall use their commercially reasonable efforts to resolve any disputed items, and thereby attempt to agree in writing on the final, definitive Working Capital amount and/or final, definitive Closing Cash Amount, within thirty (30) days following the receipt by the Buyer of the Statement of Objections.

(b) If the Parties are unable to reach an agreement in writing as to the final, definitive Working Capital amount and/or final, definitive Closing Cash Amount within such thirty (30) day period as set forth in Section 2.4.3(a), then the matter shall be submitted to an independent accounting firm or valuation specialist as shall be mutually agreed in writing between the Buyer and the Member Representative (the “Settlement Accountant”). The Settlement Accountant shall determine the matters still in dispute as identified in the Statement of Objections (as the same may be modified in writing by the Parties as a result of their commercially reasonable efforts to resolve any disputed items) and establish the final, definitive Working Capital amount and/or final, definitive Closing Cash Amount. The Settlement Accountant shall make its determination of the final, definitive Working Capital amount and/or final, definitive Closing Cash Amount (which in no event shall be more favorable to the Buyer than the Preliminary Working Capital Amount, and/or Preliminary Closing Cash Amount, derived from the Closing Date Balance Sheet, nor more favorable to the Sellers than the Working Capital amount, and/or Closing Cash Amount, shown on the Statement of Objections) within thirty (30) days (or as soon as practicable thereafter if the Settlement Accountant notifies the Parties that it requires additional time to make such determination) following the submission of the matter to the Settlement Accountant for resolution. The Parties shall deliver to the Settlement Accountant a copy of this Agreement, a copy of the Closing Date Balance Sheet together with all documents delivered to the Member Representative by the Buyer under Section 2.4.2 and a copy of the Statement of Objections together with all documents delivered by the Member Representative under Section 2.4.3(a). In addition, in connection with the written agreement naming the Settlement Accountant the Parties may also agree to any additional procedures and/or process issues with respect to the Settlement Accountant’s determination hereunder (e.g., prohibition of ex parte discussions with the Settlement Accountant). The fees and expenses of the Settlement Accountant shall be allocated ratably among the Sellers, on one hand, and the Buyer, on the other hand, in the same proportion that the aggregate dollar amount of items unsuccessfully disputed by each such Party (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of all disputed items submitted to the Settlement Accountant. With respect to other costs, the Sellers, on one hand, and the Buyer and the Company, on the other hand, shall pay their own costs in connection with the determination made pursuant to this Section 2.4.3, including the fees and expenses of their respective attorneys and accountants, if any.
(c) The sum of the Working Capital amount plus the Closing Cash Amount, in each case as finally agreed or determined in accordance with this Section 2.4.3 shall be referred to herein as the “Final Working Capital Amount.”

Section 2.4.4 Adjustment Payments.
(a) In the event that the Final Working Capital Amount is greater than the Target Working Capital Amount, such excess is referred to herein as the “Excess Working Capital Amount.”
(b) In the event that the Final Working Capital Amount is less than the Target Working Capital Amount, the amount equal to the Target Working Capital Amount minus the Final Working Capital Amount is referred to herein as the “Working Capital Deficiency.”
(c) If there is a Working Capital Deficiency and it is less than the Closing Payment Holdback Amount, the Buyer shall, on or prior to the Working Capital Adjustment Payment Date, pay an amount equal: (i) to the Closing Payment Holdback Amount minus the Working Capital Deficiency, plus (ii) an amount equal to interest thereon at the rate published in The Wall Street Journal from time to time as the “prime rate” for the period from the Closing Date through the Working Capital Adjustment Payment Date, which amount shall be paid, in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders.
(d) If there is a Working Capital Deficiency and it is greater than the Closing Payment Holdback Amount, the Buyer shall retain the full amount of the Closing Payment Holdback Amount and shall be entitled to deduct from the amount otherwise payable as the First Earn-Out Amount an amount equal to: (i) the Working Capital Deficiency minus the Closing Payment Holdback Amount, plus (ii) an amount equal to the interest thereon for the period from the Closing Date through to date of the First Earn-Out Payment at the rate published in The Wall Street Journal from time to time as the “prime rate” for the period from the Closing Date through the date such payment is made (such sum, the “Working Capital Deficiency Payment”) (it being agreed that in the event that the Working Capital Deficiency Payment is greater than the amount otherwise payable as the First Earn-Out Payment, the Buyer shall be entitled to deduct such remaining amount from the amount otherwise payable as the Second Earn-Out Payment).
(e) If there is an Excess Working Capital Amount, the Buyer shall, on or prior to the Working Capital Adjustment Payment Date, pay an amount equal to: (i) the Excess Working Capital Amount, plus (ii) the Closing Payment Holdback Amount, plus (iii) an amount equivalent to interest thereon (i.e., interest on the sum of (i) and (ii) above) at the rate published in The Wall Street Journal from time to time as the “prime rate” for the period from the Closing Date through the Working Capital Adjustment Payment Date, which amount shall be paid, in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders.
Section 2.5 Earn-Out Payments.
Section 2.5.1 First Earn-Out Statement.
(a) Within forty-five (45) days following the expiration of each fiscal quarter during the First Earn-Out Period (other than the last fiscal quarter of the First Earn-Out Period), the Buyer shall deliver to the Member Representative a report (in a format to be reasonably agreed to by the Parties) indicating the Buyer’s good faith calculation of the Trade Sales for the previous quarter (it being agreed that such quarterly reports shall be non-binding on the Parties and are intended for general informational purposes only). Within sixty (60) days following the expiration of the First Earn-Out Period, the Buyer shall prepare and deliver to the Member Representative a statement (the “First Earn-Out Statement”), setting forth the Buyer’s calculation of: (i) the First Earn-Out Amount, less (ii) as applicable, the amount of any Earn-Out Deductions to be deducted from, offset against or held back from the First Earn-Out Amount pursuant to the terms of this Agreement, and less (iii) the amount of any Earn-Out Acceleration Payment previously paid and credited in accordance with Section 2.5.4(b), if any (such net amount, the “First Earn-Out Payment”). The Buyer shall deliver with the First Earn-Out Statement the supporting financial information used in making the computations of the First Earn-Out Payment. The First Earn-Out Payment shall be payable on the First Earn-Out Payment Date, in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders.

(b) Upon receipt of the First Earn-Out Statement, the Member Representative shall have sixty (60) days (the “First Earn-Out Review Period”) following the Member Representative’s receipt of the First Earn-Out Statement to review the First Earn-Out Statement. Upon reasonable advance written request by the Member Representative, the Member Representative, along with his representatives, shall be given reasonable access to the Buyer’s books and records to the extent reasonably necessary to verify the information and computations contained in the First Earn-Out Statement. If the Member Representative accepts the First Earn-Out Statement by delivery of a written acceptance of the same to the Buyer prior to the expiration of the First Earn-Out Review Period, or alternatively, if the Member Representative does not give the Buyer written notice setting forth in reasonable detail each of the objections of the Member Representative to the First Earn-Out Statement (the “First Earn-Out Dispute Notice”) prior to the expiration of the First Earn-Out Review Period, then in either case the First Earn-Out Payment as set forth therein shall be final and binding upon the Parties. In the event that the Member Representative does not accept such First Earn-Out Statement as provided above, then the Member Representative shall deliver to the Buyer the First Earn-Out Dispute Notice during the First Earn-Out Review Period and such notice shall set forth in reasonable detail the basis for each of the Member Representative’s objections including a schedule setting forth the computations of the First Earn-Out Amount (and the Earn-Out Acceleration Net Amount, if applicable) by the Member Representative together with supporting financial information used in making its computations thereof. In the event the Member Representative delivers a First Earn-Out Dispute Notice to the Buyer during the First Earn-Out Review Period, the Member Representative and the Buyer shall use their commercially reasonable efforts to resolve any disputed items as soon as practicable following the Buyer’s receipt of the First Earn-Out Dispute Notice and for a period of sixty (60) days thereafter. If the Parties are unable to reach an agreement in writing regarding the First Earn-Out Statement during such sixty (60) day period, then during such sixty (60) day period they shall also discuss in good faith the appropriate third party dispute resolution procedure; provided, however, that, in all cases, the Parties agree (and shall agree as part of any such third party dispute resolution procedure) that the fees, costs and expenses of the Person (including, as applicable, any accountant, court or arbitrator) resolving such dispute shall be allocated ratably among the Sellers, on one hand, and the Buyer, on the other hand, in the same proportion that the aggregate dollar amount of items unsuccessfully disputed by each such Party(ies) (as finally determined by third party dispute resolution procedure) bears to the aggregate dollar amount of all disputed items submitted in connection therewith. Upon the final determination of the matters in dispute set forth in the First Earn-Out Dispute Notice, and in the event that as part of such final determination it is determined that the Buyer shall be required to pay any amounts in excess of the First Earn-Out Payment, then the Buyer shall pay, on the First Earn-Out Adjustment Payment Date, (i) any such excess amount, plus (ii) an amount equal to interest on such excess amount at Adjusted LIBOR for the period from the date of the First Earn-Out Payment Date through the First Earn-Out Adjustment Payment Date (such amount, the “First Earn-Out Adjustment Payment”), in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders. With respect to other fees, costs and expenses, the Sellers, on one hand, and the Buyer and the Company, on the other hand, shall pay their own fees, costs and expenses in connection with the determination made pursuant to this Section 2.5.1, including the fees, costs and expenses of their respective attorneys and accountants, if any.

Section 2.5.2 Second Earn-Out Statement.
(a) Within forty-five (45) days following the expiration of each fiscal quarter during the Second Earn-Out Period (other than the last fiscal quarter of the Second Earn-Out Period), the Buyer shall deliver to the Member Representative a report (in a format to be reasonably agreed to by the Parties) indicating the Buyer’s good faith calculation of the Trade Sales for the previous quarter (it being agreed that such quarterly reports shall be non-binding on the Parties and are intended for general informational purposes only). Within sixty (60) days following the expiration of the Second Earn-Out Period, the Buyer shall prepare and deliver to the Member Representative a statement (the “Second Earn-Out Statement”), setting forth the Buyer’s calculation of: (i) the Second Earn-Out Amount, less (ii) as applicable, the amount of any Earn-Out Deductions to be deducted from, offset against or held back from the Second Earn-Out Amount pursuant to the terms of this Agreement, and less (iii) the amount of any Earn-Out Acceleration Payment previously paid and credited in accordance with Section 2.5.4(b), if any (such net amount, the “Second Earn-Out Payment”). The Buyer shall deliver with the Second Earn-Out Statement the supporting financial information used in making the computations of the Second Earn-Out Payment. The Second Earn-Out Payment shall be payable on the Second Earn-Out Payment Date, in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders.
(b) Upon receipt of the Second Earn-Out Statement, the Member Representative shall have sixty (60) days (the “Second Earn-Out Review Period”) following the Member Representative’s receipt of the Second Earn-Out Statement to review the Second Earn-Out Statement. Upon reasonable advance written request by the Member Representative, the Member Representative, along with his representatives, shall be given reasonable access to the Buyer’s books and records to the extent reasonably necessary to verify the information and computations contained in the Second Earn-Out Statement. If the Member Representative accepts the Second Earn-Out Statement by delivery of a written acceptance of the same to the Buyer prior to the expiration of the Second Earn-Out Review Period, or alternatively, if the Member Representative does not give the Buyer written notice setting forth in reasonable detail each of the objections of the Member Representative to the Second Earn-Out Statement (the “Second Earn-Out Dispute Notice”) prior to the expiration of the Second Earn-Out Review Period, then in either case the Second Earn-Out Payment as set forth therein shall be final and binding upon the Parties.

In the event that the Member Representative does not accept such Second Earn-Out Statement as provided above, then the Member Representative shall deliver to the Buyer the Second Earn-Out Dispute Notice during the Second Earn-Out Review Period and such notice shall set forth in reasonable detail the basis for each of the Member Representative’s objections, including a schedule setting forth the computations of the Second Earn-Out Amount (and the Earn-Out Acceleration Net Amount, if applicable) by the Member Representative together with supporting financial information used in making its computations thereof. In the event the Member Representative delivers a Second Earn-Out Dispute Notice to the Buyer during the Second Earn-Out Review Period, the Member Representative and the Buyer shall use their commercially reasonable efforts to resolve any disputed items as soon as practicable following the Buyer’s receipt of the Second Earn-Out Dispute Notice and for a period of sixty (60) days thereafter. If the Parties are unable to reach an agreement in writing regarding the Second Earn-Out Statement during such sixty (60) day period, then during such sixty (60) day period they shall also discuss in good faith the appropriate third party dispute resolution procedure; provided, however, that, in all cases, the Parties agree (and shall agree as part of any such third party dispute resolution procedure) that the fees, costs and expenses of the Person (including, as applicable, any accountant, court or arbitrator) resolving such dispute shall be allocated ratably among the Sellers, on one hand, and the Buyer, on the other hand, in the same proportion that the aggregate dollar amount of items unsuccessfully disputed by each such Party(ies) (as finally determined by third party dispute resolution procedure) bears to the aggregate dollar amount of all disputed items submitted in connection therewith. Upon the final determination of the matters in dispute set forth in the Second Earn-Out Dispute Notice, and in the event that as part of such final determination it is determined that the Buyer shall be required to pay any amounts in excess of the Second Earn-Out Payment, then the Buyer shall pay, on the Second Earn-Out Adjustment Payment Date, (i) any such excess amount, plus (ii) an amount equal to interest on such excess amount at Adjusted LIBOR for the period from the date of the Second Earn-Out Payment Date through the Second Earn-Out Adjustment Payment Date (such amount, the “Second Earn-Out Adjustment Payment”), in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders. With respect to other fees, costs and expenses, the Sellers, on one hand, and the Buyer and the Company, on the other hand, shall pay their own fees, costs and expenses in connection with the determination made pursuant to this Section 2.5.2, including the fees, costs and expenses of their respective attorneys and accountants, if any.
Section 2.5.3 Cap on Earn-Out Payments. Notwithstanding anything herein to the contrary, the aggregate amount of the Earn-Out Payments that the Buyer shall be required to pay to the Sellers and Appreciation Rights Holders pursuant to Sections 2.5.1, 2.5.2, 2.5.4 and 11.6.2 shall not exceed an amount equal to: (i) Two Hundred Million Dollars ($200,000,000), less (ii) the Combined Closing Payment Amount, and less (iii) the aggregate amount of any Resolved Claim Amounts offset pursuant to Section 11.6.1.

Section 2.5.4 Payment Upon the Occurrence of an Earn-Out Acceleration Event. Upon the occurrence of an Earn-Out Acceleration Event prior to the end of the Second Earn-Out Period:
(a) The Buyer shall immediately pay, or cause to be paid, in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders, an amount (the “Earn-Out Acceleration Payment”) equal to the greater of:
(i) Fifty-Five Million Dollars ($55,000,000), less the aggregate sum of (A) any Earn-Out Payments previously paid, if any, (B) any Resolved Claim Amounts, and (C) any Unresolved Claim Amounts; and
(ii) two and one-half (2.5) times the Trade Sales for the twelve (12) month period ending on the last day of the month immediately prior to the occurrence of such Earn-Out Acceleration Event (the “Earn-Out Acceleration Net Amount”), less the aggregate sum of (A) the Combined Closing Payment Amount, (B) any Earn-Out Payments previously paid, if any, (C) any Resolved Claim Amounts, and (D) any Unresolved Claim Amounts.
(b) The amount of such Earn-Out Acceleration Payment shall be credited towards any other Earn-Out Payments due hereunder, and the provisions of this Section 2.5 shall otherwise continue pursuant to its terms.
Section 2.5.5 No Continued Service Required for Appreciation Rights Holders. For purposes of clarification, an Appreciation Rights Holder’s right to receive his/her/its applicable share of any Earn-Out Payment(s) pursuant to this Section 2.5 and Section 11.6.2 is not subject to such Appreciation Rights Holder’s continued employment or continued services with the Company or the Buyer following the Closing, but such right to receive payment shall remain subject to the terms and conditions of such Appreciation Rights Holder’s Appreciation Rights Closure Agreement. Provided that an Appreciation Rights Holder holds Appreciation Rights immediately prior to the Closing, in the event that the Earn-Out Payment(s) become payable pursuant to this Section 2.5 and Section 11.6.2, the Earn-Out Payment(s) shall be paid to such Appreciation Rights Holder in accordance with the Allocation Schedule and Section 2.5.6, regardless of whether such Appreciation Rights Holder remains an employee or service provider of the Company after the Closing.
Section 2.5.6 Post-Closing Payments to Sellers and Appreciation Rights Holders. For payments to be made by Buyer after the Closing pursuant to Sections 2.4, 2.5 or 11.6.2 (each, a “Post-Closing Buyer Payment”):
(a) For payments made to any Seller or Appreciation Rights Holder, the allocable amount owed to such Person shall be determined using the percentage set forth beside such Person’s name in the column of the Allocation Schedule titled “Percentage”.
(b) All amounts payable to any Appreciation Rights Holder shall be made by Buyer (or the Company on behalf of Buyer) and shall be net of any amounts required to be withheld therefrom as contemplated by Section 2.6.
(c) The Member Representative may deliver a written notice, at least three (3) Business Days prior to the date of any Post-Closing Buyer Payment, instructing Buyer to deposit a specified portion of such Post-Closing Buyer Payment (the “Indemnification Escrow Amount”) with a third party escrow agent designated by the Member Representative and pursuant to the terms of an escrow agreement provided by the Member Representative and enclosed with such notice. The Indemnification Escrow Amount shall be deducted proportionately from the amounts otherwise payable to each Seller and Appreciation Rights Holder in accordance with Section 2.5.6(a).

Section 2.6 Withholding. The Buyer (or, as applicable, the Company) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Buyer (or, as applicable, the Company), such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Buyer (or, as applicable, the Company) made such deduction and withholding.
ARTICLE III.
CLOSING AND DELIVERIES
Section 3.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. Central Time, on the third Business Day after the date on which the last of the conditions set forth in Article IX hereof are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or at such other place and time and/or on such other date as the Buyer and the Member Representative may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section 3.2 Closing Deliveries.
Section 3.2.1 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or shall cause to be delivered, to the Buyer:
(a) any and all membership certificates evidencing ownership of the Units, which certificates shall be accompanied by duly executed assignments separate from certificate and other instruments of conveyance which are necessary or desirable to effect the transfer of the Units from each of the Sellers to the Buyer;
(b) organizational documents and certificates of good standing (i) certified by the Secretary of State of the State of Ohio for the Company and (ii) certified by the Secretary of State of each state in which the Company is qualified to do business as a foreign entity, each dated not more than ten (10) Business Days prior to the Closing Date with a bring-down good standing certificate dated as of the Closing Date (or verbal or online confirmation);
(c) the Appreciation Rights Closure Agreements or Appreciation Rights Termination Agreements, as applicable, duly executed by each Appreciation Rights Holder or Ex-Appreciation Rights Holder respectively as indicated on Schedule 5.2.2 of the Company Disclosure Schedule, together with copies of the Appreciation Rights Plans;

(d) a certificate, dated as of the Closing Date and executed by the Member Representative and the Manager of the Company, as to the fulfillment of each of the conditions set forth in Sections 9.3.1 and 9.3.2 by the Sellers and the Company, respectively;
(e) terminations and releases in form and substance satisfactory to the Buyer, terminating and releasing all of the Company’s obligations related to the Company Guarantees, duly executed by each party thereto;
(f) an Employment Agreement and related Confidentiality Invention Disclosure and Non-Compete Agreement, each duly executed by the Company and RRT, to become effective at the Closing and in the form attached hereto as Exhibit F-1 (collectively, the “RRT Employment Agreement”);
(g) non-competition agreement amendments, duly executed by the Company and each of (i) Ronald Clough, and (ii) John Winge, each to become effective at the Closing and in the form attached hereto as Exhibit F-2 and Exhibit F-3 (collectively, the “Non-Competition Agreements”);
(h) real estate lease agreements, duly executed by the Company and FPR Properties, LLC, each to become effective at the Closing for the following facilities: (i) 1100 Nola Avenue, Barberton, Ohio 44203 and (ii) 1800 Triplett Boulevard, Akron, Ohio 44306, which shall be in the form attached hereto as Exhibit G-1 and Exhibit G-2, respectively (collectively, the “Real Estate Leases”);
(i) equipment lease agreement, duly executed by the Company and Theken Orthopedic, Inc., to become effective at the Closing, which shall be in the form attached hereto as Exhibit H (collectively, the “Equipment Lease”);
(j) aircraft lease and management agreement and fuel program agreement, each duly executed by Theken Aviation LLC and Hawker Beechcraft Charter & Management, Inc.;
(k) copies of all third party and governmental consents, approval and filings required in connection with the consummation of the transactions contemplated by this Agreement set forth on Schedule 5.4;
(l) copies of all consents, licenses, waivers, approvals and authorizations for which Sellers are responsible as set forth on Exhibit I, which shall have been obtained, given or made and shall be in full force and effect;
(m) a statement executed by the Company, in form and substance reasonably satisfactory to the Buyer, that satisfies the requirements of Treasury Regulation Section 1.1445-11T(d)(2);
(n) a certificate in the form attached hereto as Exhibit J (the “Company Expense/Indebtedness Certificate”), duly executed by the Member Representative on behalf of the Sellers, setting forth in sufficient detail the aggregate amount as of the Closing Date of any and all obligations of the Company for (i) Indebtedness and (ii) unpaid Company Expenses (including payee and bank account wire transfer instructions);

(o) the Closing Funds Flow Memo, duly executed by the Member Representative, setting forth in sufficient detail (including bank account wire transfer instructions) a listing of the amount to be paid to each Seller, Appreciation Rights Holder and other Person (and specifying any withholding Taxes associated therewith) in connection with the Closing;
(p) a payoff letter, in form and substance reasonably satisfactory to the Buyer, with respect to any Indebtedness, if any, set forth in the Company Expense/Indebtedness Certificate;
(q) appropriate UCC-3 termination statements under the Ohio Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Company and all Encumbrances related thereto to the extent directed by the Buyer;
(r) an IRS Form W-8 or W-9, as applicable, with respect to each Seller and Appreciation Rights Holder;
(s) the original minute books, Unit records and similar organizational documents of the Company;
(t) an agreement, in form and substance satisfactory to the Buyer, extending the term of that certain agreement set forth on item 437 of Schedule 5.7.1 of the Company Disclosure Schedule;
(u) non-infringement opinions, in form and substance satisfactory to the Buyer (the “Delivered Opinions”), from the Company’s counsel regarding the matter set forth on item 7 of Schedule 5.11.1 of the Company Disclosure Schedule;
(v) an aircraft usage agreement in the form attached hereto as Exhibit K (the “Aircraft Usage Agreement”), duly executed by the Buyer, the Member Representative on behalf of the Sellers, and Theken Aviation, LLC related to the Company’s use of the aircraft after the Closing Date;
(w) an amended and restated agreement, in form and substance satisfactory to the Buyer, which amends and restates that certain agreement set forth on item 441 of  Schedule 5.7.1 of the Company Disclosure Schedule; and
(x) such other documents and instruments as may be necessary or desirable to effect or evidence the Transactions that the Buyer may reasonably request.
Section 3.2.2 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or shall cause to be delivered, the following:
(a) The Buyer shall pay Forty-Six Million Eight Hundred Thousand Dollars ($46,800,000) by wire transfer of immediately available funds in accordance with Section 2.3 and the Closing Funds Flow Memo;
(b) the Ancillary Agreements to which the Buyer is a party, duly executed by the Buyer;

(c) certified organizational documents and certificates of good standing issued by the Secretary of State of the States of Delaware, Ohio and New Jersey, as applicable, for the Buyer, dated not more than ten (10) Business Days prior to the Closing Date with a bring-down good standing certificate dated as of the Closing Date (or verbal or online confirmation);
(d) copies of all third party and/or governmental consents, approvals and filings required by the Buyer in connection with the consummation of the transactions contemplated by this Agreement set forth on Schedule 3.2.2(d);
(e) a certificate, dated as of the Closing Date and executed by a duly elected, qualified and acting officer of the Buyer, as to the fulfillment of each of the conditions set forth in Sections 9.2.1 and 9.2.2; and
(f) such other documents and instruments as may be necessary or desirable to effect or evidence the Transactions that the Member Representative may reasonably request.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE SELLERS
AND THE UNITS
Each Seller severally, and not jointly with any other Seller, hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date as follows (it being understood and agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections of this Article IV and Article V as to which such information may be applicable solely to the extent that the relevance of such disclosure to such other section or subsection of this Article IV and Article V is reasonably apparent from such disclosure or if otherwise cross-referenced):
Section 4.1 Organization and Standing. Such Seller, if an entity, is an entity, duly formed or organized, validly existing and in good standing in the jurisdiction of its formation or organization, as applicable.
Section 4.2 Power and Authority of Seller. Such Seller has the full right, power and capacity to execute, deliver and perform this Agreement and each Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Seller is a party have been duly and validly executed and delivered by such Seller or, in the case of any Ancillary Agreements to be executed and delivered hereafter, such Ancillary Agreements will have been duly and validly executed and delivered by such Seller as of the Closing. This Agreement and the Ancillary Agreements to which such Seller is a party each constitute, or in the case of any Ancillary Agreements to be executed hereafter, such documents will constitute as of the Closing, such Seller’s legal, valid and binding obligations, enforceable in accordance with their terms against such Seller, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in Proceedings at law or in equity). The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby (including the sale of the Units) will not, with or without the giving of notice or the passing of time, or both, (a) violate any provision of any material applicable Law to which such Seller is subject, (b) violate any order, Judgment or decree applicable to such Seller, or (c) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, trust document, will, agreement, document or other instrument to which such Seller is a party or by which such Seller or such Seller’s properties (including the Units) are bound.

Section 4.3 Acknowledgment of Understanding by Seller. Such Seller (a) has carefully reviewed this Agreement and the Ancillary Agreements to be executed and delivered by such Seller, (b) has had the opportunity to independently consult with its own counsel, and (c) understands the effect of the representations and warranties, covenants, conditions and other terms herein and therein, including such Seller’s obligations to indemnify the Buyer in accordance with Article XI of this Agreement.
Section 4.4 Ownership of the Units. Except for certain rights set forth in the Operating Agreement (which such Seller has waived pursuant to Section 7.13 below), such Seller owns good and marketable record and beneficial title to the number of Units set forth opposite such Seller’s name on Schedule 4.4 of the Company Disclosure Schedule, and such Units (a) have been duly authorized, and are validly issued, fully paid, nonassessable and free of any preemptive rights, and (b) are free and clear of any Encumbrance. Other than the Units set forth opposite such Seller’s name on Schedule 4.4 of the Company Disclosure Schedule, such Seller does not own any Units or any other equity or debt security of the Company or any right of any kind to have any such equity or debt security issued to such Seller. Except for certain rights set forth in the Operating Agreement (which such Seller has waived pursuant to Section 7.13 below), there are no outstanding contractual obligations of any of the Sellers or the Company to repurchase, redeem or otherwise acquire any Units. Upon consummation of the Closing, the Buyer shall have obtained good and valid title to the Units purchased from such Seller, free and clear of any Encumbrance. Except for certain rights set forth in the Operating Agreement (which such Seller has waived pursuant to Section 7.13 below) and in this Agreement including Article XII, such Seller has the exclusive right, power and authority to vote the Units, and such Person owns and has granted no outstanding proxy as to any of such Units. Except for certain rights set forth in the Operating Agreement (which such Seller has waived pursuant to Section 7.13 below), such Seller is not a party to or bound by any agreement or any other Contract affecting or relating to such Seller’s right to sell or otherwise transfer or vote the Units held by such Seller (except such as shall be terminated in full on or prior to the Closing), and such Seller’s sale of the Units to the Buyer hereunder will not violate the legal rights of any Person or give any Person any cause of action or claim against such Seller or the Buyer.

Section 4.5 Legal Proceedings; Conflict. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, there are no Proceedings pending against the Seller or, as applicable, any of its officers, directors, shareholders, managers, members, trustees or other representatives (in their capacity as such) that challenge the validity or propriety of the transactions contemplated hereunder. Such Seller has not been permanently or temporarily enjoined or barred by any Judgment of any Governmental Authority or private arbitration tribunal from engaging in or continuing any conduct or practice in connection with the Company. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, such Seller does not own, directly or indirectly, any interest in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is not an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company Business.
Section 4.6 Potential Conflicts of Interest. Except as otherwise set forth on Schedule 4.6 of the Company Disclosure Schedule, no Seller:
Section 4.6.1 owns, directly or indirectly, any interest in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly traded companies), or is an officer, member, employee or consultant of, any Person that carries on business in competition with the Company; or
Section 4.6.2 has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for any Liabilities reflected in the Audited Financial Statements.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company and RRT, jointly and severally, hereby represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date as follows (it being understood and agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections of this Article IV and Article V as to which such information may be applicable solely to the extent that the relevance of such disclosure to such other section or subsection of this Article IV and Article V is reasonably apparent from such disclosure or if otherwise cross-referenced):
Section 5.1 Organization and Standing. The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Ohio. The Company does not have any Subsidiaries. The Company has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to carry on the Company Business in the manner as currently being conducted and to own, lease and operate all of its properties and assets. Schedule 5.1 of the Company Disclosure Schedule sets forth a true, accurate and complete list of each jurisdiction in which the Company is qualified to do business as a foreign entity. Except as set forth on Schedule 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it make such qualification or licensure necessary, unless the failure of such licensure or qualification will not result in a Company Material Adverse Effect. The copies of the Company’s articles of organization and Operating Agreement delivered by the Company to the Buyer prior to the execution of this Agreement are accurate, complete and correct copies of such instruments as in effect on the date hereof.

Section 5.2 Capitalization.
Section 5.2.1 Authorized, Issued and Outstanding Units. As of the date of this Agreement and as of the Closing Date, there are an aggregate of 1,040,323.00000 Units of which (i) 714,140.12658 are designated class A Units and (ii) 326,182.87342 are designated class B Units. The Company has no other Units authorized, issued or outstanding, and all such Units have been issued in compliance with all applicable state and federal securities Laws. Schedule 5.2.1 of the Company Disclosure Schedule sets forth the name of each holder of Units, as well as the number of class A Units and class B Units held by each such holder.
Section 5.2.2 Appreciation Rights. As of the date of this Agreement, an aggregate of 210,651.69 Appreciation Units have been granted and are outstanding. Schedule 5.2.2 of the Company Disclosure Schedule (as updated by Sellers prior to Closing in accordance the definitions of the terms “Appreciation Rights Holders” and “Ex-Appreciation Rights Holders”) sets forth the name of each Appreciation Rights Holder and Ex-Appreciation Rights Holder, as well as the Appreciation Rights Plan(s) under which such Appreciation Rights Holder’s and Ex-Appreciation Rights Holders Appreciation Rights were granted, the number of Appreciation Units held by each Appreciation Rights Holder and the number of Appreciation Units held by each Ex-Appreciation Rights Holder prior to entering into the Appreciation Rights Termination Agreement, the “Starting Appreciation Unit Value” (as defined in the applicable Appreciation Rights Plan) for each grant of Appreciation Units, and: (i) as of the date of this Agreement indicates: (a) the holders of Appreciation Rights listed thereon with respect to whom it is contemplated will, prior to Closing, enter into an Appreciation Rights Closure Agreement; and (b) the holders of Appreciation Rights listed thereon with respect to whom it is contemplated will, prior to Closing, enter into an Appreciation Rights Termination Agreement; and (ii) as of Closing will indicate (after being updated by Sellers prior to Closing in accordance the definitions of the terms “Appreciation Rights Holders” and “Ex-Appreciation Rights Holders”): (a) the holders of Appreciation Rights listed thereon with respect to whom, prior to Closing, entered into an Appreciation Rights Closure Agreement (i.e., the Appreciation Rights Holders); and (b) the holders of Appreciation Rights listed thereon with respect to whom, prior to Closing, entered into an Appreciation Rights Termination Agreement (i.e., the Ex-Appreciation Rights Holders). The Company has delivered to the Buyer true, accurate and complete copies of each plan and agreement pursuant to which any Appreciation Right has been granted, including any and all amendments thereto. Neither the Company nor any of its Affiliates has ever maintained a plan or arrangement entitled the “Theken Spine, LLC Appreciation Rights Plans for Employees, Distributors and Medical Advisors dated January 1, 2006,” and each unit appreciation right or similar right or interest purported to be issued under such a plan or arrangement was duly and validly issued pursuant to the Theken Spine, LLC Appreciation Rights Plan for Employees and Distributors dated January 1, 2005.

Section 5.2.3 No Other Units or Appreciation Rights. Except for the class A Units and class B Units referred to in Section 5.2.1 and as set forth on Schedule 5.2.1 of the Company Disclosure Schedule, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any Units or other equity or debt securities of the Company. Except for the Appreciation Units referred to in Section 5.2.2 and as set forth on Schedule 5.2.2 of the Company Disclosure Schedule, which have been issued in compliance with all applicable state and federal securities Laws, there are no outstanding: (i) appreciation rights in the Company, or (ii) rights of any kind to receive from the Company, or otherwise be granted from the Company, any appreciation rights, profits, interests or other equity linked rights, or any right, warrant or option to acquire any of the foregoing, or other right, agreement, arrangement or commitment that gives any Person the right to receive any deferred compensation, economic benefit or right similar to those granted under any of the Company’s Appreciation Rights Plans. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.
Section 5.2.4 No Other Agreements. Except as set forth on Schedule 5.2.4 of the Company Disclosure Schedule and except as set forth in the Operating Agreement and Article XII of this Agreement, there are no outstanding contractual obligations between the Company and any of its security holders (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring or allowing the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration or sale of; or (v) granting any preemptive or antidilutive right with respect to, any Units or other equity interests in the Company.
Section 5.3 Authority; No Violation. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved, and no other proceedings on the part of the Company or any of its Members or managers are necessary to approve this Agreement or the Ancillary Agreements to which the Company is a party, or to authorize or consummate the transactions contemplated hereby and thereby, in each case on behalf of the Company. This Agreement and the Ancillary Agreements to which the Company is a party, have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by each of the other parties hereto and thereto) constitute or will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in Proceedings at law or in equity).
Section 5.4 Consents and Approvals; No Conflicts. Except for certain rights set forth in the Operating Agreement (which the Sellers have waived pursuant to Section 7.13 below), and except for those consents, approvals and notices set forth on Schedule 5.4 of the Company Disclosure Schedule as well as those required under the HSR Act, neither the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the articles of organization or Operating Agreement of the Company, or (ii) (A) violate, conflict with or require any notice, filing, consent, waiver or approval under any material applicable Law or Judgment to which the Company or any of its respective properties, Contracts or Company Assets are subject, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Units or any Encumbrance, other than a Permitted Encumbrance, upon the properties, Scheduled Contracts or assets of the Company under, or require any notice, approval, waiver or consent under, any Contract.

Section 5.5 Financial Statements.
Section 5.5.1 The Company has delivered to the Buyer true, accurate and complete copies of (i) the consolidated unaudited balance sheet of the Company as of September 30, 2007 (the “Consolidated Interim Balance Sheet”), and the related consolidated statements of operations and changes in members’ equity for the nine-month period then ended (the statements referred to in this clause (i), including the Consolidated Interim Balance Sheet, the “Consolidated Interim Financial Statements”); and (ii) the consolidated audited balance sheet of the Company as of December 31, 2006 (the “Consolidated Audited Balance Sheet”) and the related consolidated statements of operations and changes in members’ equity for the fiscal year ended December 31, 2006, as the same are accompanied by the opinion of SS&G Financial Services, Inc. (the statements referred to in this clause (ii), including the Consolidated Audited Balance Sheet, and the opinion of SS&G Financial Services, Inc., the “Consolidated Audited Financial Statements”). The Consolidated Interim Financial Statements are attached hereto as Schedule 5.5.1(a) of the Company Disclosure Schedule and the Consolidated Audited Financial Statements are attached hereto as Schedule 5.5.1(b) of the Company Disclosure Schedule. The Consolidated Interim Financial Statements include a consolidating balance sheet schedule which sets forth the true, accurate and complete unconsolidated, unaudited balance sheet of the Company as of September 30, 2007 (the “Interim Balance Sheet”), and a consolidating statement of income schedule which sets forth the related unconsolidated statement of operations for the nine-month period then ended (the statements referred to in this clause, including the Interim Balance Sheet, the “Interim Financial Statements”). The Consolidated Audited Financial Statements include a consolidating balance sheet schedule which sets forth the true, accurate and complete unconsolidated, audited balance sheet of the Company as of December 31, 2006 (the “Audited Balance Sheet”), and a consolidating statement of income schedule which sets forth the related unconsolidated statement of operations for the fiscal year ended December 31, 2006, as the same are accompanied by the opinion of SS&G Financial Services, Inc. (the statements referred to in this clause, including the Audited Balance Sheet, and the opinion of SS&G Financial Services, Inc., the “Audited Financial Statements”). The Interim Financial Statements are attached hereto as Schedule 5.5.1(c) of the Company Disclosure Schedule and the Audited Financial Statements are attached hereto as Schedule 5.5.1(d) of the Company Disclosure Schedule. The Interim Financial Statements and Audited Financial Statements present fairly, in all material respects in relation to the Consolidated Audited Financial Statements taken as a whole, the financial position of the Company as of the dates thereof and the results of the Company’s operations for the fiscal periods therein set forth. Each of the Audited Financial Statements and the Interim Financial Statements has been prepared in accordance with the Company’s books and records, and GAAP consistently applied throughout such fiscal periods, subject to normal year-end adjustments, except (A) that the Interim Financial Statements may be subject to normal year-end audit adjustments that will not be material, individually or in the aggregate, and (B) for the items listed in Schedule 5.5.1(e) of the Company Disclosure Schedule.

Section 5.5.2 Attached hereto as Schedule 5.5.2 of the Company Disclosure Schedule are true, accurate and complete copies of (i) the monthly unaudited balance sheet of the Company as of the last day of each month from October 2007 through June 2008, inclusive, and (ii) the related statement of operations of the Company for each such month then ended (the statements referred to in clauses (i) and (ii), together with any additional financial statements delivered hereafter pursuant to Section 7.11, collectively, the “Interim Monthly Financial Statements”). Schedule 5.5.2 of the Company Disclosure Schedule shall be updated to include any Interim Monthly Financial Statements delivered after the date hereof pursuant to Section 7.11. The Interim Monthly Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of the Company’s operations for the fiscal periods therein set forth. Each of the Interim Monthly Financial Statements has been prepared in accordance with the Company’s books and records, and GAAP consistently applied throughout such fiscal periods, subject to normal year-end adjustments, except (A) that the Interim Monthly Financial Statements may be subject to normal year-end audit adjustments that will not be material, individually or in the aggregate, and (B) for the items listed in Schedule 5.5.2 of the Company Disclosure Schedule.
Section 5.5.3 Schedule 5.5.3 of the Company Disclosure Schedule sets forth a true, accurate and complete itemization of the accounts receivable (including aging) of the Company as of a date not more than five (5) days prior to the date of this Agreement (the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof. All Accounts Receivable have been billed in accordance with the past practice and custom of the Company consistently applied and are collectible in the ordinary course of business, except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Interim Balance Sheet.
Section 5.5.4 The Company has not incurred any Liability or obligation (absolute, accrued, contingent or otherwise) (other than contractual Liabilities and contractual obligations incurred in the ordinary course) that is required under GAAP to be reflected or reserved against, which has not been properly reflected or reserved against in the Audited Financial Statements and Interim Financial Statements.
Section 5.5.5 There are no actual outstanding claims against the Company to return any products by reason of alleged overshipments, defective products or otherwise that, individually or in the aggregate, are material to the Company. Except as set forth on Schedule 5.5.5 of the Company Disclosure Schedule, no outstanding purchase commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Company Business or contains terms or conditions that are materially more onerous than those usual and customary in the Company Business.

Section 5.5.6 The Company has made and kept (and given the Buyer access to) its true, accurate and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Business. The copies of the minute books of the Company previously delivered to the Buyer in connection with the Buyer’s due diligence are true and accurate, and accurately reflect all transactions in the Company’s equity securities through and including the date hereof. At the Closing, the Buyer will have exclusive ownership and direct control of the Company’s records, systems, controls, data and information.
Section 5.6 Inventory. Schedule 5.6 of the Company Disclosure Schedule sets forth a complete and accurate list of addresses at which Inventory is located as of the date hereof and except as set forth therein, and except as set forth on Schedule 5.6 of the Company Disclosure Schedule, no Inventory is held as of the date hereof by any Person (including any Affiliate of the Company) on consignment. All Inventory reflected on the Audited Financial Statements and Interim Financial Statements and all other Inventory acquired by the Company was acquired in the ordinary course of business and in a manner consistent with the Company’s ordinary and usual inventory practices consistent with past custom and practice. Except for Excess or Obsolete Inventory set forth on Schedule 5.6 of the Company Disclosure Schedule, all such Inventory is in good and saleable condition. As of the Closing Date, the Inventory held by the Company is sufficient to enable the Company, following the Closing Date, to perform its ordinary usual obligations consistent with past custom and practice. Adequate reserves in accordance with GAAP have been established on the Audited Financial Statements and Interim Financial Statements with respect to any (i) missing Inventory, or any (ii) Excess or Obsolete Inventory.
Section 5.7 Contracts.
Section 5.7.1 Schedule 5.7.1 of the Company Disclosure Schedule sets forth a complete and accurate list or description, as of the date hereof, of all Contracts, except for “click through” or “shrink-wrap” end user license agreements for commercial, off-the-shelf standard software products entered into in the ordinary course of business: (i) pursuant to which the Company is either obligated to pay or entitled to receive in excess of $20,000 and that is not otherwise required to be disclosed pursuant to subsections (ii) through (xxviii) of this Section 5.7.1; (ii) that are not terminable by the Company within ninety (90) days from the date of this Agreement without penalty or further obligation on the part of the Company; (iii) that involve payments based on profits or revenues of the Company; (iv) that are notes, mortgages, indentures, letters of credit or other obligations or agreements or other instruments evidencing Indebtedness (excluding trade payables incurred by the Company in the ordinary course of business and consistent with past practice) of the Company; (v) that are collective bargaining agreements with any labor unions or associations representing employees of the Company; (vi) that are for the lease of personal property with an annual base rental obligation of more than $10,000 or a total remaining rental obligation of more than $50,000; (vii) that are outsourcing, employment, management, consulting, service, severance or change in control agreements or other agreements or arrangements with any employee, Member, consultant or independent contractor of the Company (other than offer letters and employee invention and Proprietary Rights assignment agreements and option agreements, in each case, in the Company’s standard forms previously provided to the Buyer); (viii) that are non-disclosure agreements or similar agreements pursuant to which the Company is a party or which pertain to the Company Business; (ix) that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Affiliates to compete (geographically or otherwise) in any line of business anywhere in the world; (x) that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of other Persons to compete (geographically or otherwise) in any line of business anywhere in the world;

(xi) that are Contracts with distributors of the Company Products and/or Contracts with agents for the sale of the Company’s products; (xii) that obligate the Company to make future payments, contingent or otherwise, arising out of or relating to the acquisition or disposition of any business or securities of other Persons; (xiii) that are with any supplier with respect to the Company Business other than Contracts entered into with such suppliers in the ordinary course of business consistent with past practice and not in excess of $10,000; (xiv) that are Contracts with manufacturers of the Company’s products other than Contracts entered into with such manufacturers in the ordinary course of business consistent with past practice and not in excess of $10,000; (xv) that are with any group purchasing organization, hospital organization, hospital or surgeon; (xvi) pursuant to which the Company has agreed to encumber, not assert, transfer or sell rights in or with respect to any Proprietary Rights; (xvii) pursuant to which the Company is a party and which provides for the development of any Technology or Proprietary Rights, independently or jointly; (xviii) that are powers of attorney or agency agreements with respect to the Company Business; (xix) pursuant to which the Company is a party and pursuant to which any Person is authorized or permitted to use any Proprietary Rights; (xx) pursuant to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Intellectual Property Rights of any current or former employee or other third party; (xxi) to license or authorize any third party to manufacture or reproduce any products or Technology under Proprietary Rights; (xxii) obligating the Company to provide source code to any third party for Proprietary Rights; (xxiii) granting a license to Proprietary Rights or granting any distribution rights; (xxiv) granting an exclusive license to Proprietary Rights or granting any exclusive distribution rights; (xxv) entered into by the Company with any Affiliate of the Company; (xxvi) that are joint venture agreements or joint product development agreements relating to the Company Business; (xxvii) obligating the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person; (xxviii) entered into other than in the ordinary course;; or (xxix) that are material written amendments, supplements or modifications in respect of any of the foregoing specified in subsections (i) through (xxviii) of this Section 5.7.1 (collectively, the “Scheduled Contracts”); provided, however, that Sellers shall not be obligated to schedule pursuant to the foregoing clauses (vii) — (xi), any contracts with former employees, consultants or sales representatives of the Company, that consist of employment at will agreements, consulting agreements or manufacturer’s representative agreements entered into in the ordinary course of the Company Business (which contracts, agreements or underlying relationship have been terminated or expired prior to the date hereof).
Section 5.7.2 Schedule 5.7.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all material oral commitments that the Company has made to its customers with respect to the products and services of the Company.

Section 5.7.3 As of the date hereof, each of the Contracts is a legal, valid and binding obligation of the Company (assuming the due authorization, execution and delivery by the other parties thereto), is in full force and effect and enforceable against the Company in accordance with its terms, and is in full force and effect and enforceable against all parties thereto other than the Company, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in Proceedings at law or in equity). Except as set forth on Schedule 5.7.3.1 of the Company Disclosure Schedule, the Company has not received notice of cancellation of or default under or intent to cancel or call a default under any of the Contracts. Except as set forth on Schedule 5.7.3.2 of the Company Disclosure Schedule, the Company has performed all obligations required to be performed by it to date under the Contracts where nonperformance would result in a material breach of or default under any such Contract, or result in the termination, cancellation or acceleration of, or cause the loss or material modification of any right, or the imposition or material modification of any obligation under any such Contract. Except as set forth on Schedule 5.7.3.3 of the Company Disclosure Schedule, following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Contracts to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payment which the Company would otherwise be required to pay.
Section 5.7.4 Except as set forth on Schedule 5.7.4 of the Company Disclosure Schedule, true, accurate and complete copies of each of the written Scheduled Contracts, together with all material amendments, modifications or other changes thereto, have been provided to the Buyer.
Section 5.8 Regulatory Matters.
Section 5.8.1 Except as set forth on Schedule 5.8.1 of the Company Disclosure Schedule, all of the products sold by the Company are classified as Class I and Class II Medical Devices (as defined in Title 21 of the Code of Federal Regulations (CFR), Parts 862-892). Except as set forth on Schedule 5.8.1 of the Company Disclosure Schedule, the Company, and the products sold by the Company, are in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other Governmental Authorities (except for environmental agencies or bodies) having regulatory authority over the products of the Company (except with respect to environmental matters) and the Company.
Section 5.8.2 Except as set forth on Schedule 5.8.2 of the Company Disclosure Schedule, in the previous sixty (60) month period, the Company has not received any of the following communications, and to the Knowledge of the Company no facts exist which furnish any reasonable basis for, any Notice of Inspectional Observation (Form FDA 483), Notice of Adverse Findings, FDA Warning Letters, Section 305 notices, subpoena or other similar communication by any Governmental Authority, and there have been no recalls, field notifications, safety alerts or seizures required or threatened relating to the products manufactured, marketed or sold by the Company.

Section 5.8.3 Except as set forth on part (a) of Schedule 5.8.3 of the Company Disclosure Schedule, since its founding, the Company has neither filed any premarket approval applications (“PMA”) nor received any premarket notification (“510(k)”) clearance or concurrence letters from the FDA. Part (b) of Schedule 5.8.3 of the Company Disclosure Schedule contains a complete list of all of the Company’s products not marketed under an approved PMA or 510(k).
Section 5.8.4 Since its founding, the Company has not filed any investigational device exemptions (“IDE”) and has not conducted any clinical investigations under an IDE.
Section 5.8.5 Except as set forth on Schedule 5.8.5 of the Company Disclosure Schedule, to the Knowledge of the Company there are no facts which are reasonably likely to cause: (i) the denial, withdrawal, recall or suspension of any product sold or intended to be sold by the Company; (ii) a change in the marketing classification or labeling of any such products; or (iii) a termination or suspension of marketing of any such products.
Section 5.8.6 Except as set forth on Schedule 5.8.6 of the Company Disclosure Schedule, during the past five (5) years no products manufactured, marketed or sold by the Company or in connection with the Company Business have been recalled or subject to a field notification (whether voluntarily or otherwise) and no Proceedings have occurred (whether completed or pending) seeking to recall, suspend or seize a product sold or proposed to be sold by the Company or in connection with the Company Business.
Section 5.8.7 Except as set forth on Schedule 5.8.7 of the Company Disclosure Schedule, in the past forty-eight (48) months, the Company has not received any FDA inspection reports and the FDA has not inspected the Company’s facilities. The Company has furnished the Buyer with access to the Company’s internal audit reports (as required by 21 C.F.R. Part 820, Section 820.22) conducted by the Company in the past forty-eight (48) months. Schedule 5.8.7 of the Company Disclosure Schedule contains an accurate and complete list of all such internal audit reports in the past twenty-four (24) months.
Section 5.8.8 Except as set forth on Schedule 5.8.8 of the Company Disclosure Schedule, during the past five (5) years the Company has not filed any Medical Device Reports (pursuant to 21 C.F.R. Part 804).
Section 5.8.9 The Company has made available to the Buyer all complaints maintained by the Company (as required by 21 C.F.R. Part 820) and all product experience reports received or compiled by the Company during the past five (5) years. Schedule 5.8.9 of the Company Disclosure Schedule contains a complete list of all such complaints and product experience reports received or compiled by the Company during the past five (5) years.
Section 5.8.10 The Company has made available to the Buyer copies of all labels for all of the Company’s products in the Company’s possession. Except as set forth on Schedule 5.8.10 of the Company Disclosure Schedule, all labels are in material compliance with all applicable FDA and similar federal, state, local and foreign Laws.

Section 5.8.11 Except as set forth on Schedule 5.8.11 of the Company Disclosure Schedule, the Company has not obtained any regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company.
Section 5.9 Employment Matters.
Section 5.9.1 List of Plans. Schedule 5.9.1 of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or may have any obligation or Liability, whether actual or contingent, including, without limitation, all such incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, appreciation rights, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
Section 5.9.2 Deliveries. With respect to each Company Benefit Plan, the Company has delivered to the Buyer complete copies and summary plan descriptions of (i) each Company Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a letter, (vi) the most recent nondiscrimination tests performed under the Code (including the Section 401(k) and Section 401(m) tests) for each Company Benefit Plan, and (vii) all filings made with any Governmental Authority, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.
Section 5.9.3 General Compliance. Except as set forth on Schedule 5.9.3 of the Company Disclosure Schedule, each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, federal and state securities laws and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Audited Financial Statements prior to the date of this Agreement to the extent required to be so reflected or incorporated therein under applicable Law, GAAP or otherwise. With respect to each Company Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants. With respect to the Company Benefit Plans, no event has occurred, and to the Knowledge of the Company there exists no condition or set of circumstances, in connection with which the Company could be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

Section 5.9.4 Tax Qualification of Plans. Except as set forth on Schedule 5.9.4 of the Company Disclosure Schedule, each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k) or Section 4975(e)(7) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a favorable prototype opinion letter from the IRS, or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of the Company, no fact or event has occurred and there exists no condition or set of circumstances, that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.
Section 5.9.5 Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in Liability to the Company or any ERISA Affiliate. Neither the Company nor any other Person or entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company nor any ERISA Affiliate has any Liability under ERISA Section 502. All contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404. No circumstances exist that could result in excise taxes being imposed upon the Company under Chapter 43 of the Code.
Section 5.9.6 Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code. None of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.
Section 5.9.7 Change in Control. Except as set forth on Schedule 5.9.7 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any Person to benefits under any Company Benefit Plan. No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Transactions, by any employee, officer, director or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 5.9.8 Retiree Health/COBRA. Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of COBRA, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.
Section 5.9.9 Code Section 409A.

(a) Except as set forth on Schedule 5.9.9(a) of the Company Disclosure Schedule, no Company Benefit Plan or payment or benefit provided pursuant to any Company Benefit Plan between the Company and any “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Company Benefit Plan, including but not limited to each Appreciation Rights Plan or Unit Appreciation Agreement, that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. The payments of the amounts described in Sections 2.2, 2.3(c), 2.4.4(c) and (e), 2.5.1(a), 2.5.2(a), and 2.5.4(a) to the Appreciation Rights Holders in the manner set forth in such Sections complies with Section 409A of the Code and, without limiting the generality of the foregoing, will constitute payments of “transaction-based compensation” in compliance with Treasury Regulation Section 1.409A-3(i)(5)(iv).

(b) The Appreciation Units awards disclosed on Schedule 5.9.9(b) of the Company Disclosure Schedule have been granted in compliance with applicable Law and have a “Starting Appreciation Unit Value” (as defined in the Theken Spine, LLC Appreciation Rights Plan for Employees and Distributors dated January 1, 2005) that is at least equal to the fair market value of a Unit as of the date that the Appreciation Unit was awarded (determined in accordance with applicable Law, including, without limitation, Section 409A of the Code).

Section 5.9.10 Withholding and Classification. The Company has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, independent contractors and other service providers, and is not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes.
Section 5.9.11 Foreign Plans. The Company does not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States or which is otherwise subject to the laws of any jurisdiction outside of the United States.

Section 5.9.12 Company Business Employees.
(a) Schedule 5.9.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list (giving name, job title, credited service, current annual compensation (including a separate statement of base salary, bonus and benefits for each individual)) of each employee of the Company. The Company has never been delinquent in payments to any employee, consultant or independent contractor for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employee, except to the extent of: (i) any delinquent payments arising from disputes with any such employees, consultants or independent contractors set forth on Schedule 5.9.12(a) of the Company Disclosure Schedule or (ii) non-material delinquencies. Except as set forth on Schedule 5.9.12(a) of the Company Disclosure Schedule, the Company is currently in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours and does not have any material outstanding liability with respect to any prior non-compliance with such Laws. The Company is not nor has it ever been liable for any nonpayment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(b) Except as set forth on Schedule 5.9.12(b) of the Company Disclosure Schedule, there are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested in writing, or to the Knowledge of the Company has sought, to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Knowledge of the Company, threatened. Except as set forth on Schedule 5.9.12(b) of the Company Disclosure Schedule the Company has not, during the three-year period prior to the date of this Agreement, received any demand letters, suits, drafts of suits, or administrative claims of or from any of its employees. Except as set forth on Schedule 5.9.12(b) of the Company Disclosure Schedule, there are no controversies pending, or, to the Knowledge of the Company, threatened, between the Company and any of its employees, consultants or independent contractors, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.
(c) To the Knowledge of the Company, none of the Company’s employees, consultants or independent contractors are obligated under any Contract, or subject to any Judgment, decree or order of any Governmental Authority, that would materially interfere with the use of their efforts to promote the interests of the Company or that would conflict with the Company Business. To the Knowledge of the Company and except as set forth on Schedule 5.9.12(c) of the Company Disclosure Schedule: (i) each employee, consultant and independent contractor currently employed or engaged by the Company (other than independent contractors who do not have access to any of the Company’s confidential or proprietary information (e.g., construction workers)) has executed a non-disclosure of confidential and/or proprietary information agreement with respect to the confidential and/or proprietary information made available to such employee, consultant and independent contractor of the Company; and (ii) no current or former employee, consultant or independent contractor of the Company is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, nondisclosure or non-competition or any other Contract with any other party by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission.

Section 5.9.13 Employee Claims. To the Knowledge of the Company and except as set forth on Schedule 5.9.13 of the Company Disclosure Schedule, no employee or former employee has any cause of action or other claim against the Company or any of its directors or officers under federal or state employee discrimination or sexual harassment laws including claims under Title VII of the Civil Rights Act of 1964.
Section 5.10 Tax Matters.
Section 5.10.1 Except as set forth on Schedule 5.10.1 of the Company Disclosure Schedule, all Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions of time to file) with the appropriate Governmental Authority, and all such Tax Returns are accurate and complete in all material respects. Except as set forth on Schedule 5.10.1 of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time to file any such Tax Return. Complete and accurate copies of all Tax Returns of the Company for the last three (3) fiscal years have been delivered or otherwise made available to the Buyer.
Section 5.10.2 Except as set forth on Schedule 5.10.2 of the Company Disclosure Schedule: (i) the Company has timely paid all Taxes which are due and payable; and (ii) the accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet are adequate to cover all Taxes of the Company accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date of the Interim Balance Sheet. All Taxes of the Company attributable to Tax Periods (or portions thereof) commencing after the date of the Interim Balance Sheet have arisen in the ordinary course of business.
Section 5.10.3 Except as set forth on Schedule 5.10.3 of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the Company is in material compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under federal, state, local and foreign Tax Laws; (ii) all Taxes required by Law to be withheld or collected by the Company has been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority; and (iii) the Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company otherwise would have been obligated to collect or withhold Taxes.
Section 5.10.4 There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company. The Company has not elected nor is required to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of state, local or foreign Tax Law. None of the assets of the Company is required to be treated for Tax purposes as being owned by any other Person.

Section 5.10.5 Except as set forth on Schedule 5.10.5 of the Company Disclosure Schedule: (i) no deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed or assessed against the Company; (ii) there are no ongoing, pending, or to the Knowledge of the Company threatened, audits, investigations, examinations or other administrative or judicial Proceedings relating to the Liability for any Taxes of the Company, and there are no matters under discussion between the Company and any Governmental Authority with respect to the Liability for any Taxes of the Company; (iii) no power of attorney has been executed by or on behalf of the Company with respect to any matters relating to Taxes that is currently in force; (iv) no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company; and (v) no claim has ever been made by any Governmental Authority against the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
Section 5.10.6 The Company has not requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority, which would impact the amount of any Tax Liability of the Company for a Post-Closing Tax Period. The Company will not be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain that otherwise would have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of any change in the method of accounting of the Company (other than any change in accounting method mandated by the Buyer) or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period.
Section 5.10.7 Except as set forth on Schedule 5.10.7 of the Company Disclosure Schedule: (i) the Company has never been a member of any affiliated group of corporations which has filed a combined, consolidated or unitary income Tax Return for federal, state, local or foreign Tax purposes; and (ii) the Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract, or otherwise.
Section 5.10.8 Except as may otherwise be provided in the Operating Agreement, the Company is not a party to any Tax sharing, indemnity, allocation or similar agreements. The Company has no contractual obligations to indemnify any other Person with respect to Taxes.
Section 5.10.9 The Company has not entered into or participated in (i) any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) any confidential corporate tax shelter within the meaning of Section 6111(d) of the Code and Treasury Regulation Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004.

Section 5.10.10 Except as set forth on Schedule 5.10.10 of the Company Disclosure Schedule, the Company is a partnership for income Tax purposes and has been since 2004. Prior to 2004, the Company filed its income Tax Returns as a sole proprietorship for income Tax purposes. As a partnership for income Tax purposes it is not subject to any federal income Tax. The Company files state income Tax withholding or composite Tax Returns where it is required to file such Tax Returns and also currently files a local income Tax Return with the city of Akron, Ohio.
Section 5.10.11 For purposes of Sections 897 and 1445 of the Code and the Treasury Regulations thereunder, fifty percent or more of the value of the Company’s gross assets does not consist of “U.S. real property interests” and ninety percent or more of the value of the Company’s gross assets does not consist of “U.S. real property interests” plus cash or cash equivalents.
Section 5.11 Legal Proceedings; Permits.
Section 5.11.1 Except as set forth on Schedule 5.11.1 of the Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations of any nature (each, a “Proceeding”) pending, or, to the Knowledge of the Company, threatened, (i) against the Company, any of its officers or directors (in their capacity as such), any of the Company Assets or the Company Business or that challenge the validity or propriety of the transactions contemplated hereunder; (ii) involving any of the Company’s products; (iii) against the Company, any of its officers or directors (in their capacity as such), any of the Company Assets or the Company Business that would reasonably be expected to, individually or in the aggregate, materially affect the operation or conduct of the Company Business or the use of the Company Assets in any jurisdiction where the Company conducts material business or, if determined adversely, would reasonably be expected to result in Damages to the Company in excess of $10,000, or (iv) challenging the Company’s right to use any products owned or licensed by any of the Company’s vendors. Except as set forth on Schedule 5.11.1 of the Company Disclosure Schedule, there is no Judgment imposed upon the Company or any of the Company Assets or the Company Business pursuant to which the Company is currently obligated to make any payments to any third party. Except as set forth on Schedule 5.11.1 of the Company Disclosure Schedule, the Company is not currently obligated to make any payments to any third party in connection with any threatened or actual Proceeding.
Section 5.11.2 Except as set forth on Schedule 5.11.2 of the Company Disclosure Schedule, (i) to the Knowledge of the Company, no Member, officer or employee or any partner or joint venture with the Company, has been permanently or temporarily enjoined or barred by any Judgment of any Governmental Authority or private arbitration tribunal from engaging in or continuing any conduct or practice in connection with the Company, (ii) there is not in existence any Judgment of any Governmental Authority or private arbitration tribunal requiring the Company to take any action of any kind which is not required generally of other entities in businesses similar to the business currently conducted by the Company and to which the Company is subject or to which the Company is bound, (iii) there is not in existence any Judgment of any Governmental Authority or private arbitration tribunal constituting or relating to any Proceeding in which the Company is or was a named party that imposes material financial obligations on the Company, and (iv) the Company is not in default with respect to any Judgment of any Governmental Authority, and there are no unsatisfied Judgments against the Company.

Section 5.11.3 Except as set forth on Schedule 5.11.3 of the Company Disclosure Schedule, during the five (5) years preceding the date hereof, the Company has held, and at Closing will hold, all material licenses, franchises, decrees, permits and authorizations required under applicable Law (collectively, “Permits”) for the lawful ownership, operation and use of the Company Assets and the conduct of the Company Business. The Company is not in default under any applicable Law relating to the Company or any of the Company Assets or operations in any material respect, and, except as set forth on Schedule 5.11.3 of the Company Disclosure Schedule, there are no outstanding material violations of any of the above and the Company has not received notice asserting any such violation. The Company has been and is in compliance with all Permits in all material respects. Schedule 5.11.3 of the Company Disclosure Schedule sets forth a true and complete list of all Permits currently held by the Company.
Section 5.11.4 Except as set forth on Schedule 5.11.4 of the Company Disclosure Schedule, no Governmental Authority has provided notice to the Company of, and, to the Knowledge of the Company, no Governmental Authority has otherwise initiated or threatened to commence, any proceeding or investigation into the business or operations of the Company or any of its officers, Members or employees in their capacity as such with the Company and, to the Knowledge of the Company, no such Proceedings or investigations are contemplated. Except as set forth on Schedule 5.11.4 of the Company Disclosure Schedule, there is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of the Company of which the Company has notice.
Section 5.12 Health Care Matters. Without limiting the generality of any other provision contained herein, the Company represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 5.12.1 Compliance with Health Care Laws. The Company, and any officer, affiliate, agent or employee of the Company acting on behalf of the Company, is in compliance in all material respects with all Health Care Laws applicable to Company.
Section 5.12.2 Filings. Except as set forth on Schedule 5.12.2 of the Company Disclosure Schedule, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished under any Health Care Law to any Governmental Authority by the Company, or by any officer, affiliate, agent or employee of the Company acting in his or her capacity as an officer, affiliate, agent or employee of the Company, have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

Section 5.12.3 Material Statements. Neither the Company, nor any officer, affiliate, agent or employee of the Company acting in his or her capacity as an officer, affiliate, agent or employee of the Company, has in connection with any requirement under any Health Care Law: (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a violation of any Health Care Law.
Section 5.12.4 Proceedings. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting the Company relating to any of the Health Care Laws.
Section 5.12.5 Prohibited Transactions. Neither the Company, nor any officer, affiliate, agent or employee of the Company acting on behalf of the Company, is a party to any contract, lease agreement or other arrangement (including any consulting agreement) with any Health Care Professional who is in a position to make or influence referrals to or otherwise generate business to the Company, provide services, lease space, lease equipment or engage in any other venture or activity with the Company, other than contracts, leases, agreements or other arrangements which are in compliance with all applicable Health Care Laws. Neither the Company, nor any officer, affiliate, agent or employee of the Company acting on behalf of the Company, directly or indirectly: (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential Health Care Professional of the Company in order to illegally obtain business or payments from such Health Care Professional in violation of any Health Care Law; (2) gave or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential Health Care Professional in violation of any Health Care Law; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any Health Care Professional where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any applicable Health Care Law; or (4) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Health Care Professional, or any officer, affiliate, agent or employee of the Company, with the intention or understanding that any part of such payment would be used or was given for an illegal purpose under any applicable Health Care Law.
Section 5.12.6 Fair Market Value. The compensation paid or to be paid by the Company to any Health Care Professional who is employed by or contracted with the Company is fair market value for the services and items actually provided by such Health Care Professional, not taking into account the value or volume of referrals or other business generated by such Health Care Professional for the Company. The Company has at all times maintained a written agreement with each Health Care Professional receiving compensation from the Company.

Section 5.13 Environmental Matters. The Company (i) is and has been in compliance in all material respects with all applicable Environmental Laws and is not subject to any material Liability under any Environmental Laws, and (ii) holds all Environmental Permits necessary to conduct its current operations, which Environmental Permits are valid, uncontested and in good standing. The Company has not retained or assumed either contractually, or to the Knowledge of the Company by operation of law, any Liability of any other Person under any Environmental Law. The Company has not received any notice, demand letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law. The Company has not entered into or agreed to any consent decree or order, and is not subject to any Judgment, decree or judicial order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending, or, to the Knowledge of the Company, threatened, with respect thereto. The Company is not an indemnitor in connection with any claim asserted by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Materials, and to the Knowledge of the Company the Company is not an indemnitor in connection with any claim threatened by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Materials. There have been no releases of Hazardous Materials at any current or former real properties owned or leased by the Company in quantities that could trigger the need for investigation and/or remediation pursuant to Environmental Laws. The Company has delivered to, or made available for review by, the Buyer true and complete copies of all environmental assessments or audit reports or other similar studies or analyses in the Company’s possession, custody or control relating to the Company Business or any real property owned or leased by the Company.
Section 5.14 Properties. The Company has good and marketable title to, or valid leasehold interests in, all of its properties. Except as set forth on Schedule 5.14 of the Company Disclosure Schedule, all such properties, other than properties in which the Company has a leasehold interest, are free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such leases. Except as set forth on Schedule 5.14 of the Company Disclosure Schedule, the Company has no obligation to perform any construction of material tenant improvements involving costs in excess of $20,000 under any lease. Schedule 5.14 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all real property and interests in real property owned or leased by the Company and a true and complete list of all personal property, equipment and fixtures (other than items or categories of items having a book value of less than $10,000 individually) owned by the Company, all of which personal property, equipment and fixtures are in ordinary operating condition, normal wear and tear excepted.
Section 5.15 Insurance. Schedule 5.15 of the Company Disclosure Schedule contains a true, accurate and complete list of all policies of fire, Liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Company Business (the “Company Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true and complete copies of which have been delivered to, or made available for review by, the Buyer. All Company Insurance Policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company Assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply with applicable Law and/or any contractual or other obligations. The Company has not been refused any insurance with respect to any aspect of the operations of the Company Business.

All premiums due and payable under each such policy have been paid and no notice of cancellation or termination has been received by the Company or its Affiliates with respect to any such policy (except for any of the same which may have been received due to a failure to timely pay an amount due all of which amounts have been paid by the Company and such late payments have not had any adverse effect of any of such policies). The Company has not (a) reserved against in the Interim Financial Statements, (b) received any notice regarding, or (c) to the Knowledge of the Company, been threatened with, any actual or possible refusal of any coverage or rejection of any material claims under any Company Insurance Policy. The activities and operations of the Company have been conducted in a manner believed to conform in all material respects to all applicable provisions of the Company Insurance Policies.
Section 5.16 Proprietary Rights.
Section 5.16.1 Except as set forth on Schedule 5.16.1 of the Company Disclosure Schedule, the Company, owns, possesses or otherwise controls or has the right to use the Intellectual Property Rights and Proprietary Rights necessary for the operation of the Company Business as presently conducted.  Except as set forth on Schedule 5.16.1 of the Company Disclosure Schedule, to the Knowledge of the Company no Person who has licensed Proprietary Rights to the Company has ownership rights or license rights to improvements made by the Company in such Proprietary Rights except where possession of such ownership rights or license rights to improvements by such Person would not have a Company Material Adverse Effect.  Except as set forth on Schedule 5.16.1 of the Company Disclosure Schedule, to the Knowledge of the Company each item of the Proprietary Rights owned by the Company that is necessary for the operation of the Company Business as presently conducted is valid and subsisting.  In each case in which the Company has acquired any Proprietary Rights from any Person, where such Proprietary Rights are necessary for the operation of the Company Business as presently conducted, except as set forth on Schedule 5.16.1 of the Company Disclosure Schedule, the Company has obtained a valid and enforceable assignment, license or other grant sufficient to transfer to the Company such rights in such Proprietary Rights as are necessary for the Company Business as presently conducted.  Except as set forth on Schedule 5.16.1 of the Company Disclosure Schedule, the Company has recorded in the United States Patent & Trademark Office (the “PTO”) or the U.S. Copyright Office, as applicable, any assignments of ownership to the Company or a subsidiary of a United States Patent, a United States Trademark Registration, or a United States Copyright Registration, as appropriate.  The Company has not claimed “small entity status” with the United States Patent & Trademark Office in connection with any U.S. patent application filings or fee payments except where at the time such claim was made the Company met the statutory requirements for such status.
Section 5.16.2 Except as set forth on Schedule 5.16.2 of the Company Disclosure Schedule, there are no outstanding liens (statutory or otherwise), pledges, options, security interests, claims, or rights of first refusal of any kind relating to the Proprietary Rights owned by the Company, nor is the Company bound by or a party to any liens (statutory or otherwise), pledges, options, security interests, claims, or rights of first refusal of any kind with respect to the Intellectual Property Rights owned by the Company. Schedule 5.16.2 of the Company Disclosure Schedule lists all material Contracts to which the Company is a party with respect to any Technology or Proprietary Rights. Except as set forth on Schedule 5.16.2 of the Company Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of, the foregoing Contracts and, to the Knowledge of the Company, no other party to any such Contracts is in breach thereof or has failed to perform thereunder. Except as set forth on Schedule 5.16.2 of the Company Disclosure Schedule, the Company does not have an explicit, or to the Knowledge of the Company implied, legal obligation, absolute or contingent, to any Person to sell, transfer or assign any of the Proprietary Rights owned by the Company. Except as set forth on Schedule 5.16.2 of the Company Disclosure Schedule, the Company has not made any assignment or granted any license, and is not under any obligation to grant any such license or rights, to any Person, under any of the Proprietary Rights owned by the Company. Except as set forth on Schedule 5.16.2 of the Company Disclosure Schedule, none of the Contracts listed in Schedule 5.16.2 of the Company Disclosure Schedule grants, or sets forth or creates an obligation to grant, any third party exclusive rights in, to or under any of the Proprietary Rights, or grants, or sets forth or creates an obligation to grant, any third party the right to sublicense any of the Proprietary Rights.

Section 5.16.3 Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, to the Knowledge of the Company there are no facts or circumstances that would render the Proprietary Rights owned by the Company invalid or unenforceable. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, to the Knowledge of the Company there is and has been no unauthorized use, disclosure, infringement, or misappropriation, or notice of invalidity or unenforceability, of any Proprietary Rights owned by the Company, by any third party, including, for example, any employee or former employee of the Company. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, with respect to the Proprietary Rights, no notification has been received, and no claim has been asserted or suggested and to the Knowledge of the Company no threat or inquiry has been made, regarding third party Intellectual Property Rights, and no litigation, arbitration or other adversary proceeding is pending, or, to the Knowledge of the Company, is threatened. None of the Proprietary Rights owned by the Company is subject to any pending, or, to the Knowledge of the Company, threatened, outstanding order, contract, stipulation, proceeding, or notification, including without limitation any pending interference, opposition, cancellation, reissue, reexamination, or other challenge or adversarial proceeding, restricting in any material manner the use, transfer, or licensing by the Company of any Intellectual Property Rights, or which may materially affect the validity, use or enforceability of any of the Proprietary Rights owned by the Company. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, the Company has not obtained a legal opinion analyzing or assessing the validity or scope of any Proprietary Rights. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, no freedom to operate, patent clearance, right to market or right to use studies or analyses have been performed by or on behalf of the Company with respect to the Intellectual Property Rights of third parties. The conduct of the Company Business as presently conducted does not infringe or misappropriate any Intellectual Property Rights of any third party of any Person anywhere in the world. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, the Company has not within the past five (5) years received any communications alleging that the Company has violated any of the Intellectual Property Rights of any other Person. Except as set forth on Schedule 5.16.3 of the Company Disclosure Schedule, the Company has not within the past five (5) years brought any action, suit or proceeding for infringement or misappropriation of, or declaration regarding, any Proprietary Rights, breach of any agreement relating to Intellectual Property Rights, or violation of any covenant not to compete.

Section 5.16.4 Except as set forth on Schedule 5.16.4 of the Company Disclosure Schedule, all material Technology owned by the Company used in or necessary to the conduct of the Company Business were written or created by either (i) an employee of the Company acting within the scope of his employment who has assigned (or who is required to assign) all of his/her rights in such Technology, including Intellectual Property Rights therein, to the Company or (ii) by non-employees who have validly and irrevocably assigned all of their Intellectual Property Rights therein to the Company. To the Knowledge of the Company no current or former employee, consultant or independent contractor of the Company has developed any Technology or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any third party any rights (including Intellectual Property Rights) in or to such Technology or other copyrightable, patentable or otherwise proprietary work.
Section 5.16.5 Schedule 5.16.5 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all patents, trademark registrations or applications and copyright registrations or applications for which the Company has made a filing or registered with a Governmental Authority in the United States or a foreign country or which are material to the operation of the Company Business held by, or under obligation of assignment to, the Company and (ii) all applications therefor together with the name of the owner thereof. Each Proprietary Right listed in Schedule 5.16.5 of the Company Disclosure Schedule (A) is in proper form and (B) has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, and the Patents described in Schedule 5.16.5 of the Company Disclosure Schedule are subsisting. All necessary registration, maintenance and renewal fees in connection with registered Proprietary Rights have been paid and all necessary documents and certificates in connection with registered Proprietary Rights have been filed with the relevant Patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Proprietary Rights. Except as set forth on Schedule 5.16.5 of the Company Disclosure Schedule, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any registered Proprietary Rights. Each owner listed in Schedule 5.16.5 of the Company Disclosure Schedule is listed in the records of the appropriate Governmental Authority as the sole owner of record. Except as set forth on Schedule 5.16.5 of the Company Disclosure Schedule, the Company has, or will have as of the Closing Date, obtained agreements from all necessary Persons to provide necessary and reasonable assistance in perfecting the Company’s rights of ownership or exclusive license to any Patents. Other than the Proprietary Rights listed in Schedule 5.16.5 of the Company Disclosure Schedule, (x) no provisional applications, nonprovisional applications, substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part, parents or other related applications have been filed or issued with respect to Technology used in and/or necessary to the Company Business and owned by the Company, and as currently planned or contemplated to be conducted by the Company, and (y) no counterpart applications of the Proprietary Rights listed have been filed or issued in any country.

Section 5.16.6 Except as set forth on Schedule 5.16.6 of the Company Disclosure Schedule: (i) to the Knowledge of the Company, no confidential information, trade secret, formula, process, invention or design which is not publicly known or was not, as of the time of disclosure, publicly known (“Confidential Information”), and which is currently necessary to the conduct of the Company Business has been disclosed or authorized to be disclosed by the Company to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person; (ii) the Company has taken all steps that are reasonably required to protect the Company’s rights in Confidential Information of the Company or provided by any other Person to the Company and to protect and preserve the confidentiality of all Confidential Information included in the Proprietary Rights; (iii) in all material respects, the use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party protecting such Confidential Information from disclosure; and (iv) in all material respects, the use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement or other legal binding arrangement between the Company and the owner of such Confidential Information, or is otherwise lawful.
Section 5.16.7 Except as set forth on Schedule 5.16.7 of the Company Disclosure Schedule, all Proprietary Rights material to the operation of the Company Business as presently conducted are fully transferable, alienable or licensable by the Company at the time of Closing without material restriction and without material payment to any third party.
Section 5.16.8 Except as set forth on Schedule 5.16.8 of the Company Disclosure Schedule, to the extent that the Company’s Technology has been developed or created by a third party for the Company, the Company, has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party’s Intellectual Property Rights in such Technology. To the extent that any third-party Intellectual Property Rights are knowingly, intentionally or purposely incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any product under Proprietary Rights, or any of the Proprietary Rights relates to any development by the Company that involves the derivation or use of specifications or technical information derived from the products of third parties, the Company, has a written agreement with such third party with respect thereto pursuant to which the Company either has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or has obtained licenses sufficient for the conduct of the Company Business.
Section 5.16.9 The Company is not and shall not be as a result of the execution or effectiveness of this Agreement, or the performance of its obligations under this Agreement, in material breach of any Contract to which Company is a party relating to any Proprietary Rights (the “Intellectual Property Rights Agreements”) in a manner that would have a Company Material Adverse Effect. The consummation of the transactions will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Intellectual Property Rights Agreements, nor give any party to any Intellectual Property Rights Agreement the right to do any of the foregoing in a manner that would have a Company Material Adverse Effect. Following the Closing, the Company will be permitted to exercise all of the rights of Company under the Intellectual Property Rights Agreements to the same extent the Company would have been able had the transactions not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that Company would otherwise be required to pay. Neither the execution or effectiveness of this Agreement nor the performance of the obligations of Company under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any of the Proprietary Rights, or impair the right of the Company to use, possess, sell or license any of the Proprietary Rights in any manner that would have a Company Material Adverse Effect.

Section 5.16.10 Schedule 5.16.10 of the Company Disclosure Schedule lists all material Contracts, between the Company and any other Person, other than ordinary course contracts with customers, wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.
Section 5.16.11 Except as set forth on Schedule 5.16.11 of the Company Disclosure Schedule, there are no Contracts between the Company and any other Person with respect to Patents or exclusive license to Patents that comprise the Proprietary Rights under which there is any known dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.
Section 5.16.12 Except as set forth on Schedule 5.16.12 of the Company Disclosure Schedule, the operation of the Company Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, Technology or services (including products, Technology or services currently under development) of the Company do not and will not when conducted by the Company in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction in a manner that would have a Company Material Adverse Effect, and except as set forth on Schedule 5.16.12 of the Company Disclosure Schedule, the Company has not during the past two (2) years received notice from any Person claiming that such operation or any act, product, Technology or service (including products, Technology or services currently under development) of the Company infringe or misappropriate any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have any Knowledge of any basis therefor).
Section 5.16.13 Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer, by operation of law or otherwise, of any Contracts to which the Company is a party, will result in the Company or the Buyer (i) granting to any third party any right to or with respect to any Technology or Intellectual Property Rights owned by, or licensed to, either of them, (ii) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses which the Company is not already bound by or subject to prior to Closing, or (iii) being obligated to pay any royalties or other amounts to any third party in excess of those which the Company is already obligated to pay prior to the Closing.

Section 5.16.14 Except as set forth on Schedule 5.16.14 of the Company Disclosure Schedule, and other than sales commissions paid to employees, consultants, sales agents or independent contractors of the Company in the ordinary course of business, there are no royalties, fees, honoraria or other payments payable by the Company to a Person by reason of the ownership, development, use, license, sale or disposition of Proprietary Rights, other than salaries and consulting fees.
Section 5.17 Absence of Certain Changes or Events. Since December 31, 2006, except as contemplated by this Agreement or as otherwise disclosed on Schedules 5.17.1 through 5.17.17 of the Company Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practices and there has not been any:
Section 5.17.1 Company Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
Section 5.17.2 failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Company Business intact and to preserve the continued services of the Company’s employees and the goodwill of suppliers, customers and others having business relations with the Company;
Section 5.17.3 resignation or termination of any key employee or key independent contractor, officer or manager, or any increase in the rate of compensation payable or to become payable to any key employee, officer or manager of the Company (other than pursuant to general, regularly-scheduled reviews or otherwise in the ordinary course of business), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Company Benefit Plan;
Section 5.17.4 sale, assignment, license, transfer or Encumbrance of any of the Company Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;
Section 5.17.5 incurrence of any Liability other than Liabilities incurred in the ordinary course of business consistent with past practice;
Section 5.17.6 new Contracts (other than Contracts immaterial to the Company Business), or extensions, modifications, terminations or renewals thereof which were entered into, modified or terminated outside of the ordinary course of business or which were not consistent with past practice;

Section 5.17.7 change in accounting methods or practices by the Company or revaluation by the Company of any of the Company Assets, including writing off or establishing reserves with respect to Inventory, notes or Accounts Receivable (other than for which adequate reserves have been previously established) except as a result of adjustments made to conform the Company’s accounting methods or practices or valuation of any of the Company Assets with accounting standards as applied by SS&G Financial Services, Inc. in the Audited Financial Statements;
Section 5.17.8 damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company Assets or the Company Business;
Section 5.17.9 declaration, setting aside or payment of any dividend or distribution by the Company in respect of any Units of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;
Section 5.17.10 failure to pay any material obligation of the Company when due (except for such obligations the Company is contesting in good faith or will pay off at Closing);
Section 5.17.11 except for any cancellation of Indebtedness which may occur in connection with the Closing of this Agreement, cancellation of any Indebtedness (including cancellations made in the ordinary course of business and consistent with past practice that exceed in the aggregate $10,000) or waiver of any rights of substantial value to the Company;
Section 5.17.12 Indebtedness incurred by the Company or any commitment to borrow money entered into by the Company (excluding trade payables incurred by the Company in the ordinary course of business and consistent with past practice), any loans made or agreed to be made by the Company, or guaranties by the Company for any Indebtedness;
Section 5.17.13 acquisition of any equity interest in any other Person;
Section 5.17.14 amendment to the articles of organization, Operating Agreement or similar organizational documents of the Company;
Section 5.17.15 adoption, modification or termination of any Company Benefit Plan, except as set forth on Schedule 5.17.15 of the Company Disclosure Schedule;
Section 5.17.16 material Tax election by the Company, change in the method of Tax accounting of the Company or any compromise or settlement of any Tax Liability of the Company; or
Section 5.17.17 agreement by the Company directly or indirectly to do any of the foregoing.

Section 5.18 Sufficiency of and Title to Assets.
Section 5.18.1 Except as set forth on Schedule 5.18.1 of the Company Disclosure Schedule, the Company owns, and upon the consummation of the transactions contemplated herein, will own, all right, title and interest in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal or mixed, and wherever situated (including, without limitation, the Contracts and Intellectual Property Rights that are presently owned by the Company), used by the Company to conduct the Company Business (the “Company Assets”), free and clear of any Encumbrances, other than Permitted Encumbrances and/or restrictions that result from the Company’s Contracts. The Company Assets are sufficient for the conduct of the Company Business at the time of Closing in substantially the same manner as conducted immediately prior to Closing. All of the tangible personal property owned or leased by the Company is in good operating condition and repair, subject only to ordinary wear and tear.
Section 5.18.2 Except for those licenses, consents and payments set forth on Schedule 5.18.2 of the Company Disclosure Schedule, no licenses or consents from, or payments to, any Person are or will be necessary for the Buyer to use any of the Company Assets in substantially the manner in which the Company and its Affiliates have used the Company Assets.
Section 5.18.3 A list of the Company’s tangible personal property is attached hereto as Schedule 5.18.3 of the Company Disclosure Schedule.
Section 5.18.4 Schedule 5.18.4 of the Company Disclosure Schedule is a list of certain assets of the Company that may be distributed to one or more Members of the Company prior to Closing.
Section 5.19 Potential Conflicts of Interest. Except as otherwise set forth on Schedule 5.19 of the Company Disclosure Schedule, neither the Company nor RRT, nor, to the Knowledge of the Company, any officer of the Company:
Section 5.19.1 owns, directly or indirectly, any interest in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly traded companies), or is an officer, member, employee or consultant of, any Person that carries on business in competition with the Company;
Section 5.19.2 has any claim against, or owes any amount to, the Company, except for claims for salary, commissions, accrued vacation pay and accrued benefits under Company Benefit Plan; or
Section 5.19.3 has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for any Liabilities reflected in the Audited Financial Statements and claims in the ordinary and normal course of business, such as for accrued vacation pay and accrued benefits under the Company Benefit Plans.

Section 5.20 Transactions with Affiliates.
Section 5.20.1 Except as set forth on Schedule 5.20.1 of the Company Disclosure Schedule, none of the Sellers, Appreciation Rights Holders or any of their respective Affiliates (a) has borrowed money from or loaned money to the Company that is currently outstanding, (b) has any ownership interest in any Company Asset, or (c) is a party to any Contract or is engaged in any ongoing transaction with the Company (other than employment, independent contractor and/or consulting relationships disclosed under Section 5.2.2, Section 5.7 or Section 5.9 hereof).
Section 5.20.2 Except as set forth on Schedule 5.20.2 of the Company Disclosure Schedule, no Contract, understanding or arrangement in effect prior to or at the Closing between the Company and any of the Sellers or their Affiliates will continue in effect subsequent to the Closing Date (other than the Ancillary Agreements). Except as set forth on Schedule 5.20.2 of the Company Disclosure Schedule, after the Closing, none of the Sellers or Appreciation Rights Holders will have any interest in any Company Asset. Except as set forth on Schedule 5.20.2 of the Company Disclosure Schedule, none of the Sellers or their Affiliates or Appreciation Rights Holders provides any material services to the Company other than in his or her capacity as an employee, independent contractor or consultant of the Company.
Section 5.21 Product Warranty. Except as set forth on Schedule 5.21 of the Company Disclosure Schedule, no product of the Company Business manufactured, sold, leased or delivered by the Company is subject to any oral or written guaranty, warranty or other indemnity to its customers with respect to the quality or absence of defects of such product beyond the Company’s applicable regular or standard or usual terms and conditions of sale or lease or as otherwise provided by applicable Law. Except as set forth on Schedule 5.21 of the Company Disclosure Schedule, the Company has delivered or made available to the Buyer true and correct copies of each of the Company’s customer Contracts. Except as set forth on Schedule 5.21 of the Company Disclosure Schedule, there are no claims pending, or to the Knowledge of the Company anticipated or threatened, against the Company with respect to the quality of, or existence of defects in, any such products. The Company has made available to the Buyer information which is accurate and complete in all material respects, regarding all returns of defective or expired products given or promised to customers during said period, and such information in each case accurately describes as best known to the Company the cause which resulted in the return, allowance or credit. Except as set forth on Schedule 5.21 of the Company Disclosure Schedule, the Company has not during the past five (5) years paid or been required to pay or received a request or demand for payment of any Damages, including any direct, incidental or consequential damages, to any Person in connection with any such product.
Section 5.22 Certifications; Product Safety.
Section 5.22.1 Except as set forth on Schedule 5.22.1 of the Company Disclosure Schedule, all operations of the Company Business have achieved and maintained all required ISO (International Organization for Standardization) and quality certifications and are compliant, in all material respects, with the applicable FDA Quality System Regulations, and there is no pending, or to the Knowledge of the Company, threatened, action to audit, repeal, fail to renew or challenge with respect to any such certification. During the four (4) years preceding the date hereof and except as set forth on Schedule 5.22.1 of the Company Disclosure Schedule, the Company has not been required to file any notification or other report with or provide information to any product safety agency, commission, board or other governmental entity of any jurisdiction concerning actual or potential hazards with respect to any product purchased, distributed, sold or leased, or with respect to services rendered, by the Company, to the extent such products or services relate to the Company Business. Each product distributed, sold, or leased, or service rendered, by the Company related to the Company Business complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other governmental entity having jurisdiction over the Company Business. The Company, or an agent of the Company, manufactures each product of the Company Business in accordance with each device master record (as such term is defined in the FDA Quality System Regulations) maintained by the Company, or an agent of the Company, for each product of the Company Business.

Section 5.22.2 Except as set forth on Schedule 5.22.2 of the Company Disclosure Schedule, the Company has not received notice that requires, and to the Knowledge of the Company, no development exists that would require, any product recalls or field corrective actions that would or could reasonably be expected to result in a Company Material Adverse Effect.
Section 5.23 Product Liability Claims. Except as set forth on Schedule 5.23 of the Company Disclosure Schedule, no product liability claims related to the Company Business or any of the Company’s products have been made against the Company during the five (5) years preceding the date hereof.
Section 5.24 Export.
Section 5.24.1 In the three-year period prior to the date hereof, the Company and, to the Knowledge of the Company, any distributor of the Company’s products have (i) complied with all applicable laws or regulations related to the sale, marketing, promotion or export of goods promulgated or enforced by the Office of Foreign Assets Control in the Unites States Department of the Treasury, the United States Department of Commerce or any other department or agency of the United States federal government, including, without limitation, the Arms Export Control Act, the trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Customers Regulations (the “Trade Laws”), and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations.
Section 5.24.2 The Company has not received written notice that it has been or is the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Authority, and the Company has no reason to believe that the basis exists for any such investigation, complaint or claim.
Section 5.25 Certain Relationships. Except as set forth on Schedule 5.25 of the Company Disclosure Schedule, the Company has not received any written notice within the past twenty-four (24) months that any Person who is a customer or distributor of, or supplier, manufacturer or licensor to, or a party contracting with the Company with respect to the Company Business, has taken any action, or threatened to take any action, which has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 5.26 Vote Required. No additional votes of any class or series of the Company’s Units necessary to adopt or approve this Agreement, the Ancillary Agreements, and the other transactions contemplated hereby are required.
Section 5.27 No Broker. Except for P&M Corporate Finance, LLC whose fees and expenses shall constitute Company Expenses for purposes of this Agreement, no broker, finder or similar intermediary has acted for or on behalf of the Sellers, the Company or any Affiliate of the Company, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or any of its Affiliates in connection with the Transactions.
Section 5.28 Full Disclosure. No representations or warranties by the Company in this Agreement, any Ancillary Agreement, or any exhibit, certificate or schedule furnished to the Buyer pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein or therein not misleading.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Company and Sellers as follows:
Section 6.1 Organization and Standing. The Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease and operate all of its properties and assets and to carry on its businesses substantially in the manner as they are currently being conducted. In addition, the Buyer is duly licensed or qualified to do business as a foreign corporation in New Jersey and Ohio. The Buyer shall deliver to the Member Representative prior to the Closing copies of the Buyer’s articles of incorporation and the same are accurate, complete and correct copies of such instruments as in effect on the date hereof. LifeSciences is a wholly-owned subsidiary of Buyer and the sole direct subsidiary of Buyer. Buyer is not a subsidiary (direct or indirect) of any other Person.
Section 6.2 Authority; No Violation.
Section 6.2.1 The Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Buyer is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action or proceedings on the part of the Buyer or any of its stockholders or directors are necessary to approve this Agreement or the Ancillary Agreements to which the Buyer is a party or authorize or consummate the transactions contemplated hereby. This Agreement and the Ancillary Agreements to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto) constitute or will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in Proceedings at law or in equity).

Section 6.2.2 Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the organizational documents of the Buyer, or (ii) (A) violate, conflict with or require any notice, filing (except for the filing under the HSR Act and federal and state securities laws filings), consent, waiver or approval under any material applicable Law or Judgment or decree to which the Buyer, any of its respective Affiliates or Subsidiaries or any of their respective properties, contracts or assets are subject, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of the Buyer under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Buyer or any of its respective Affiliates or Subsidiaries is a party, or by which the Buyer or any of its respective Affiliates or Subsidiaries, or any of their respective properties or assets, may be bound or affected in any material respect, except, in the cases of clauses (A) and (B) of this Section 6.2.2, for any conflict, breach, default, termination, cancellation, acceleration, loss or violation which individually or in the aggregate would not materially impair the Buyer’s ability to effect the Closing and carry out all of its obligations hereunder including any and all obligations with respect to making the Earn-Out Payments.
Section 6.3 Consents and Approvals. Except for the filing required under the HSR Act contemplated by Section 7.5.1, and any applicable filings required under the Exchange Act, any applicable blue sky laws and the rules and regulations of the Exchange, no consents or approvals of or filings or registrations with any Governmental Authority or any other Person are necessary in connection with the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer or its Affiliates or Subsidiaries is a party or the consummation by the Buyer of the transactions contemplated hereby.
Section 6.4 No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Buyer or any of its respective Affiliates or Subsidiaries in connection with this Agreement.
Section 6.5 Buyer’s Listing. Buyer is: (i) currently listed on the Exchange; (ii) is in full compliance with its listing agreement; and (iii) is current in all of its filings required under the Exchange, the listing agreement and the Exchange Act.
Section 6.6 Sufficiency of Funds. Buyer will have, when due, sufficient funds for the payment of all amounts required to be paid by it pursuant to this Agreement, including, without limitation, all amounts set forth under Article II hereof and for the performance of its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE VII.
COVENANTS AND ADDITIONAL AGREEMENTS
Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the termination of this Agreement and the Closing, the Company shall carry on the operation of the Company Business in the ordinary course and substantially in accordance with past practice and shall use its reasonable best efforts not to take any action inconsistent with the provisions of this Agreement or any of the Ancillary Agreements. Except as expressly set forth in this Agreement or the Ancillary Agreements, the Company shall use its reasonable best efforts to maintain the present character and quality of the Company Business, including its present operations, physical facilities, working conditions and relationships with distributors, lessors, licensors, suppliers, customers, consultants and employees. Without limiting the generality of the foregoing, unless specifically consented to by the Buyer in advance in writing, or expressly set forth in this Agreement, in the Ancillary Agreements or in any other written agreement with the Buyer, from the date of this Agreement through the earlier of the termination of this Agreement and the Closing, the Company shall not:
Section 7.1.1 except for trade payables incurred in the ordinary course of business consistent with past practice, borrowings under the Line of Credit and as listed on Schedule 7.1.1 of the Company Disclosure Schedule, incur any Indebtedness;
Section 7.1.2 assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business) or otherwise become responsible for obligations of any other Person;
Section 7.1.3 issue or commit to issue any Units or any other securities or any securities convertible into Units or any other securities, including, without limitation, any options to acquire Units, or issue or commit to issue any Appreciation Rights;
Section 7.1.4 except as contemplated by Section 2.2, and the Appreciation Rights Closure Agreements, amend, waive or modify any terms of any Appreciation Rights Plan or Unit Appreciation Agreement, including by directly or indirectly increasing or reducing the “Starting Appreciation Unit Value” (as defined in the applicable Appreciation Rights Plan) or the number of Appreciation Rights granted under any Unit Appreciation Agreement or otherwise; provided, however, that nothing herein shall prevent the Company from entering into any Appreciation Rights Termination Agreements;
Section 7.1.5 except as allowed and contemplated under Article XII of this Agreement with respect to voting agreements: (i) enter into any voting agreement with respect to any Units; or (ii) declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on any Units payable in any form of property other than cash or cash equivalents (whether Units, real or personal property or a combination thereof), it being understood and agreed by the Parties that RRT and the other Sellers may at all times prior to Closing declare, set aside, make and pay any dividend or distribution on any Units, or any bonus or other compensation including the distributions contemplated on Schedule 7.1.5 of the Company Disclosure Schedule so long as the same is made in available cash or cash equivalents of the Company and fully-paid prior to the Closing with no obligations of the Company in respect thereof following the Closing;

Section 7.1.6 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Units, other equity interests or securities;
Section 7.1.7 make any change to the Company’s articles of organization or Operating Agreement;
Section 7.1.8 mortgage, pledge or otherwise encumber any Company Assets, or sell, transfer, license or otherwise dispose of any Company Assets, except for the sale or license of the Company’s products and services to customers and in the ordinary course of business and consistent with the Company’s past practice;
Section 7.1.9 cancel, release or assign any Indebtedness owed to it or any claims or rights held by it in excess of $5,000, individually, or $25,000, in the aggregate;
Section 7.1.10 except as set forth on Schedule 7.1.10 of the Company Disclosure Schedule, make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, business or product line acquisitions, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except for such investments, commitments, contributions, acquisitions or property transfers not in excess of $10,000 in the aggregate;
Section 7.1.11 adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions), or otherwise permit its corporate existence to lapse or be suspended or revoked;
Section 7.1.12 other than “click through” end user license agreements, or as set forth on Schedule 7.1.12 of the Company Disclosure Schedule: (i) terminate, make any change in or waive or exercise any material right or remedy under, or renew any Scheduled Contract, or (ii) enter into any Contract, which if in existence as of the date of this Agreement would have constituted a Scheduled Contract under Section 5.7.1, other than Contracts previously approved by Buyer (such approval not be unreasonably withheld);
Section 7.1.13 except as set forth on Schedule 7.1.13 of the Company Disclosure Schedule, (i) enter into or modify any employment Contract, (ii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company, or promote any employee (who is not an officer as of the date of this Agreement) to an officer position, (iii) pay any compensation to or for any employee, officer or Member other than in the ordinary course of business and pursuant to existing employment arrangements, (iv) pay or agree to pay any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit, other than pursuant to such benefits set forth on the Company Disclosure Schedule, (v) enter into, modify or terminate any Company Benefit Plan other than as required by applicable Law;
Section 7.1.14 make any change in any method of accounting or accounting practice other than as required by GAAP, applicable Law or any Governmental Authority;

Section 7.1.15 make or change any material election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
Section 7.1.16 except as allowed and contemplated under Sections 2.3 and 3.2.1(n), (o), (p) and (q) of this Agreement: (i) prepay any long-term Indebtedness, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of the Company Business, (ii) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of the Company Business consistent with past practice, or (iii) delay or accelerate the payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of the Company Business consistent with past practice;
Section 7.1.17 write up, write down or write off the book value of any Company Assets, except for Excess or Obsolete Inventory, Accounts Receivable that are not collectible, or the depreciation and amortization or impairment of assets, in each case in accordance with GAAP and consistent with the Company’s past custom and practice;
Section 7.1.18 except as set forth on Schedule 7.1.18 of the Company Disclosure Schedule, waive, release, assign, settle or compromise any material claims or settle any Proceeding;
Section 7.1.19 do any other act that would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;
Section 7.1.20 transfer to any Person any Intellectual Property Rights or Proprietary Rights, other than in the ordinary course of business consistent with past practice; or
Section 7.1.21 directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 7.1.1 through 7.1.20.
Section 7.2 Confidentiality and Announcements.
Section 7.2.1 During the period between the date hereof and the Closing Date or, if this Agreement terminates without a Closing, for the five (5) year period after the date hereof, the Parties shall hold, and shall cause their Affiliates and representatives to hold, confidential all information of each other Party that is non-public, confidential or proprietary in nature in accordance with the terms and conditions of the Confidentiality Agreement; provided however, that with respect to any information of an Affiliate of RRT not a party to the Confidentiality Agreement, Buyer shall keep the same confidential, subject to Section 7.8.3, and in the same manner as it is required to keep and treat other confidential information delivered to it pursuant to the Confidentiality Agreement; provided further, that the confidentiality period with respect to confidential information of any such Affiliate shall run for a period of five (5) years from the latter of the date hereof or the date that said confidential information is delivered to Buyer.

Section 7.2.2 Subject to Section 7.2.1, the Parties shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the Transactions contemplated hereby and, except as required by Law or the rules and regulations of any Exchange, no such press release or other public disclosure shall be made without the consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or any contrary term contained in the Confidentiality Agreement, the Parties acknowledge that the Buyer is required to file this Agreement on SEC Form 8-K within four (4) Business Days after the date hereof, and shall prepare a filing that it deems fit but will give all reasonable opportunity for the Member Representative to review and comment on such disclosure prior to filing. In addition, if market rumors, press articles, wire agencies or other sources indicate or mention the Transaction, the Buyer may be obliged to and may respond to such comments in compliance with the requirements of any Exchange as it shall deem fit but will give all reasonable opportunity for the Member Representative to review and comment on such disclosure prior to the release of the same. The Parties shall cooperate in any such filing, registration or notification and shall execute all documents reasonably required in connection therewith.
Section 7.3 Access by the Buyer. Except as otherwise set forth herein and subject to the terms of the Confidentiality Agreement, from the date of this Agreement through the Closing Date, the Company shall, and shall cause each of its Members, Affiliates, managers, officers, employees and representatives to, afford the Buyer and its representatives reasonable access upon prior notice and at all reasonable times to the Company Business for the purpose of inspecting the same, and to the Company’s Members, Affiliates, officers, employees and representatives, properties, books and records, Contracts and Company Assets, and shall furnish the Buyer and its representatives, upon prior notice and in a timely manner, all financial, operating and other data and information as the Buyer or its Affiliates, through their respective representatives, may reasonably request.
Section 7.4 Notification of Certain Matters.
Section 7.4.1 RRT and the Company shall give prompt notice to the Buyer of any of the following that occurs before the Closing: (i) the occurrence, or failure to occur, of any event that causes any representation or warranty of any Seller or the Company contained in this Agreement or in any Ancillary Agreement to which it is a party to be untrue or inaccurate in any material respect (and similarly, each Seller hereby agrees to give prompt notice to RRT of any of the following that occurs before the Closing: the occurrence, or failure to occur, of any event that causes any representation or warranty of such Seller contained in this Agreement or in any Ancillary Agreement to which he/it is a party to be untrue or inaccurate in any material respect); and (ii) any failure of any Seller or the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder (and similarly, each Seller hereby agrees to give prompt notice to RRT of any of the following that occurs before the Closing: any failure of such Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by he/it hereunder); provided, however, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition; provided further, that notwithstanding anything in this Agreement to the contrary, in no event shall any Seller (other than RRT) be in breach of this Section 7.4.1 as a result of a breach of Section 7.4.1 by RRT unless said breach by RRT is caused by, or is a result of, a breach of this Agreement or any Ancillary Agreement by the particular Seller at issue. The Company shall promptly notify the Buyer of any default, the threat or commencement of any Proceeding, or any development that occurs before the Closing of which it is aware that results, or would reasonably be expected to result, in a Company Material Adverse Effect.

Section 7.4.2 The Buyer shall give prompt notice to the Member Representative on behalf of the Company of any of the following that occurs before the Closing: (i) the occurrence, or failure to occur, of any event that causes any representation or warranty of the Buyer contained in this Agreement or in any Ancillary Agreement to which it is a party to be untrue or inaccurate in any material respect and (ii) any failure of the Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Buyer shall promptly notify the Member Representative of any default, the threat or commencement of any Proceeding, or any development that occurs before the Closing of which it is aware that results, or would reasonably be expected to result, in a Buyer Material Adverse Effect.
Section 7.5 Consents and Approvals.
Section 7.5.1 Each of the Buyer, the Company and RRT shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law, including any filing required by the HSR Act, or otherwise to consummate and make effective the other Transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by the Company, or avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the other Transactions contemplated hereby; and (iii) to obtain all consents, licenses, waivers, approvals or authorizations set forth on Exhibit I, and ensure that such consents are in full force and effect as of the Closing Date.
Section 7.5.2 Each of the Buyer and Company agrees to make, or cause to be made, the applications or filings required to be made by the Buyer or the Company or any of their respective Subsidiaries under any applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the other transactions contemplated hereby, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable. Each of the Company, RRT and the Buyer shall, and shall cause their respective Affiliates to, furnish to the other Parties all information necessary for any application or other filing to be made in connection with the Transactions pursuant to this Section 7.5. For the avoidance of doubt, the Buyer shall pay all filing fees required to be paid by the “acquiring person” under the HSR Act.

Section 7.5.3 Except as set forth in Section 7.5.5 of this Agreement, the Company and the Member Representative shall (i) comply at the earliest practicable date with any request under or with respect to the HSR Act and any other applicable Laws for additional information, documents or other materials received by the Company from the United States Federal Trade Commission or Department of Justice or any other Governmental Authority in connection with any applications or filings to be made in connection with the Transactions pursuant to this Section 7.5 or the other Transactions contemplated hereby, and (ii) coordinate and cooperate with the Buyer and give due consideration to all reasonable additions, deletions or changes suggested by the Buyer in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable Laws, and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority.
Section 7.5.4 Unless prohibited by a Governmental Authority or the Law, each of the Company, the Member Representative and the Buyer shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any application or filing to be made in connection with the Transactions pursuant to this Section 7.5. Prior to participating in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, the Company shall give the Buyer reasonable prior notice of such meeting and invite representatives of the Buyer to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority or the Law. The Company shall coordinate and cooperate as reasonable with the Buyer in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company in connection with all meetings, actions and Proceedings under or relating to any such application or filing.
Section 7.5.5 If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transactions contemplated hereby as violative of any applicable Law, the Company shall, and shall cause its Affiliates to, reasonably cooperate with the Buyer and use its reasonable best efforts to contest and resist, except insofar as the Company or the Buyer may otherwise agree, any such action or Proceeding, including any action or Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions contemplated hereby; provided, however, nothing in this Agreement shall require the Buyer, the Sellers, the Member Representative or the Company, nor permit the Buyer, the Sellers, the Member Representative or the Company, to enter into or consummate any understanding, undertaking or agreement that: (i) would limit in any manner the Buyer’s ability to operate the Company Business following the Closing in its absolute discretion, or require the sale, divestiture, or license of any of the assets, properties or businesses of either the Buyer or the Company; or (ii) would reasonably be expected to have a material and adverse impact on the anticipated amount of the Earn-Out Payments or Purchase Price payable hereunder.

Section 7.6 No Solicitation. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the Company and the Sellers will not (and will use its reasonable best efforts to cause its Affiliates, employees, officers, directors, agents or other Persons acting on its behalf not to) (i) solicit, initiate, entertain, encourage, discuss, provide information with respect to, accept or consider any inquiries, offers or proposals from any Person which constitute, or could reasonably be expected to lead to, (A) the sale of all or a substantial part of any Company’s securities or assets, whether such transaction would take the form of a sale of interests, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an “Acquisition Proposal”), or (B) the incurrence or assumption of any Indebtedness (excluding trade payables incurred by the Company in the ordinary course of business and consistent with past practice), issuance of any bonds or other security, or any modification, amendment or refinancing of the Line of Credit (a “Financing Proposal”), (ii) negotiate with any other Person or enter into any agreement, letter of intent, or other document relating to or contemplating an Acquisition Proposal or Financing Proposal, (iii) enter into any Contract with respect to any Acquisition Proposal, or (iv) sell, transfer or otherwise dispose of, or enter into any Contract with respect to the sale, transfer or disposition of, any interest in the Company Assets, Units or other equity interests of the Company. The Company and the Sellers will not (and will each use reasonable best efforts to cause its Affiliates, employees, officers, Members, agents or other Persons acting on its behalf not to) provide any information concerning the Company to any other Person who the Company reasonably believes will utilize such information to make or consider making an Acquisition Proposal or Financing Proposal. The Company and the Sellers will immediately notify the Buyer in writing upon receipt by the Company or the Sellers (or any of their Affiliates, employees, officers, Members, agents or other Persons acting on its behalf) of any Acquisition Proposal or offer, or any inquiry or other contact with any Person with respect thereto, and shall, in any such notice to the Buyer, indicate the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact (including a copy of any written or electronic mail transmissions received in connection therewith).
Section 7.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions contemplated hereby, the Company and the Sellers shall grant such approvals and take such actions as are reasonably necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms set forth in this Agreement and the Ancillary Agreements and otherwise act to eliminate or minimize the effects of any Takeover Statute on the transactions contemplated hereby.
Section 7.8 Further Assurances; Further Documents.
Section 7.8.1 As of the date of this Agreement, each of the Parties (as applicable to each of them) shall use its reasonable best efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX, (ii) to cause the other transactions contemplated hereby to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the other transactions contemplated hereby; provided, however, in no event shall the foregoing require any Seller to expend any of its own funds, or expend any efforts greater than those expended by the Company or any other Seller, in order to accomplish satisfaction of the foregoing conditions.

Section 7.8.2 Each of the Parties shall, and shall cause its respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the other transactions contemplated hereby.
Section 7.8.3 RRT agrees to afford the Buyer and its representatives reasonable access to the properties, books and records of RRT’s Affiliates, and shall furnish the Buyer and its representatives, upon prior written notice (including notice via electronic mail) and in a timely manner, all financial, operating and other data and information as the Buyer or its Affiliates, through their respective representatives, may reasonably request in connection with the preparation of any reports to be filed with the SEC after the Closing Date; provided however, that except for information required to be filed with the SEC, all other information which is not filed with the SEC must be kept confidential in accordance with Section 7.2 of this Agreement.
Section 7.9 Employee Matters.
Section 7.9.1 For purposes of determining eligibility to participate and vesting where length of service is relevant under any employee benefit plan of the Buyer or any of its Subsidiaries in which employees of the Company who continue to be employed by the Buyer or any of its Subsidiaries, as applicable (the “Continuing Employees”), are eligible to participate after the Closing Date, to the extent permitted by the terms and conditions of such plans, the Buyer shall use reasonable best efforts to cause the Continuing Employees to receive service credit for service with the Company to the same extent such service was credited under similar employee benefit plans of the Company; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.
Section 7.9.2 Prior to the Closing, the Buyer may elect to provide written notice to the Company instructing the Company to terminate its 401(k) Plan (the “401(k) Plan”). In the event that the Buyer provides such written notice to the Company, the Company shall provide the Buyer with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to a valid corporate action. The form and substance of such action shall be subject to the review and reasonable and timely approval of the Buyer. The Company also shall take such other actions in order to terminate the 401(k) Plan as the Buyer may reasonably request.
Section 7.9.3 No provision of this Section 7.9 shall create any third party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with the Buyer or any of its Subsidiaries (including the Company following the Closing) and no provision of this Section 7.9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plans or any similar plan or arrangement which may be maintained by the Buyer, the Company or any of its Subsidiaries for Continuing Employees.

Section 7.10 Restrictive Covenants.
Section 7.10.1 For a period of five (5) years after the Closing (the “Restricted Period”), each Seller set forth on Exhibit L covenants and agrees that neither it nor any of its Affiliates, Subsidiaries, directors, managers, officers or employees (collectively, the “Restricted Parties”) shall (i) engage, directly or indirectly, anywhere in the world where the Company Business is currently conducted in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Company as of the Closing (a “Competing Activity”) or, (ii) directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance or services to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Company in a Competing Activity (each a “Competing Party”); provided, however, and notwithstanding anything herein to the contrary, the following shall not be deemed a Competing Activity or a breach of this Section 7.10: (x) the research, design, development, mechanical testing, manufacture, marketing, sale and/or distribution of devices, kits, instrumentation, techniques, methods, implants, and/or associated components for (1) intervertebral distraction and the interposition or injection of polymethylmethacrylate or another injectable biomaterial (excluding bone void fillers and biomaterials designed to promote the formation of new bone) into the intervertebral space or (2) joint distraction and the interposition or injection of polymethylmethacrylate or another injectable biomaterial (excluding bone void fillers and biomaterials designed to promote the formation of new bone) into such joints, solely for use in joints outside the spine; in each case, including the apparatus for mixing and/or injecting polymethylmethacrylate or other injectable biomaterial (excluding bone void fillers and biomaterials designed to promote the formation of new bone) into such space or joints, respectively (the “Allowable Activities”); (y) the rendition or provision of any services by RRT or any Affiliate of RRT (including, without limitation, Theken Orthopaedic, Inc.) for, on behalf of, or related to the Allowable Activities; or (z) the rendition or provision of any services by RRT or any Affiliate of RRT (including, without limitation, Theken Orthopaedic, Inc.) on behalf of a Competing Party so long as such services are rendered or provided other than for a Competing Activity of such Competing Party (e.g., the rendition of orthopaedic testing services for the reconstruction division of Zimmer, Inc.).
Section 7.10.2 As a separate and independent covenant, and subject to the exceptions listed in subsections (x)-(z) of Section 7.10.1 above, during the Restricted Period, none of the Restricted Parties shall, in any way, directly or indirectly, for the purpose of conducting or engaging in any Competing Activity, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company in connection with a Competing Activity or take away or interfere or attempt to interfere with any custom, trade, business, supply relationship or patronage of the Company.
Section 7.10.3 No Restricted Party will be in violation of this Section 7.10 solely by reason of investing in stock, bonds or other securities of any Person or entity engaged in a Competing Activity (but without otherwise participating in such Competing Activity), if: (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act or any successor Law; and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, five percent (5%) of the issued and outstanding shares or such capital stock, or, in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding.

Section 7.10.4 As a separate and independent covenant, during the Restricted Period, none of the Restricted Parties shall, in any way, directly or indirectly, (i) solicit, hire or interfere with or attempt to solicit, hire or interfere with any officers, employees, representatives or agents of the Company, or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company, or (ii) employ or offer employment to any of the Company’s employees until after any such individual has ceased to be employed by the Company (or any of its Affiliates) for a period of at least twelve (12) consecutive months following the termination of such employment; provided that the foregoing shall not prohibit a general public employment advertisement not specifically identifying the Company or the Company Business, and non-directed employment searches.
Section 7.10.5 The Restricted Period for any Seller shall be extended by the length of any period during which such Seller is in breach of the terms of this Section 7.10.
Section 7.10.6 Sellers acknowledge that the covenants applicable to the Restricted Parties set forth in this Section 7.10 are an essential element of this Agreement and that, but for the agreement of and on behalf of the Restricted Parties to comply with these covenants, the Buyer would not have entered into this Agreement. Each Seller acknowledges that this Section 7.10 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Buyer. Each Seller has independently consulted with its counsel and, after such consultation, agrees that the covenants set forth in this Section 7.10 are reasonable and proper in scope and duration.
Section 7.11 Interim Monthly Financial Statements. For each month from June 2008 through the Closing Date, no later than thirty (30) days after the completion of such month, the Company shall (and Sellers shall cause the Company to) deliver to the Buyer an unaudited balance sheet of the Company as of the last day of such month, together with the related unaudited statement of operations of the Company for such month. As used herein, and for purposes of, the representation under Section 5.5.2 (including for purposes of the “bring down” of such representation under Section 9.3.1), the term “Interim Monthly Financial Statements” shall be deemed to include any financial statements delivered pursuant to this Section 7.11.
Section 7.12 Third-Party Indebtedness; Company Expenses. The Company agrees that except for trade payables incurred in the ordinary course and consistent with past practice of the Company Business, immediately prior to or at the Closing, there shall be none of the following assuming that the same are paid off immediately prior to or at Closing (as contemplated by Section 2.3): (i) Indebtedness or (ii) Company Expenses.
Section 7.13 Waiver of Operating Agreement Provisions. Each Seller hereby waives any rights it might have under the Operating Agreement to block, prohibit or otherwise alter the sale of the Units by the Members to the Buyer pursuant to the terms of this Agreement, including, without limitation, any such rights under Sections 4.3, 4.4, 7.9 and 8 of the Operating Agreement.

Section 7.14 Post-Closing Management of the Theken Companies by RRT.
Section 7.14.1 Buyer’s Actions. Buyer hereby covenants and agrees that, during the Earn-Out Period, it will, and will cause its Affiliates and Subsidiaries to, act in good faith with respect to its management, and the management of its Affiliates and Subsidiaries (including, without limitation, the Theken Companies) as contemplated by this Agreement so as not to take any actions that are intended to impede the ability of Sellers to earn the maximum amount of Earn-Out Payments possible hereunder. Notwithstanding the foregoing, this Section 7.14.1 shall not prevent Buyer or any of its Affiliates or Subsidiaries (including the Company) from taking any actions they reasonably determine in good faith are necessary or advisable for the management of their businesses (so long as said actions are not intended to impede the ability of Sellers to earn the maximum amount of Earn-Out Payments possible hereunder), certain of which actions the parties acknowledge and agree may, directly or indirectly, adversely impact the amount of the Earn-Out Payments.
Section 7.14.2 Management by RRT after Closing. After Closing and through the end of the Earn-Out Period, for so long as he is employed by Buyer or one of its Affiliates, RRT shall have authority to make all day-to-day ordinary course decisions with respect to the management of the Theken Companies subject to the following:
(a) Budgets. RRT shall manage the Company, Therics and Theken Disc in accordance with the nine quarterly budgets as set forth on Exhibit M attached hereto; provided, however, the Parties acknowledge and agree that: (i) should the Closing occur in the middle of a quarter, the first quarterly budget will be prorated to that portion of a calendar quarter remaining until the commencement of the First Earn-Out Period, (ii) such budgets are subject to change based on the actual revenue performance of the Theken Companies over the budgeted periods as contemplated in Section 7.14.5, and (iii) the objective of the Parties is to maximize the revenues of the Company and Therics during such periods subject to certain constraints, including that the Company, Theken Disc and Therics will, on a combined pro forma basis, have earnings before interest, taxes and intangible amortization (“EBITIA”) of: (A) at least Four Hundred Eighty-Four Thousand Dollars ($484,000) for each month prior to the commencement of the Earn-Out Period, (B) at least Eight Million Eight Hundred Thousand Dollars ($8,800,000) during the First Earn-Out Period, and (C) during the Second Earn-Out Period, at least the sum of: (I) Eight Million Eight Hundred Thousand Dollars ($8,800,000), plus (II) the product of 7.2% multiplied by the First Earn-Out Amount, and capital expenditures shall be no more than One Million Nine Hundred Thousand Dollars ($1,900,000) in the First Earn-Out Period and no more than One Million Six Hundred Fifty Thousand Dollars ($1,650,000) in the Second Earn-Out Period, provided, further, that, with respect to the Theken Disc, (x) RRT shall manage the expenditures for engineering and related costs for the development of the Theken Disc products, but not expenditures for regulatory and clinical affairs activities related thereto (which shall be at the discretion and direction of the Buyer), and (y) the Parties contemplate that Theken Disc is not expected to generate any Trade Sales of Theken Disc products prior to the end of the Earn-Out Period; and
(b) Integra Policies and Procedures. RRT shall manage each of the Theken Companies in accordance with the Buyer’s policies and procedures for “divisional” management and the directives of the Buyer’s Executive Committee and Board of Directors.

Section 7.14.3 Management by Buyer after Closing. After Closing and through the end of the Earn-Out Period, in the event that RRT is no longer employed by Buyer or one of its Affiliates, Buyer shall manage the Company, Therics and Theken Disc in accordance with the nine quarterly budgets as set forth on Exhibit M attached hereto; provided, however, the Parties acknowledge and agree that: (i) should the Closing occur in the middle of a quarter, the first quarterly budget will be prorated to that portion of a calendar quarter remaining until the commencement of the First Earn-Out Period, (ii) such budgets are subject to change based on the actual revenue performance of the Theken Companies over the budgeted periods as contemplated in Section 7.14.5, and (iii) the objective of the Parties is to maximize the revenues of the Company and Therics during such periods subject to certain constraints, including that the Company, Theken Disc and Therics will, on a combined pro forma basis, have EBITIA of: (A) at least Four Hundred Eighty-Four Thousand Dollars ($484,000) for each month prior to the commencement of the Earn-Out Period, (B) at least Eight Million Eight Hundred Thousand Dollars ($8,800,000) during the First Earn-Out Period, and (C) during the Second Earn-Out Period, at least the sum of: (I) Eight Million Eight Hundred Thousand Dollars ($8,800,000), plus (II) the product of 7.2% multiplied by the First Earn-Out Amount, and capital expenditures shall be no more than One Million Nine Hundred Thousand Dollars ($1,900,000) in the First Earn-Out Period and no more than One Million Six Hundred Fifty Thousand Dollars ($1,650,000) in the Second Earn-Out Period, provided, further, that, with respect to the Theken Disc, the Parties contemplate that the Theken Disc is not expected to generate any Trade Sales of Theken Disc products prior to the end of the Earn-Out Period.
Section 7.14.4 Management by Buyer Upon Termination of RRT Employment. In the event that RRT’s employment is terminated by the Company without “Cause” or RRT resigns for “Good Reason” (as such terms are defined in the RRT Employment Agreement) prior to the end of the Earn-Out Period, then, for the period after such termination until the end of the Earn-Out Period:
(a) Replacement Manager. Buyer shall appoint one or more persons with qualifications and compensation comparable to Buyer’s existing “divisional” Presidents (e.g., Brian Larkin, Robert Perrett, and Robert Paltridge) to replace RRT as manager of the Company, Therics and Theken Disc during the Earn-Out Period and to manage such companies in accordance with the provisions of Sections 7.14.1 and 7.14.3.
(b) Meeting Rights. RRT shall have the right to meet with the replacement manager described in Section 7.14.4(a) once each month to discuss the management and performance of the Company, Therics and Theken Disc.
(c) Access to Management of Buyer. RRT shall have the right to meet with at least one member of Buyer’s Executive Committee on a quarterly basis to discuss the management and performance of the Company, Therics and Theken Disc. All such meetings shall take place at Buyer’s corporate headquarters in Plainsboro, New Jersey; provided that twice per year, at RRT’s request, such meeting shall take place in Akron, Ohio.

(d) Access to Information. RRT shall have the right to receive: (i) monthly reports detailing revenue and EBITIA of each of the Company, Therics and Theken Disc as such reports are generated by each Theken Company’s internal accounting system; (ii) qualitative monthly reports relating to the Company, Therics and Theken Disc in the same scope and detail as qualitative monthly reports prepared by John Winge prior to Closing; and (iii) quarterly reports outlining in reasonable detail the product development activities conducted during the quarter by the Company, Therics and Theken Disc.
(e) Access to Customers. RRT shall have the right to meet with a reasonable number of key customers of the Company, Therics and Theken Disc on a periodic basis for the sole purpose of assessing Buyer’s diligence in the pursuit of the Theken Companies’ business objectives set forth above in Section 7.14.3; provided, however, that an employee of Buyer designated by any member of Buyer’s Executive Committee shall be present at each such meeting.
Section 7.14.5 Expenditures Relative to Budgeted Revenue Targets. The Parties acknowledge and agree that (a) if the actual revenue performance of the Theken Companies exceeds the budgeted revenue targets set forth on Exhibit M, then RRT or Buyer, as applicable, shall have the right but not the obligation to increase expenditures above the amounts budgeted therefor, provided that the budgeted “EBITIA” for that period, as set forth on Exhibit M, is achieved, and (b) if the actual revenue performance of the Theken Companies falls below the budgeted revenue targets set forth on Exhibit M, then RRT or Buyer, as applicable, shall reduce total expenditures below the budgeted amounts therefor in order to achieve at least the “EBITIA” amount set forth in Section 7.14.2(a) (iii) for the applicable period
Section 7.14.6 Termination of Management Provisions Upon a Change of Control Event. The Parties acknowledge and agree that the provisions of this Section 7.14 shall terminate upon the occurrence of a Change of Control Event.
ARTICLE VIII.
TAX MATTERS
Section 8.1 Preparation of Tax Returns. The Buyer shall prepare or cause to be prepared (consistent with past practices of the Company, unless a contrary position is required by applicable Tax Law) all Company Tax Returns (including amended Tax Returns), other than IRS Form 1065 and any other partnership income Tax Returns (collectively, the “Partnership Income Tax Returns”), relating to Tax Periods beginning before the Closing Date that are required to be filed after the Closing Date. The Member Representative shall be allowed reasonable time to review and comment on each such Tax Return prepared by Buyer prior to filing and the filing of each such Tax Return shall be subject to the Member Representative’s approval, which shall not be unreasonably withheld, conditioned or delayed. The Buyer shall timely file all such Tax Returns with the appropriate Governmental Authority and, subject to the Members’ indemnification obligations under Article XI, shall pay all Taxes due with respect to such Tax Returns. The Buyer shall be allowed reasonable time to review and comment on each Partnership Income Tax Return relating to a jurisdiction which imposes any Tax on the income of a partnership or limited liability company, and which is to be filed after Closing, prior to filing and the filing of each such Partnership Income Tax Return shall be subject to the Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed. The Buyer shall be solely responsible for preparing and filing all Tax Returns relating to Tax Periods beginning after the Closing Date.

Section 8.2 Transfer Taxes. All Transfer Taxes shall be paid by the Sellers. The Member Representative and the Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Tax Law.
Section 8.3 Cooperation on Tax Matters. The Member Representative and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, Members, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and, subject to Section 11.5, in resolving all disputes and audits relating to Taxes. Such cooperation shall include maintaining and making available to each other all relevant records relating to Taxes, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at any Proceedings relating to Taxes.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
Section 9.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:
Section 9.1.1 There shall not be any applicable Law or Judgment that enjoins or makes the Transactions contemplated hereby illegal or otherwise prohibited.
Section 9.1.2 Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions contemplated by this Agreement shall have expired or shall have been terminated.
Section 9.1.3 The closing of the transactions under each of the Theken Disc Purchase Agreement and the Therics Purchase Agreement shall have occurred concurrently with the Closing of this Agreement.
Section 9.2 Conditions to the Sellers’ Obligations to Effect the Closing. The obligation of the Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Member Representative on behalf of the Sellers or any of them:
Section 9.2.1 Each of the representations and warranties of the Buyer contained herein shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except that (i) those representations and warranties that are qualified as to material, materiality, Buyer Material Adverse Effect or similar expressions shall be true and correct as of the Closing as though made on and as of the Closing and (ii) those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).
Section 9.2.2 The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to which the Buyer is a party that are to be performed or complied with by the Buyer on or prior to the Closing.

Section 9.2.3 The Buyer shall have tendered for delivery the documents and other items to be delivered pursuant to Section 3.2.2 each of which shall be in full force and effect.
Section 9.3 Conditions to the Obligations of the Buyer to Effect the Closing. The obligation of the Buyer to consummate the Transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Buyer:
Section 9.3.1 Each of the representations and warranties of the Sellers contained herein shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except that (i) those representations and warranties that are qualified as to material, materiality, Company Material Adverse Effect or similar expressions shall be true and correct as of the Closing as though made on and as of the Closing and (ii) those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).
Section 9.3.2 The Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to which it is a party that are to be performed or complied with by them on or prior to the Closing.
Section 9.3.3 The Company, the Member Representative and the Sellers shall have tendered for delivery the documents and other items to be delivered by such Parties pursuant to Section 3.2.1, each of which shall be in full force and effect.
Section 9.3.4 All consents, licenses, waivers, approvals and authorizations set forth on Exhibit I shall have been obtained, given or made and shall be in full force and effect.
Section 9.3.5 The Company shall have received: (i) all Permits and consents by Governmental Authorities that are required to be obtained by it pursuant to the terms hereunder for the consummation of the Transactions contemplated hereby; and (ii) any consents by third parties to each of the agreements set forth on Schedule 5.4 of the Company Disclosure Schedule that are required for the consummation of the Transactions contemplated hereby.
Section 9.3.6 Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

ARTICLE X.
TERMINATION
Section 10.1 Termination. This Agreement may be terminated and the other Transactions contemplated hereby may be abandoned at any time prior to the Closing:
Section 10.1.1 by mutual written consent of the Buyer and the Member Representative;
Section 10.1.2 by the Buyer or the Member Representative if: (i) any Governmental Authority shall have issued a Judgment or taken any other final action restraining, enjoining or otherwise prohibiting or making illegal the Closing and/or Transactions contemplated under this Agreement, and such Judgment or other action is or shall have become nonappealable, (ii) by written notice by the Member Representative to the Buyer, or the Buyer to the Member Representative, in the event the Closing has not occurred on or prior to January 31, 2009 for any reason other than delay or nonperformance of the Party seeking such termination, or (iii) if any of the conditions set forth in the proviso contained in Section 7.5.5 of this Agreement shall have been triggered;
Section 10.1.3 by the Buyer if there shall have been (i) a breach by the Company or the Sellers of any of their representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a breach or nonperformance by the Company (prior to the Closing) or the Sellers of any of its or their covenants or agreements contained in this Agreement, such that, in the case of either (i) or (ii) above, the conditions set forth in Sections 9.1 and 9.3 would not be satisfied, and such failure or breach is not cured within ten (10) days following the Buyer’s having notified the Member Representative of the Buyer’s intent to terminate this Agreement pursuant to this Section 10.1.3, provided that the Buyer may not terminate the Agreement pursuant to this Section 10.1.3 if the Buyer is in material breach of its obligations under this Agreement; and
Section 10.1.4 by the Member Representative if there shall have been (i) a material breach by the Buyer of any of the Buyer’s representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a material breach or nonperformance by the Buyer of any of the Buyer’s covenants or agreements contained in this Agreement, such that, in the case of either (i) or (ii) above, the conditions set forth in Sections 9.1 and 9.2 would not be satisfied, and such failure or breach is not cured within ten (10) days following the Member Representative’s having notified the Buyer of Sellers’ intent to terminate this Agreement pursuant to this Section 10.1.4, provided that the Member Representative may not terminate the Agreement pursuant to this Section 10.1.4 if the Company or the Sellers are in material breach of its or their obligations under this Agreement.
Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any Party except (a) as may otherwise be set forth in a mutual written consent entered into pursuant to Section 10.1.1 of this Agreement, or as otherwise set forth in Section 7.2, this Section 10.2, Article XII and Article XIV, and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement. No termination shall affect any right or remedy which has accrued hereunder or under applicable Law prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such party hereunder or under applicable Law in respect of such termination and so that any Party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences therefor.

ARTICLE XI.
INDEMNIFICATION
Section 11.1 Survival of Representations, Warranties and Covenants.
Section 11.1.1 The representations and warranties of the Parties contained herein shall survive the Closing until the date that the Second Earn-Out Statement is required to be delivered pursuant to the terms of Section 2.5.2(a); provided, however, that the representations and warranties of the Parties referenced below (the “Extended Duration Representations”), shall survive as follows:
(a) the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Power and Authority of Seller), Section 4.4 (Ownership of Units), Section 5.1 (Organization and Standing), Section 5.2 (Capitalization), Section 5.3 (Authority; No Violation), Section 5.26 (Vote Required), Section 5.27 (No Broker), Section 6.1 (Organization and Standing), Section 6.2 (Authority; No Violation) and Section 6.4 (No Broker) shall survive indefinitely;
(b) the representations and warranties set forth in Section 5.10 (Tax) and Section 5.13 (Environmental) shall survive until the expiration of the applicable statute of limitations;
(c) the representations and warranties set forth in Section 5.16 (Proprietary Rights) shall survive until the third anniversary of the Closing;
(d) the representations and warranties set forth in Section 5.12 (Health Care Matters) shall survive until the fourth anniversary of the Closing; and
(e) in the case of fraud or intentional misrepresentation by any Party, the representations and warranties of such Party (but only to the extent implicated in such fraud claim or intentional misrepresentation claim) shall survive indefinitely.
Section 11.1.2 The covenants and agreements of the Sellers and the Buyer contained herein shall survive in accordance with their terms.
Section 11.1.3 Any claims under this Agreement with respect to any breach or inaccuracy of any representation and warranty, or any breach or non-performance of any covenant or agreement must be asserted by written notice within the applicable survival period contemplated by this Section 11.1, and if such a notice is given, the survival period for any representation, warranty, covenant or agreement referenced in such notice, and any indemnification obligation with respect thereto, shall continue until the claim is fully resolved and such indemnification obligation, if any, is fully paid and performed. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected or limited by any investigation conducted with respect to, or any knowledge acquired by (or capable of being acquired) at any time by (i) the Sellers, with respect to the representations, warranties, covenants and agreements of the Buyer, or (ii) the Buyer, with respect to the representations, warranties, covenants and agreements of the Sellers or, with respect to any periods through the Closing, the Company, whether before or after the execution and delivery of this Agreement, with respect to any actual or alleged breach or inaccuracy of any representation and warranty, or any actual or alleged breach or non-performance of any covenant or agreement.

Section 11.2 Indemnification.
Section 11.2.1 Several Indemnification by Each Seller. Subsequent to the Closing, and subject to the applicable limitations described below in Section 11.4 and the provisions of Section 11.6, each Seller, severally and not jointly, shall indemnify the Buyer and its respective Affiliates (including, without limitation, the Company), and each of their respective officers, directors, employees, stockholders, members, managers, partners, advisors, agents, heirs, successors and assigns (each, a “Buyer Indemnified Party”) against, and hold each Buyer Indemnified Party harmless from, any Damages incurred by such Buyer Indemnified Party that arise out of or relate to, whether directly or indirectly, any breach or inaccuracy of any representation or warranty made by such Seller under Article IV of this Agreement or in any agreement, certificate or other instrument delivered by such Seller pursuant to this Agreement (without regard to any qualification contained therein as to materiality).
Section 11.2.2 Joint and Several Indemnification by the Sellers. Subsequent to the Closing, and subject to the applicable limitations described below in Section 11.4 and the provisions of Section 11.6, and except with respect to Taxes and matters relating to Taxes (which are addressed under Section 11.5), and except with respect to representations, warranties, agreements, certificates or other instruments delivered by any Seller and that are subject to the indemnification provisions of Section 11.2.1, the Sellers, jointly and severally, shall indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from, any Damages incurred by such Buyer Indemnified Party that arise out of or relate to, whether directly or indirectly:
(a) any breach or inaccuracy of any representation or warranty made by the Company or any of the Sellers contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or any of the Sellers pursuant to this Agreement (without regard to any qualification contained therein as to materiality), excluding representations and warranties made under Article IV (which are addressed under Section 11.2.1) and Section 5.10 (which are addressed under Section 11.5);
(b) any breach or non-performance by the Company (prior to the Closing) or any Seller of any of its or their covenants or agreements contained in this Agreement (excluding Article VIII which is addressed under Section 11.5) or in any agreement, certificate or other instrument delivered by the Company or any Seller pursuant to this Agreement;
(c) any claims made against any Buyer Indemnified Party by or on behalf of any Appreciation Rights Holder, Ex-Appreciation Rights Holder or any former holder of Appreciation Rights of the Company, except and solely to the extent such Damages relate to any breach or non-performance of the Buyer’s payment obligations under Sections 2.3.2(c), 2.4.4(c), 2.4.4 (e), 2.5.1, 2.5.2, 2.5.4 or 11.6.2 hereunder;

(d) any Proceeding or other matter disclosed, or required to be disclosed, on Schedule 5.11.1 or Schedule 5.11.2 of the Company Disclosure Schedule;
(e) any inaccuracy in the Allocation Schedule or the Closing Funds Flow Memo;
(f) any claims related to the matters disclosed on Schedule 5.9.3 of the Company Disclosure Schedule; and
(g) any claims related to the Appreciation Units awards disclosed on Schedule 5.9.9(b) of the Company Disclosure Schedule.
Section 11.2.3 Indemnification by RRT Regarding Theken Disc and Therics. Subsequent to the Closing, and subject to the applicable limitations described below in Section 11.4 and the provisions of Section 11.6, RRT shall indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from, any Damages incurred by such Buyer Indemnified Party that arise out of or relate to, whether directly or indirectly:
(a) any breach or inaccuracy of any representation or warranty made by Theken Disc or the Theken Disc members, as sellers, under the Theken Disc Purchase Agreement or in any agreement, certificate or other instrument delivered by Theken Disc or any of such selling members pursuant to the Theken Disc Purchase Agreement (without regard to any qualification contained therein as to materiality);
(b) any breach or non-performance by Theken Disc (prior to the Closing) or any of the Theken Disc members, as sellers, of any of its or their covenants or agreements contained in the Theken Disc Purchase Agreement or in any agreement, certificate or other instrument delivered by Theken Disc or such selling members pursuant to the Theken Disc Purchase Agreement;
(c) any breach or inaccuracy of any representation or warranty made by Therics or the Therics members, as sellers, under the Therics Purchase Agreement or in any agreement, certificate or other instrument delivered by Therics or any of such selling members pursuant to the Therics Purchase Agreement (without regard to any qualification contained therein as to materiality);
(d) any breach or non-performance by Therics (prior to the Closing) or any of the Therics members, as sellers, of any of its or their covenants or agreements contained in the Therics Purchase Agreement or in any agreement, certificate or other instrument delivered by Therics or such selling members pursuant to the Therics Purchase Agreement;
(e) any inaccuracy in the “Allocation Schedule” or the “Closing Funds Flow Memo” (as such terms are defined in the Theken Disc Purchase Agreement); and
(f) any inaccuracy in the “Allocation Schedule” or the “Closing Funds Flow Memo” (as such terms are defined in the Therics Purchase Agreement).

Section 11.2.4 Buyer’s Indemnification Obligations. Subsequent to the Closing and subject to the applicable limitations described below in Section 11.4, the Buyer shall indemnify Sellers and their respective Affiliates (but excluding the Company), and each of their respective officers, directors, employees, stockholders, members, managers, partners, advisors, agents, heirs, successors and assigns (each, a “Seller Indemnified Party”) against, and hold each Seller Indemnified Party harmless from, any Damages incurred by such Seller Indemnified Party that arise out of or relate to, whether directly or indirectly:
(a) any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement (including under Article VI) or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement (without regard to any qualification contained therein as to materiality); and
(b) any breach or non-performance by the Buyer of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Buyer pursuant to this Agreement.
Section 11.3 Indemnification Process.
Section 11.3.1 Except with respect to Taxes and matters relating to Taxes (which are covered under Section 11.5), any claim by a Buyer Indemnified Party or a Seller Indemnified Party (referred to herein as the “Indemnified Party”) asserted against any other Party to this Agreement (referred to herein as the “Indemnifying Party”) shall be asserted, within the relevant survival period provided for in Section 11.1 above, and resolved in accordance with this Section 11.3. In the event that any Seller is an Indemnifying Party, all notices and other communications shall be delivered to or made by the Member Representative on behalf of such Seller(s); provided however, that notwithstanding anything herein to the contrary, in the event that any Seller is an Indemnifying Party with respect to claims under Section 11.2.1, then the Member Representative and the Seller Indemnifying Party may instruct the Buyer Indemnified Party to deliver and accept notices or other communications to and from the applicable Seller Indemnifying Party.
Section 11.3.2 Any Indemnified Party seeking indemnification hereunder shall, within the relevant survival period provided for in Section 11.1 above, deliver, or cause to be delivered, a written notice (each a “Claim Notice”) to the Indemnifying Party as follows: (i) in the case of a claim for indemnification brought by a Buyer Indemnified Party pursuant to Sections 11.2.1, 11.2.2, 11.2.3 and/or 11.5, the Buyer Indemnified Party shall deliver a Claim Notice to the Member Representative; and (ii) in the case of a claim for indemnification brought by any Seller Indemnified Party pursuant to Section 11.2.4, the Member Representative shall deliver a Claim Notice to the Buyer (it being agreed that the Buyer shall only be obligated to accept Claim Notices from the Member Representative). Each Claim Notice shall describe in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any Proceeding, including any action at law or suit in equity, brought by or against a third Person (a “Third-Party Claim”) as to which indemnification will be sought shall be given promptly after the Indemnified Party first becomes aware of the commencement of the Proceeding; provided, further, that failure to deliver any such Claim Notice shall not affect such Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure; provided, further, any Indemnified Party seeking indemnification shall use good faith efforts to deliver any such Claim Notice within a reasonable period after discovery of the same.

Section 11.3.3 Within fifteen (15) days after delivery of a Claim Notice related to a Third Party Claim, the Indemnifying Party shall have the right, but not the obligation, upon written notice to the Indemnified Party acknowledging in writing its obligation to indemnify the Indemnified Party hereunder against any Damages that may result from such Third Party Claim, to investigate, contest, assume the defense of or settle any such Third Party Claim through counsel of the Indemnifying Party’s choice (such counsel to be reasonably acceptable to the Indemnified Party); provided that the Indemnifying Party may not assume control of the defense of a Third Party Claim (w) involving alleged criminal liability against the Company, Buyer or any of their Affiliates, directors, officers or employees, (x) in which equitable relief is sought against the Indemnified Party (but only with respect to the part of any Third Party Claim seeking equitable relief), (y) in which the maximum amount of the Third Party Claim, together with all other pending claims (whether a Third Party Claim or otherwise), is less than the Deductible, or (z) in which the maximum amount of the Third Party Claim is more than the Cap (it being agreed that this provision (z) shall be applied on an aggregate, not claim-by-claim basis) (items (w) — (z) referred to collectively as the “Non-Assumable Third Party Claims”); provided further that the Indemnified Party may, at its option and at its own expense, participate in (but not control) the investigation, contesting, defense or settlement of any such Third Party Claim through representatives and counsel of its own choosing, cost and expense; provided further, that the Indemnifying Party shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms (other than standard provisions related to confidentiality and similar matters) and includes a complete release of the Indemnified Party from liability or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not be unreasonably withheld, conditioned or delayed. If requested by the Indemnifying Party, the Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim being defended by the Indemnifying Party or, if appropriate and related to such Third Party Claim, in making, at the sole cost and expense of the Indemnifying Party, any counterclaim against the claimant in such Third Party Claim, or any cross-complaint against any Person. The Indemnifying Party’s indemnification obligations shall include payment for the reasonable fees and expenses of counsel employed by the Indemnified Party: (a) in connection with a Third Party Claim for any period during which the Indemnifying Party has failed or refused (or is not permitted) to assume the defense thereof but only to the extent that it is finally determined in accordance with Section 11.7 that the Indemnifying Party was obligated to indemnify the Indemnified Party with respect to such Third Party Claim under this Agreement, and (b) if the Indemnifying Party has assumed the defense thereof, if Indemnified Party reasonably and in good faith concludes, upon the advice of counsel, that it and the Indemnifying Party have a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or different defenses available with respect to such Third Party Claim. The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of, or any Non-Assumable Third Party Claim, with its own counsel and at its own expense.

Section 11.3.4 From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party and subject to the appropriate confidential undertakings, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 11.3 which is designated as confidential by an Indemnified Party.
Section 11.4 Limitation on Indemnity.
Section 11.4.1 Subject to the provisions of Section 11.4.2, with respect to any claims for indemnification (i) by any Buyer Indemnified Party under Section 11.2.1, Section 11.2.2(a) or Section 11.2.3(a) or (c) (other than claims under Section 11.2.2(a) related to any of the Extended Duration Representations defined under Sections 11.1.1(a) or (b), or claims under Section 11.2.3(a) or (c) related to any of the “Extended Duration Representations” defined under Section 11.1.1(a) or (b) of the Theken Disc Purchase Agreement or Section 11.1.1(a) or (b) of the Therics Purchase Agreement, respectively), or (ii) by any Seller Indemnified Party under Section 11.2.4(a) (other than claims under Section 11.2.4(a) related to any of the Extended Duration Representations defined under Section 11.1.1(a)), the Parties agree that the following limitations shall apply:
(a) no such Indemnified Party shall be entitled to make any such claim unless and until the aggregate amount of all Damages suffered by such Indemnified Party exceeds Four Hundred Thousand Dollars ($400,000) (the “Threshold Amount”), whereupon, such Indemnified Party shall be entitled to recover any Damages in excess of Two Hundred Thousand Dollars ($200,000) (the “Deductible”); provided, however, that if an Indemnified Party’s claim for recovery of Damages relates to the Company’s Intellectual Property Rights which are the subject matter of a Delivered Opinion, the Deductible shall be increased by the amount of legal fees actually paid by the Company to obtain the Delivered Opinions, which amount shall not exceed One Hundred Fifty Thousand Dollars ($150,000) (i.e., a maximum Deductible of Three Hundred Fifty Thousand Dollars ($350,000));
(b) the aggregate cumulative liability of the Sellers with respect to any such claims brought by any Buyer Indemnified Party shall not exceed the amount equal to thirty percent (30%) of the sum of (i) the Purchase Price, plus (ii) the Theken Disc Adjusted Purchase Price, plus (iii) the Therics Adjusted Purchase Price; provided, however, that notwithstanding anything in this Agreement, the Theken Disc Purchase Agreement or the Therics Purchase Agreement to the contrary, such amount shall not exceed an aggregate of Sixty Million Dollars ($60,000,000) (the amount calculated in this Section 11.4.1(b), the “Cap”); provided, further, that the aggregate cumulative liability of each Seller (other than RRT) under the Cap shall not exceed thirty percent (30.00%) of the product of the Purchase Price multiplied by such Seller’s “Percentage” as set forth on the

Allocation Schedule, attached as Exhibit A to this Agreement hereto; provided, further, that the aggregate cumulative liability of RRT under the Cap shall not exceed the sum of (i) thirty percent (30.00%) of the product of the Purchase Price multiplied by 90.85% (i.e., RRT’s and the Appreciation Rights Holders aggregate “Percentage” as set forth on the Allocation Schedule, attached as Exhibit A to this Agreement hereto), plus (ii) Five Million Seven Hundred Twenty Thousand Three Hundred Sixteen Dollars ($5,720,316); provided, further, that the aggregate cumulative liability with respect to such indemnification claims pursuant to Sections 11.2.3(a) (other than claims under Section 11.2.3(a) related to any of the “Extended Duration Representations” defined under Section 11.1.1(a) or (b) of the Theken Disc Purchase Agreement) shall not exceed Six Million Dollars ($6,000,000); provided, further, that the aggregate cumulative liability with respect to such indemnification claims pursuant to Sections 11.2.3(c) (other than claims under Section 11.2.3(c) related to any of the “Extended Duration Representations” defined under Section 11.1.1(a) or (b) of the Therics Purchase Agreement) shall not exceed Two Million Four Hundred Thousand Dollars ($2,400,000); and
(c) the aggregate cumulative liability of the Buyer with respect to any such claims brought by any Seller Indemnified Party shall not exceed an amount equal to the Cap.
Section 11.4.2 Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the limitations under Section 11.4.1, including the Threshold Amount, the Deductible and the Cap, shall not apply to (a) any payments (whether Purchase Price, adjustments to the Purchase Price based upon the Final Working Capital Amount or Earn-Out Payments (including any credits to Earn-Out Payments as a result of any Earn-Out Acceleration Payments or otherwise)) owed by the Buyer to the Sellers pursuant to Article II of this Agreement and Section 11.6.2, or (b) any other claims for indemnification by any Indemnified Party not specifically limited pursuant to Section 11.4.1, or (c) any claims for indemnification by any Indemnified Party that arise out of or relate to, whether directly or indirectly, fraud or intentional misrepresentation by the Party against whom such claims for indemnification are made (including any claims for indemnification related to any Extended Duration Representations of such Party defined under Section 11.1.1(e)).
Section 11.4.3 Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, no Buyer Indemnified Party shall be entitled to indemnification hereunder for any claims which such Buyer Indemnified Party has already been fully indemnified pursuant to the terms of the Theken Disc Purchase Agreement or Therics Purchase Agreement.
Section 11.4.4 With respect to any claims for indemnification by any Buyer Indemnified Party under Sections 11.2.2 or 11.5, the aggregate cumulative liability of each Seller (other than RRT) under this Agreement shall not exceed the amount of Purchase Price actually received by such Seller; provided, however, that the limitations under this Section 11.4.4 shall not apply to any claims for indemnification by any Buyer Indemnified Party under Sections 11.2.2(b) or 11.5 against any Seller relating to any breach or non-performance by such Seller of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by such Seller pursuant to this Agreement.

Section 11.5 Tax Indemnification.
Section 11.5.1 Subsequent to the Closing, each Seller, jointly and severally, shall indemnify the Buyer Indemnified Parties against, and hold each of the Buyer Indemnified Parties harmless from: (i) all Liability for Taxes of the Company for all Pre-Closing Tax Periods, except to the extent such Taxes are included as current liabilities in the determination of the Final Working Capital Amount, (ii) any Damages incurred by such Buyer Indemnified Party that arise out of or relate to, whether directly or indirectly, any breach by the Sellers, the Member Representative or their Affiliates of any covenant contained in this Section 11.5 or Article VIII, and (iii) any Damages incurred by such Buyer Indemnified Party that arise out of or relate to, whether directly or indirectly, any breach of any representation or warranty contained in Section 5.10 (without regard to any qualification contained therein as to materiality), except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clauses (i) or (ii) or are Taxes included as current liabilities in the determination of the Final Working Capital Amount. For purposes of this Section 11.5, “Taxes” shall include the amount of Taxes that would have been paid but for (A) income Tax deductions related to payments to the Appreciation Rights Holders at Closing pursuant to the Appreciation Rights Closure Agreements pursuant to Section 2.2 and (B) the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods.
Section 11.5.2 In the case of any Straddle Period: (i) real, personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) of the Company for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (ii) all other Taxes of the Company, including income, sale, use and payroll Taxes, for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the end of the day on the Closing Date.
Section 11.5.3 The Sellers’ indemnification obligation for Taxes for a Pre-Closing Tax Period shall initially be effected by the payment to the Buyer of the excess of (i) the amount of Taxes due for such Pre-Closing Tax Period as evidenced by a Tax Return prepared in accordance with Section 8.1 or other appropriate documentation relating to the resolution of a Tax Claim over (ii) the amount of such Taxes paid by the Sellers at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date, plus the amount of such Taxes included as a current Liability in the determination of the Final Working Capital Amount. In the case of any contested Tax, payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination with respect to such Tax Liability is made by the appropriate Governmental Authority or court.
Section 11.5.4 If a Governmental Authority shall make any claim relating to Taxes that, if successful, might result in an indemnification payment and/or offset pursuant to this Section 11.5 (a “Tax Claim”), the Buyer shall promptly and in any event no more than fifteen (15) days following receipt of such Tax Claim, give written notice of such Tax Claim to the Member Representative, together with copies of all notices and communications relating to such Tax Claim; provided, however, the failure of the Buyer to give such notice shall only relieve the Sellers from their indemnification obligations hereunder to the extent they are actually prejudiced by such failure.

Section 11.5.5 The Member Representative may elect to control all Proceedings at his own expense and may make all decisions with respect to any Tax Claim relating to a Tax Period (or portion thereof) ending on or prior to the Closing Date. Unless the Member Representative so elects, the Buyer shall control all Proceedings and may make all decisions with respect to any Tax Claim relating to a Tax Period (or portion thereof) ending on or prior to the Closing Date. The controlling party shall not settle any such Tax Claim without the other party’s (the Buyer or the Member Representative, as the case may be) consent, which shall not be unreasonably withheld, conditioned or delayed.
Section 11.6 Set-Off Right Against Earn-Out Payments; Unresolved Claims.
Section 11.6.1 Subject to any applicable limitations set forth in Section 11.4, the Buyer shall have the right to deduct from and offset against the First Earn-Out Amount and/or the Second Earn-Out Amount, as the case may be, the amount of any Damages in respect of which it is agreed by the Parties in writing, or otherwise finally determined pursuant to the terms of this Agreement, that any Buyer Indemnified Party is entitled to indemnification hereunder and for which such Buyer Indemnified Party has not already been indemnified (the “Resolved Claim Amount”). For the avoidance of doubt, the Parties agree and acknowledge that the Buyer’s right to deduct any Resolved Claim Amounts from, and offset any Resolved Claim Amounts against, any Earn-Out Payment shall apply to the entirety of the applicable Earn-Out Payment(s) and shall not be allocable to that portion of such Earn-Out Payment(s) payable to any particular Seller(s) or Appreciation Rights Holder(s), regardless of the nature of the indemnification claim that gave rise to such Resolved Claim Amount.
Section 11.6.2 Notwithstanding anything expressed or implied in this Article XI to the contrary, in the event that a Buyer Indemnified Party has (i) delivered to the Member Representative a Claim Notice pursuant to Section 11.3.2, or a notice in respect of any Tax Claim pursuant to Section 11.5.4; and (ii) such indemnification claim has not been fully and finally agreed to or resolved pursuant to this Agreement, including, as applicable, payment in full of any amounts in respect thereof to the Buyer Indemnified Party (each, an “Unresolved Claim”), then with respect to the aggregate amount of any Damages claimed by any Buyer Indemnified Party under an Unresolved Claim (the “Unresolved Claim Amount”), the Parties agree that, with respect to any Unresolved Claim Amount that exists as of the First Earn Earn-Out Payment Date, the Buyer shall be entitled to holdback from the amount of the First Earn-Out Amount otherwise payable hereunder the full amount such Unresolved Claim Amount (it being agreed that in the event that the Unresolved Claim Amount is greater than the amount otherwise payable as the First Earn-Out Payment, the Buyer shall be entitled to holdback (i) the entirety of the amount of the First Earn-Out Amount otherwise payable hereunder and (ii) any excess Unresolved Claim Amounts from the amount of the Second Earn-Out Amount otherwise payable hereunder); and, with respect to any Unresolved Claim Amount that exists as of the Second Earn Earn-Out Payment Date, the Buyer shall be entitled to holdback from the amount of the Second Earn-Out Amount otherwise payable hereunder the full amount of such Unresolved Claim Amount. Upon final agreement by the Parties or other final determination hereunder of any Unresolved Claim, (a) the Buyer shall be entitled to retain for its own account, and deduct from and offset against the applicable Earn-Out Payment(s), any amount of such Unresolved Claim that is finally agreed or determined to be payable to a Buyer Indemnified Party, and/or (b) the Buyer shall, within five (5) Business Days of such final agreement or determination, pay (i) any amount of such Unresolved Claim that is agreed or determined to be payable, plus (ii) an amount equal to interest thereon at Adjusted LIBOR for the period from the date of the holdback through the date of such payment (collectively, an “Excess Holdback Payment”), in accordance with both the Allocation Schedule and Section 2.5.6, (x) to the Member Representative for the benefit of all Sellers, and (y) to the Appreciation Rights Holders.

Section 11.7 Remedies. The indemnification provisions in this Article XI shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent gross negligence, fraud or intentional misrepresentation is proven on the part of a Party by another Party hereto and such rights, claims, causes of action or remedies may not be waived under applicable Law; provided, further, that no Party shall be deemed to have waived its right to enforce this Agreement via litigation in a court of law, or alternatively, any other dispute resolution mechanism agreed upon by the Parties in writing (e.g., arbitration).
ARTICLE XII.
MEMBER REPRESENTATIVE.
Section 12.1 Irrevocable Appointment of Representative. By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints RRT, as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the “Member Representative”) of such Seller with full power of substitution to act in the name, place and stead of such Seller with respect to the terms and provisions of this Agreement and each Ancillary Agreement to which such Seller is a party, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Member Representative shall deem necessary or appropriate, in the Member Representative’s sole discretion, in connection with any of the Transactions contemplated under this Agreement, including the power:
Section 12.1.1 to deliver the membership certificates and other instruments of conveyance which are necessary or desirable to effect the sales of such Seller’s Units;
Section 12.1.2 to execute and deliver all Ancillary Agreements, certificates, and documents which the Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement and the Ancillary Agreements;
Section 12.1.3 to receive and receipt for all payments made by the Buyer to any of the Sellers under this Agreement;

Section 12.1.4 to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Member Representative, in such Person’s sole discretion, deems necessary or advisable in the performance of such Person’s duties as Member Representative and to rely on their advice and counsel;
Section 12.1.5 to incur expenses of sale, including Company Expenses, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing, to deduct from funds received on behalf of the Sellers prior to their distribution to the Sellers any amount which the Member Representative deems necessary for payment of or as a reserve against the Company Expenses, and to pay such fees and expenses or to deposit the same in a bank account established for such purpose;
Section 12.1.6 to receive the Excess Working Capital Amount, if any, for the benefit of all Sellers, and to distribute such Excess Working Capital Amount, if any, to Sellers in accordance with both the Allocation Schedule and Section 2.5.6;
Section 12.1.7 to terminate, amend or waive any provision of this Agreement or any Ancillary Agreement, provided that any such termination, amendment or waiver, if material to the rights and obligations of the Sellers in the reasonable judgment of the Member Representative, shall be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;
Section 12.1.8 to settle all disputes and claims that arise under this Agreement, the Ancillary Agreements or any other agreement, certificate or instrument delivered in connection with this Agreement;
Section 12.1.9 to serve as representative for the Sellers with respect to the Sellers’ rights to receive payment of any portion of the Purchase Price (including any portions of the Earn-Out Payments), and delivering on behalf of the Sellers any notice under this Agreement and the Ancillary Agreements; and
Section 12.1.10 to do or refrain from doing any further act or deed on behalf of the Sellers which the Member Representative deems necessary or appropriate in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.
Section 12.2 Authority of Representative; Reliance.
Section 12.2.1 The appointment of the Member Representative in this Article XII shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative as the act of each of the Sellers in all matters referred to in this Agreement. Each of Sellers hereby ratifies and confirms all that the Member Representative shall do or cause to be done by virtue of the Member Representative’s appointment as the Member Representative of such Seller. The Member Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Member Representative believes to be in the best interest of the Sellers and consistent with the Member Representative’s obligations under this Agreement, but the Member Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Member Representative of the Member Representative’s duties under this Agreement, including any loss or damage resulting from any error of judgment, mistake of fact or Law, or any act done or omitted to be done in good faith, other than loss or damage arising from willful violation of Law or gross negligence in the performance of the Member Representative’s duties under this Agreement.

Section 12.2.2 Each of the Sellers hereby expressly acknowledges and agrees that the Member Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that the Buyer shall be entitled to rely on any and all action taken by the Member Representative under this Agreement or the Ancillary Agreements without liability to, or obligation to inquire of, any of the Sellers. The Buyer is hereby expressly authorized to rely on the genuineness of the signature of the Member Representative on any instrument, certificate or document. Upon receipt of any writing which reasonably appears to have been signed by the Member Representative, the Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing. The Sellers do hereby jointly and severally agree to indemnify and hold the Member Representative harmless from and against any and all liability, loss, cost, damage or expense (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of the Member Representative’s duties under this Agreement except for actions by the Member Representative constituting gross negligence or willful misconduct.
Section 12.3 Successor Representative. In the event that RRT dies or otherwise becomes unable to serve as the Member Representative as contemplated hereunder, then the personal representative of RRT’s person or estate shall automatically succeed as the successor Member Representative (the “Successor Representative”). All provisions applicable to the Member Representative, including, without limitation, the appointment and authority provisions hereof, shall apply with equal force and effect to any Successor Representative.
ARTICLE XIII.
SELLER RELEASE
Section 13.1 Seller Release. Each Seller (a “Releasor”) for himself or itself and its equity holders (to the extent permitted by applicable Law), officers, directors, employees, agents, representatives and each of their respective Affiliates, successors and assigns (collectively, the “Releasing Parties”) hereby unconditionally and forever remises, releases, discharges and holds harmless, the Company and the Buyer and each and every director, manager, officer, employee, agent, representative and Affiliate of the Company and the Buyer and each of their successors and assigns (collectively, the “Released Parties”), of and from any and all actions, Proceedings, claims, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, at law or in equity whether arising under the Operating Agreement, the Company’s articles of organization, or any provision of Ohio Law, including but not limited to the Ohio LLC Act, which any Releasing Party now has or ever might claim to have against any or all of the Released Parties, whether or not currently asserted or known, arising from or relating to any event, dispute or occurrence which arose on or prior to the date hereof, including, without limitation, any Releasing Party’s ownership of any Units of the Company and/or the purchase thereof (collectively, the “Released Claims”).

Section 13.2 Releasor Waiver. Each Releasor, on behalf of himself or itself and the other Releasing Parties, and only as concerns the Released Claims, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor. It is expressly understood and agreed that the releases contained herein are intended to cover and do cover all known facts and/or claims, as well as any further facts and/or claims within the scope of such Released Claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Each Releasor, on behalf of himself or itself and the other Releasing Parties, acknowledges that they may hereafter discover facts in addition to, or different from, those which they now believe to be true with respect to the subject matter of the Released Claims released herein, but agree that they have taken that possibility into account in reaching this Agreement, and that the Released Claims given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which the Releasing Parties expressly assume the risk. In connection with such waiver and relinquishment of Released Claims, each Releasor, on behalf of himself or itself and the other Releasing Parties, hereby acknowledges that they are aware that their attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist with respect to the subject matter of the Released Claims, or any part of this Agreement, but that it is nonetheless their intention to fully, finally and forever settle and release all disputes and differences, known or unknown, suspected or unsuspected, as to the Released Claims.
Section 13.3 Releasor Covenants. Each Releasor covenants, and shall use reasonable best efforts to cause the other Releasing Parties, never to institute any Released Claim whether at law or in equity, against any or all of the Released Parties, in any court or administrative agency or before any other public or private tribunal.
Section 13.4 Releasor Indemnification. Each Releasor severally agrees that if he or it hereafter commences, joins in, or in any manner seeks relief through any action (including, without limitation, any complaint, cross-claim, counterclaim, third-party complaint or interpleader complaint in any jurisdiction or any action before an administrative or regulatory agency, whether against a Party to this Agreement or any third party) arising out of, based upon, or relating to any of the Released Claims released by him or it hereunder, or in any manner asserts against any Released Party any of the Released Claims released hereunder, then such Releasor will indemnify and hold harmless the Released Parties from any settlements, judgments, costs and expenses (including attorneys’ fees and costs) incurred by such person or entity as a result of or in connection with such action.

Section 13.5 Excluded Claims. Notwithstanding anything to the contrary contained herein, in no event shall this general release of Released Claims apply to any Released Claims that (i) may arise from any breach by any of the Released Parties of this Agreement or the Ancillary Agreements, or the failure of the Released Parties to properly perform any obligation or duty arising on the part of any of the Released Parties on or after the date hereof under this Agreement, or (ii) arise from fraud, intentional misrepresentation or gross negligence of the Released Parties.
Section 13.6 Acknowledgment of Understanding by Releasor. Each Releasor acknowledges that such Releasor (i) has received the advice of legal counsel in connection with this Article XIII, (ii) has read and understands that this is a general release of Released Claims and (iii) intends to be legally bound by the same.
ARTICLE XIV.
MISCELLANEOUS
Section 14.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule, any other exhibits, schedules, certificates, lists and documents referred to herein, and any documents executed by the Parties simultaneously herewith or pursuant thereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof.
Section 14.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broadly as is enforceable.
Section 14.3 Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses incurred in connection with this Agreement or the other Transactions contemplated hereby, shall be paid by the Party incurring such fees, costs and expenses.

Section 14.4 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by telecopy (notice deemed given upon confirmation of receipt), (iii) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) Business Day after such mailing, but only if deposited at a U.S. Postal Service office in Ohio or New Jersey) or (iv) delivered by an express courier (with written confirmation) (in which case such notice shall be deemed given on the next Business Day) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Buyer (or the Company after the Closing):
Integra Life Sciences Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536
Facsimile: (609) 275-1082
Attention: Senior Vice President and General Counsel
With a copy (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, IL 60606
Facsimile: (312) 993-9767
Attention: Thomas E. Keim, Jr.
If to any Seller or the Member Representative (or the Company before the Closing):
c/o Randall R. Theken
********
********
Facsimile: ********
With a copy (which shall not constitute notice) sent concurrently to:
Stark & Knoll Co., L.P.A.
3475 Ridgewood Road
Akron, Ohio 44333-3163
Facsimile: (330) 376-6237
Attention: Aaron G. Lepp, Esq.
Section 14.5 Binding Effect; Persons Benefiting; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the Parties hereto; provided, however, that, the Buyer may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) a wholly-owned Subsidiary of the Buyer, in which event all of the rights and powers of the Buyer and remedies available to the Buyer under this Agreement shall extend to and be enforceable by such Subsidiary and provided that Buyer provides the Member Representative with written notice of such assignment within five (5) Business Days of the same, or (ii) subject to Section 2.5.4 of this Agreement, any Person who acquires the Buyer, whether by way of merger or the purchase of all of the Buyer’s outstanding capital stock or substantially all of the Buyer’s assets. In the event of any such assignment and delegation, the term “Buyer” as used in this Agreement shall be deemed to refer to such Subsidiary or successor of the Buyer, as the case may be, where reference is made with respect to actions to be taken with respect to the Transactions, and shall be deemed to include both the Buyer and such Subsidiary or successor of the Buyer, as the case may be, where appropriate. Notwithstanding anything herein to the contrary, irrespective of any assignment under Section 14.5(i) above the original Buyer and assignor under Section 14.5(i) (i.e., Integra LifeSciences Holdings Corporation) shall remain primarily liable for the performance of all of its obligations under this Agreement and the Ancillary Agreements, and as such, the Sellers may seek to enforce this Agreement against Integra LifeSciences Holdings Corporation without first having to seek enforcement against any assignee under Section 14.5(i) above, and furthermore, nothing in this Section 14.5 shall be deemed a waiver of any claim which Sellers might have against Integra LifeSciences Holdings Corporation.

Section 14.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or email transmission of a file in “.pdf” or similar format and upon such delivery, each signature shall be deemed to have the same effect as if the original signature had been delivered to the other Party.
Section 14.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR OTHER AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.7.
Section 14.8 Governing Law; Jurisdiction.
Section 14.8.1 Except as required by the mandatory provisions of the Ohio LLC Act, this Agreement (including any claim or controversy arising out of or relating to this Agreement and the Ancillary Agreements) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

Section 14.8.2 Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Wilmington, Delaware, and any appellate court from any thereof, in any actions or Proceedings arising out of or relating to this Agreement, the Ancillary Agreements and any Transactions contemplated hereby or thereby or for recognition or enforcement of any Judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in such courts, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in such Delaware State court or, if no such state court has proper jurisdiction, the such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or Proceeding in the state or federal courts located in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the state or federal courts located in any such Delaware State or Federal court. Each of the Parties hereto agrees that a final Judgment in any such action or Proceeding may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
Section 14.9 Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States District Court located in Delaware State or in any Delaware State court, in addition to any other remedy to which any Party is entitled at law or in equity.
Section 14.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.
Section 14.11 Waivers. The Member Representative or the Buyer may, by written notice to the other Party hereto: (i) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement; or (iv) waive performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ John B. Henneman, III

	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance and Administration, and Chief Financial Officer

THE COMPANY:

THEKEN SPINE, LLC

By:	Foxtrot-Papa Management Company, LLC
Its:	Manager

	By:	/s/ Randall R. Theken

Randall R. Theken, Manager

SELLERS:

/s/ Randall R. Theken
RANDALL R. THEKEN, individually

/s/ Stanley Gault
STANLEY GAULT

/s/ Gary Clark
GARY CLARK

/s/ Michael Baus
MICHAEL BAUS

/s/ David Briggs
DAVID BRIGGS, Trustee of the David M. Briggs & Associates, Inc. Amended and Restated 401(k) Profit Sharing Plan

AFBS, INC.

By:	/s/ McAlister C. Marshall, II

Name: McAlister C. Marshall, II
Title: Vice President

Acknowledged and Agreed for the purposes of Section 12 hereof as of the date first set forth above:

MEMBER REPRESENTATIVE:

RANDALL R. THEKEN, as Member Representative

By:	/s/ Randall R. Theken

Randall R. Theken

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